     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1998
                                                      REGISTRATION NO. 333-46377

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        AMERICAN MEDICAL PROVIDERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                  8099                                 76-0530185
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)
                                                        8043
                                           (SECONDARY STANDARD INDUSTRIAL
                                            CLASSIFICATION CODE NUMBER)

                                              ------------------------
                                                                            JACK N. MCCRARY
  AMERICAN MEDICAL PROVIDERS, INC.                                 AMERICAN MEDICAL PROVIDERS, INC.
    3555 TIMMONS LANE, SUITE 1550                                    3555 TIMMONS LANE, SUITE 1550
        HOUSTON, TEXAS 77027                                             HOUSTON, TEXAS 77027
           (713) 621-5500                                                   (713) 621-5500
  (ADDRESS, INCLUDING ZIP CODE, AND                      (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
          TELEPHONE NUMBER,                               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
INCLUDING AREA CODE, OF REGISTRANT'S
    PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                                   COPIES TO:

        IVAN WOOD                               DAVID RINGELMAN
  BAKER & HOSTETLER LLP                      BAKER & HOSTETLER LLP
  1000 LOUISIANA, SUITE                      303 EAST 17TH AVENUE,
          2000                                    SUITE 1100
  HOUSTON, TEXAS 77002                      DENVER, COLORADO 80203
     (713) 751-1600                             (303) 861-0600
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                            ------------------------
     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                        AMERICAN MEDICAL PROVIDERS, INC.
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K

            FORM S-4 ITEM                   HEADING OR LOCATION IN
         NUMBER AND CAPTION           INFORMATION STATEMENT -- PROSPECTUS
--------------------------------------------------------------------------
A.  Information about the Transaction

  1.  Forepart of Registration
         Statement and Outside Front
         Cover Page of Prospectus.... Outside Front Cover Page of Prospectus

  2.  Inside Front and Outside Back
         Cover Pages of Prospectus... Inside Front Cover Page of
                                        Prospectus; Available
                                        Information; Table of Contents
  3.  Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information................. Prospectus Summary; Selected Financial
                                        Information; Risk Factors
  4.  Terms of the Transaction....... Prospectus Summary; Description of
                                        Capital Stock
  5.  Pro Forma Financial
         Information.................              *

  6.  Material Contracts with Company
         Being Acquired..............              *

  7.  Additional Information Required
         for Reoffering by Persons
         and Parties Deemed to be
         Underwriters................              *

  8.  Interests of Named Experts and             Legal Matters
         Counsel.....................

  9.  Disclosure of Commission
         Position on Indemnification
         for Securities Act
         Liabilities.................              *

B.  Information about the Registrant

 10.  Information with Respect to S-3
         Registrants.................              *

 11.  Incorporation of Certain
         Information by Reference....              *

 12.  Information with Respect to S-2
         or S-3 Registrants..........              *

 13.  Incorporation of Certain                     *
         Information by Reference....

 14.  Information With Respect to
         Registrants Other than
         S-2 or S-3 Registrants...... Outside and Inside Front Cover Pages;
                                      Available Information; Prospectus
                                      Summary; Risk Factors; Dividend Policy;
                                      Capitalization; Management's Discussion
                                      and Analysis of Financial Condition and
                                      Results of Operations; Business;
                                      Selected Financial Data; Management's
                                      Discussion and Analysis of Financial
                                      Condition and Results of Operations;
                                      Management; Certain Transactions;
                                      Principal Stockholders; Description of
                                      Capital Stock to Financial Statements
C.  Information About Company Being
         Acquired

 15.  Information With Respect to S-3
         Companies...................              *

 16.  Information With Respect to S-2
         or S-3 Companies............              *

 17.  Information With Respect to
         Companies Other Than S-2 or
         S-3 Companies...............              *

D.  Voting and Management Information

 18.  Information if Proxies,
         Consents or Authorizations
         are to be Solicited.........              *

 19.  Information if Proxies,
         Consents or Authorizations
         are not to be Solicited in
         an Exchange Order........... Outside Front Cover Page of
                                        Prospectus; Prospectus Summary
------------
* Answer is negative or item is not applicable.

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                   SUBJECT TO COMPLETION DATED MARCH 16, 1998

                                2,000,000 SHARES

                        AMERICAN MEDICAL PROVIDERS, INC.

                              CLASS A COMMON STOCK
                            ------------------------
     This Prospectus covers the offer and sale of up to 2,000,000 shares of Class A Common Stock, par value $.001 per share ("Common Stock"), of American Medical Providers, Inc. (the "Company"), which the Company may issue from time to time in connection with the future direct and indirect acquisitions of other businesses, properties or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or as otherwise permitted under the Securities Act.

     The Company expects that the terms upon which it may issue the shares in business combination transactions will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired. The Company expects that the shares issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. This Prospectus will be furnished to securityholders of the businesses, properties or securities to be acquired.

     Persons receiving Common Stock in connection with such acquisitions may be contractually required to hold all or some portion of the Common Stock for some period of time. In addition, pursuant to the provisions of Rule 145 under the Securities Act, the volume limitations and certain other requirements of Rule 144 under the Securities Act will apply to resales of those shares by affiliates of the businesses the Company acquires for a period of two years. See "Shares Eligible For Future Sale" and "Plan of Distribution."

     If an acquisition has a material financial effect upon the Company, the Company will file a current report on Form 8-K, or if it is not eligible to incorporate such a report by reference, a post-effective amendment to the Registration Statement of which this Prospectus forms a part, after the acquisition and prior to the consummation of additional acquisitions utilizing this Prospectus, containing financial and other information about the acquisition that would be material to subsequent acquirors of Common Stock offered hereby, including pro forma information for the Company and historical financial information about the acquired company. The Company will also file a current report on Form 8-K, or if it is not eligible to incorporate such a report by reference, a post-effective amendment to the Registration Statement of which this Prospectus forms a part, if an acquisition does not by itself have a material effect upon the Company, but when aggregated with other acquisitions (for which such information has not been filed) since the date of the Company's most recent audited financial statements, would have such a material effect.

     As of February 17, 1998, 650,000 shares of Class B Common Stock were issued and outstanding. In addition, the Company filed a Registration Statement on Form S-1 (Registration No. 333-39441) on November 4, 1997, and Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 on December 31, 1997, Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 on January 22, 1998, Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 dated February 17, 1998 and Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 dated March 9, 1998 (the "IPO Registration Statement"), with the Securities and Exchange Commission (the "Commission") with respect to an initial public offering of Common Stock (the "IPO"). The
IPO Registration Statement has not yet been declared effective. The Company will make application for the Common Stock to be listed for trading on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "AMPZ." As a contingency, pending the receipt of certain waivers to the Nasdaq Stock Market listing requirements, the Company has also applied to have the shares of Common Stock approved for quotation on the American Stock Exchange under the symbol "AMPZ."

     All expenses of this offering (this "Offering") will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares by the Company in business combination transactions, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN
MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is                         , 1998

          46 AFFILIATED PRACTICES SERVING 57 CITIES THROUGH 89 OFFICES

              [MAP OF LOCATIONS OF AFFILIATED PRACTICES' OFFICES]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, OTHER STABILIZING AND SHORT- COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION,
(II) ASSUMES THE MID-POINT OF THE INITIAL PUBLIC OFFERING PRICE RANGE, (III) ASSUMES NO EXERCISE OF ANY OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK, (IV) ASSUMES THAT THE TRANSFERS (THE "TRANSFERS") TO THE COMPANY OF THE OPERATING ASSETS AND RECEIVABLES OR STOCK OF 46 SEPARATE PODIATRIC PRACTICES (THESE INITIAL PRACTICES AND ANY ADDITIONAL PRACTICES TRANSFERRED ARE COLLECTIVELY REFERRED TO AS THE "AFFILIATED PRACTICES") IN EXCHANGE FOR SHARES OF THE COMPANY'S COMMON STOCK, CASH AND/OR THE ASSUMPTION OF CERTAIN INDEBTEDNESS HAS OCCURRED AND (V) ASSUMES THAT THE ANESTHECARE ACQUISITION (AS DEFINED BELOW) HAS OCCURRED. THIS PROSPECTUS CONTAINS SUMMARIES WITH RESPECT TO SELECTED TERMS OF CERTAIN DOCUMENTS. PROSPECTIVE INVESTORS SHOULD REFER TO THE ACTUAL DOCUMENTS SUMMARIZED THAT ARE EXHIBITS TO THE COMPANY'S REGISTRATION STATEMENT FOR COMPLETE INFORMATION CONCERNING THE DOCUMENTS. ALL SUMMARIES HEREIN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE COMPLETE DOCUMENTS.

                                  THE COMPANY

     AMP was founded in August 1996 to provide practice management services and comprehensive foot care delivery systems to podiatric practices throughout the United States. AMP will generate revenue by providing to the Affiliated Practices professional management, marketing expertise, equipment and facilities often unavailable to podiatrists with small practices. The initial 46 Affiliated Practices consist of 66 doctors of podiatric medicine ("DPMs") operating 89 offices located in 7 states serving 57 cities. The Company intends to grow rapidly by affiliating with additional podiatric practices and by making available to the Affiliated Practices services that are ancillary and directly related to the Affiliated Practices' podiatric care.

     The Company has entered into definitive agreements to transfer cash and Common Stock and assume certain liabilities in exchange for stock or certain operating assets and receivables of the Affiliated Practices simultaneous with and as a condition to the closing of the IPO. The DPMs will join regional group practices organized by geographic location (the "Regional Group Practices") and will enter into physician engagement agreements with the Regional Group Practices. AMP will enter into a long-term management agreement with each Regional Group Practice under which AMP will receive fees for its services. The Company will own the operating assets and receivables of the Affiliated Practices, hire the non-physician employees, and otherwise assume the management of each practice. The initial Affiliated Practices were selected based upon their location, size, historical profitability and growth and reputation for high quality care. Based on management's knowledge of the U.S. podiatric industry gained from conversations with DPMs, surveys of the size of other podiatric practice management companies, affiliations and groups, and general industry research, management believes that the initial Affiliated Practices are leading podiatric practices in their respective markets and that, following the Transactions (as defined herein), AMP will be the largest provider of comprehensive podiatric practice management services in the United States.

     A key element of the Company's strategy is to provide ancillary services and facilities to the Affiliated Practices. These ancillary services and facilities are expected to include, among other things, ambulatory surgical centers, anesthesiology, pathology, radiology, MRIs, EKGs, laboratory work, pharmacy, physical history and exams, physical therapy, orthotics, pain management, home care, diabetic wound care, specialty shoes and other retail products. The Company intends to make available some or all of these ancillary services on a regional basis. The Affiliated Practices in each region will primarily or exclusively use AMP's ancillary services, enabling the Company to control the cost, quality and other important aspects of these services. Pursuant to this strategy, AMP has entered into a definitive agreement to purchase certain assets (including the name "AnestheCare, Inc.") of Pyramid Anesthesiology Group, Inc. (the "AnestheCare Acquisition"), an anesthesiology management services organization currently servicing 15 locations in metropolitan Atlanta, Georgia ("AnestheCare"). AnestheCare's current operations and ongoing business relationships will continue after the AnestheCare Acquisition. In addition, after the acquisition, AnestheCare will provide anesthesiology management services to certain of the Regional Group Practices. The Company is also acquiring Bellaire Surgicare, Inc. and Clayton Outpatient Surgical Center, Inc. (the "Ambulatory Surgery Center Acquisitions"), which own surgical centers.

     Podiatry is the practice of medicine whereby DPMs provide preventative, diagnostic, surgical and other foot care to patients. Podiatric care ranges from relatively simple procedures, such as treating foot infections, to complex surgeries, such as reconstructing the bones in the foot. Today, there are approximately 10,700 active DPMs throughout the United States handling 55 million patient visits per year. According to the American Podiatric Medical Association, billing receipts of all DPMs in the United States increased to approximately $2.3 billion in 1995 from approximately $1.3 billion in 1987, a compound annual growth rate of 7.7%.

     AMP's objective is to be the nation's leading provider of management services and comprehensive foot care delivery systems to podiatric practices. To achieve its objective, AMP will employ the following operating strategies: (i) enhance quality of DPM patient care, (ii) achieve operational efficiencies,
(iii) develop Regional Group Practice structure, (iv) provide effective marketing, and (v) implement comprehensive foot care delivery systems. AMP intends to grow rapidly by: (i) growing Affiliated Practices, (ii) developing ancillary provider networks, and (iii) affiliating with new practices.

THE TRANSACTIONS

     Of the 46 Transfers of the initial Affiliated Practices, 45 will be accounted for by the Company under SEC Staff Accounting Bulletin No. 48, "Transfers of Non-Monetary Assets by Promoters or Shareholders" ("SAB 48"), such that the non-monetary assets of these initial Affiliated Practices will be received by the Company at the transferor's historical cost basis for accounting purposes. Following the SAB 48 transactions and the consummation of the offering, AMP will consummate the AnestheCare Acquisition and AMP or a subsidiary will acquire the stock of Dr. Jerald N. Kramer, D.P.M., P.C., one of its Affiliated Practices (the "Kramer Transfer", and together with the other Transfers and the AnestheCare Acquisition, the "Transactions"). Dr. Kramer will receive cash in exchange for stock acquired by the Company in the Kramer Transfer, but Dr. Kramer will not enter into a management services agreement or a physician engagement agreement with a Regional Group Practice. The Ambulatory Surgery Center Acquisitions included in the Transfers, the AnestheCare Acquisition and the Kramer Transfer will not be accounted for under SAB 48. Instead, these and all future individual practice affiliations will be accounted for as purchases at fair market value and are expected to result in purchase prices in excess of net assets acquired (goodwill) which will require subsequent noncash amortization charges for intangible assets in the Company's statements of operations. The aggregate consideration to be paid by the Company in the Transfers is approximately $34.5 million, consisting of (i) approximately $18.3 million payable in shares of Common Stock at the initial public offering price attributed to the net non-monetary assets, (ii) approximately $4.7 million in cash and approximately $156,000 of assumed indebtedness attributed to the net non-monetary assets of the SAB 48 Transfers, (iii) $4.3 million in cash attributed to the net monetary assets of the SAB 48 Transfers, (iv) approximately $4.1 million payable in shares of Common Stock at the initial public offering price, approximately $1.0 million in cash, and approximately $500,000 of assumed indebtedness attributed to the Ambulatory Surgery Center Acquisitions which are included in the Transfers but not accounted for under SAB 48, and (v) approximately $1.4 million in cash attributed to the Kramer Transfer. The consideration to be paid by the Company to AnestheCare is approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and a number of shares of Common Stock equal to $500,000 valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. Proceeds from the IPO will be used to pay the cash portion of the consideration.

     The Company's principal executive offices are at 3555 Timmons Lane, Suite 1550, Houston, Texas 77027, and its telephone number is (713) 621-5500.

                                  THE OFFERING

Common Stock offered by the Company.....  2,000,000 shares of Common Stock to be issued by the Company in connection with the acquisition of businesses, properties or securities in business combination transactions.

Common Stock to be outstanding after the
  Offering..............................  7,778,322 shares(1)

Class B Common Stock to be outstanding
  after the Offering....................  650,000 shares

Voting rights...........................  Holders of Common Stock of the Company are entitled to one vote per share and the holders of Class B Common Stock of the Company are entitled to two-thirds (2/3) of a vote per share. The Company's Bylaws authorize a
                                          Board of Directors consisting of seven directors. Holders of Common Stock are entitled to elect as a class six members of the Board of Directors and the holders of the Class B Common Stock are entitled to elect as a class the remaining member of the Board of Directors; provided however, that if
                                          65% or more of the Class B Common Stock outstanding on the date of the
                                          Prospectus included in the IPO Registration Statement (the "IPO
                                          Prospectus") has been converted into Common Stock, the Class B Common
                                          Stock shall no longer have the ability to elect a director as a class. The
                                          Common Stock and Class B Common Stock possess ordinary voting rights and vote together as a single class in respect of all other corporate matters.
                                          See "Description of Capital Stock.". The Common Stock and Class B Common
                                          Stock possess ordinary voting rights and vote together as a single class in respect of all other corporate matters. See "Description of Capital
                                          Stock."

Conversion of the Class B Common
  Stock.................................  CONVERSION RATIO.  The Class B Common Stock is convertible into Common
                                          Stock, at the option of the holder thereof, upon the occurrence of a
                                          Conversion Event (as defined below). The maximum number of shares of Common
                                          Stock that may be issued upon conversion of the Class B Common Stock is
                                          1,950,000. The Class B Common Stock converts into Class A Common Stock on a share-for-share basis, provided however, that if the Common Stock reaches certain average closing prices over 15 consecutive trading days during the next six years on the Nasdaq National Market, other over-the-counter market or an exchange, as then applicable (the "Trading Market") then, as set forth below, the conversion ratio with respect to a certain number of shares of Class B Common Stock will immediately change so that such shares will thereafter be convertible into Common Stock at the ratio of three shares of Common Stock for each share of Class B Common Stock (each such share an "Adjusted Conversion Share").

                                          CONVERSION ADJUSTMENT.  On the date that the average closing price on the
                                          Trading Market for the preceding 15 consecutive trading days (the

                                       5

                                          "Average Price") exceeds 150% of the price to the public in the IPO,
                                          130,000 of the issued shares of Class B Common Stock will immediately become Adjusted Conversion Shares (and subject to the new 3-for-1 conversion ratio). Thereafter, the remaining 520,000 shares of Class B
                                          Common Stock will become Adjusted Conversion Shares in four remaining increments of 130,000 shares of Class B Common Stock each (20% of the total number of shares of Class B Common Stock issued) upon the attainment of new
                                          Average Prices. The Average Prices applicable to each new 20% increment will equal 120% of each immediately preceding Average Price applicable to the preceding 20% increment. Therefore, the five Average Prices at which each of the five total increments shall automatically become Adjusted
                                          Conversion Shares are $16.50, $19.80, $23.76, $28.51 and $34.21,
                                          respectively. Upon a Conversion Event, each holder of Class B Common Stock will have the right to have each share of Class B Common Stock converted into that number of shares of Common Stock as each such share is entitled to based upon the Average Prices achieved, if any. Any additional Average
                                          Price attained after the occurrence of a Conversion Event will continue to act to create Adjusted Conversion Shares, as applicable. If any shares of
                                          Class B Common Stock are outstanding on the sixth anniversary of the IPO, such shares will automatically convert into a number of shares of Common
                                          Stock based upon the conversion ratio then applicable for such shares.
                                          Thus, on such anniversary if a portion of the shares of Class B Common
                                          Stock have become Adjusted Conversion Shares and a portion of the shares of
                                          Class B Common Stock are not Adjusted Conversion Shares, the Adjusted
                                          Conversion Shares shall be converted on a three-for-one basis and the non-Adjusted Conversion Shares shall be converted on a one-for-one basis.
                                          Shares of Class B Common Stock held by a holder shall automatically convert into Common Stock immediately prior to the disposition of such shares of
                                          Class B Common Stock by such holder.

                                          CONVERSION EVENTS.  A Conversion Event shall be deemed to have occurred (i)
                                          in the event of a disposition of such share of Class B Common Stock by the holder thereof (excluding dispositions to such holder's affiliates), (ii)
                                          in the event any person not affiliated with the Company acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the
                                          Company, (iii) in the event any person not affiliated with the Company offers to acquire 15% or more of the outstanding shares of capital stock of the Company, (iv) in the event the holder of such shares elects to so convert at any time after the second anniversary of the date of the IPO,
                                          (v) on the sixth anniversary of the date of the IPO, or (vi) in the event the holders of a majority of the outstanding shares of Common Stock approve such conversion. In addition, the Company may elect to convert any outstanding shares of Class B Common Stock into shares of Common Stock in the event 95% or more of the outstanding shares of Class B Common Stock as of the date of the IPO have previously been converted into shares of Common
                                          Stock.

                                       6

Proposed Nasdaq National Market
  symbol(3).............................  "AMPZ"

------------
(1) Includes 3,700,000 shares of Common Stock issued in connection with the Company's IPO, 2,078,332 shares of Common Stock issued in connection with the Transactions, but excludes 464,500 shares of Common Stock issuable upon exercise of outstanding options issued pursuant to the Company's 1997 Incentive and Non-Qualified Stock Option Plan to purchase Common Stock at the initial public offering price, and 555,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option. The actual number of shares issued in connection with the Transactions will be determined by dividing $22,861,652 by the initial public offering price. In the event the price to the public is higher than the mid-point of the estimated initial public offering price range, the aggregate number of shares will be reduced accordingly, and in the event the price to the public is lower, the aggregate number of shares will be increased accordingly. See "Management -- Incentive and Non-Qualified Stock Option Plan" and
    "Certain Transactions -- Affiliated Practices."

(2) The Class B Common Stock may be convertible into an aggregate of 1,950,000 shares of Common Stock. See "The Offering -- Conversion of Class B Common Stock."

(3) As a contingency, pending the receipt of certain waivers to the Nasdaq Stock Market listing requirements, the Company has also applied to have the shares of Common Stock approved for quotation on the American Stock Exchange under the symbol "AMPZ."

FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS, INCLUDING STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS" AND
WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS." THESE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY OR ITS INDUSTRY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.

     THESE RISK FACTORS INCLUDE, AMONG OTHERS, THE LIMITED COMPANY AND COMBINED OPERATING HISTORY, DEPENDENCE ON CERTAIN OPERATIVE AGREEMENTS, DEPENDENCE ON REGIONAL GROUP PRACTICES, DEPENDENCE ON IMPLEMENTATION AND INTEGRATION OF INFORMATION SYSTEMS, DEPENDENCE UPON KEY PERSONNEL, DEPENDENCE ON IMPLEMENTATION OF GROWTH STRATEGY, MOVEMENT TOWARD MANAGED CARE, CHANGES IN PAYMENT FOR MEDICAL SERVICES, POTENTIAL ADVERSE CONSEQUENCES OF GOVERNMENT REGULATION, FUTURE HEALTH CARE REFORM, COMPETITION, NEED FOR ADDITIONAL FUNDS, LIABILITY AND INSURANCE RISKS ASSOCIATED WITH PODIATRIC PRACTICES, NO PRIOR PUBLIC MARKET FOR THE COMMON STOCK, THE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE, SUBSTANTIAL PROCEEDS OF THE OFFERING PAYABLE TO AFFILIATED PRACTICES AND AFFILIATES, CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS, CERTAIN ANTI-TAKEOVER PROVISIONS IN THE COMPANY'S ARTICLES AND BYLAWS, IMMEDIATE AND SUBSTANTIAL DILUTION TO INVESTORS IN THE COMMON STOCK, NO INTENT TO PAY DIVIDENDS, AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL ELSEWHERE IN THIS PROSPECTUS, INCLUDING UNDER THE CAPTIONS "PROSPECTUS SUMMARY" AND "RISK FACTORS." GIVEN THESE UNCERTAINTIES, POTENTIAL INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY OF THESE FACTORS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                             SUMMARY FINANCIAL DATA

     THE FOLLOWING INFORMATION IS DERIVED FROM THE FINANCIAL STATEMENTS OF THE COMPANY INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS INDICATED, THIS INFORMATION DOES NOT REFLECT THE EFFECTS OF THE TRANSACTIONS OR THE IPO. FOR CERTAIN INFORMATION CONCERNING THE TRANSACTIONS, SEE NOTE 5 OF NOTES TO FINANCIAL STATEMENTS OF THE COMPANY AND UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND THE NOTES THERETO.

                                              PERIOD FROM
                                        INCEPTION (AUGUST
                                           9, 1996) TO       FOR THE YEAR ENDED
                                        DECEMBER 31, 1996    DECEMBER 31, 1997
                                        -----------------    ------------------
STATEMENT OF OPERATIONS DATA(1):
Revenues.............................      $  --                $  --
Expenses.............................        1,436,441             2,706,255
                                        -----------------    ------------------
Net loss.............................      $(1,436,441)         $ (2,706,255)
                                        =================    ==================

                                             DECEMBER 31, 1997
                                       ------------------------------
                                         HISTORICAL    AS ADJUSTED(2)
                                       --------------  --------------
                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents............  $     --        $   12,890,000
Working capital (deficit)(3).........      (3,117,512)     15,986,000
Total assets(4)......................       4,194,238      30,130,000
Long-term debt.......................        --               656,000
Stockholders' equity (deficit).......      (2,610,677)     28,508,000
------------
(1) The Company has conducted no significant on-going, non-developmental business operations to date and will not conduct significant business operations until the affiliation of the Company with the initial Affiliated Practices and the IPO are completed. Pursuant to a reimbursement and assumption agreement (the "Reimbursement and Assumption Agreement") dated January 20, 1998 between the Company and AFC, the Company will reimburse the affiliation-related expenses incurred by AFC since May 1996, including AFC's payroll, travel and entertainment, office equipment and professional fees. AFC currently holds 365,625 shares of Class B Common Stock which management plans to distribute to AFC members approximately 180 days after consummation of the IPO.

(2) As adjusted gives effect to the Transactions, the sale of 3,700,000 shares of Common Stock offered by the Company in the IPO, and the application of the estimated net proceeds therefrom.

(3) The historical balance includes $4.0 million due to AFC as of December 31, 1997, which will be repaid upon consummation of the IPO. The Company expects this amount due to AFC to be approximately $6.0 million upon the anticipated closing date of the Offering.

(4) The Company will record the non-monetary assets transferred to the Company in connection with the Transfers, excluding the Ambulatory Surgery Center Acquisitions and the Kramer Transfer, at the historical cost basis of the transferors. Monetary assets transferred as well as the AnestheCare Acquisition, the Kramer Transfer and the Ambulatory Surgery Center Acquisitions will be accounted for in a method similar to purchase accounting.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. A PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO PURCHASE THE COMMON STOCK OFFERED HEREBY AND, IN PARTICULAR, THE FOLLOWING FACTORS:

     LIMITED COMPANY AND COMBINED OPERATING HISTORY. The Company was incorporated in August 1996 and has no history of operations or earnings. Certain members of the Company's management group have been assembled recently. As a result of the Transfers, certain members of AMP expect to be responsible for the management of all non-medical aspects of the operations and all non-physician employees of the initial Affiliated Practices. There can be no assurance that such persons will be able to effectively manage the initial Affiliated Practices or oversee the implementation of the Company's operating, growth and business strategies. Further, there can be no assurance that management will be able to operate the Company successfully, manage the initial Affiliated Practices' operations, achieve any cost savings as a result of the Transactions or institute the necessary systems and procedures to manage the Company on a profitable basis. The inability of the Company to successfully integrate or operate the Affiliated Practices could have a material adverse effect on the Company's business, financial condition and results of operations and make it unlikely that the Company's affiliations with the Affiliated Practices will be successful.

     Prior to the IPO, the initial Affiliated Practices were not under common control or management and have operated as separate, independent entities. As a result, the financial results of the respective initial Affiliated Practices prior to the IPO will not necessarily be similar to the results of the initial Affiliated Practices after the IPO. The Company may experience delays, complications and expenses in implementing, integrating and operating such initial Affiliated Practices, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON OPERATIVE AGREEMENTS. To effect AMP's affiliation with the Affiliated Practices, the following agreements have been entered into or will be entered into (collectively, the "Operative Agreements"): (i) Business Purchase Agreements and/or Stock Purchase Agreements by and between the Affiliated Practices and the Company; (ii) Management Agreements by and between the Regional Group Practices and the Company; (iii) Physician Engagement Agreements by and between the Regional Group Practices and each owner of an Affiliated Practice; and (iv) employment agreements between the Regional Group Practices and each non-owner DPM. The consummation of the affiliations with the Affiliated Practices and the subsequent viability of the Company are dependent on the initial and continuing enforceability of the Operative Agreements. While the Company has attempted to structure the Operative Agreements in accordance with applicable law, there can be no assurance that the enforceability of certain non-compete and other provisions contained in the Operative Agreements will not be successfully challenged. Further, because each of the Physician Engagement Agreements is between a Regional Group Practice and an owner of the Affiliated Practices, there can be no assurance that the parties thereto will not terminate or amend the terms and conditions of such agreements. See "Business -- Purchase Agreements," " -- Management Agreements" and " -- Physician Engagement Agreements."

     DEPENDENCE ON REGIONAL GROUP PRACTICES. The Company's operations will be entirely dependent upon its continued ability to negotiate and enter into management services agreements (the "Management Agreements") with Regional
Group Practices and upon the success of such practices. The Company expects to receive management fees for services provided to Regional Group Practices under the Management Agreements, but will not employ podiatrists or control or own the medical practice of Regional Group Practices. The Management Agreements have 40-year terms but are subject to prior termination by the Regional Group Practice or the Company for, among other things, a default in the performance of a material duty or obligation. There can be no assurance that the initial Regional Group Practices will maintain successful practices, that Management Agreements will not be terminated or that any of the key DPMs in a particular Regional Group Practice will continue affiliation with any Regional Group Practice. In addition, if the service fee varies by more than 5% over or under the adjusted service fee (as defined), then the service fee may be adjusted quarterly upon the mutual agreement of the Regional Group Practice and the Company, on a prospective basis only, (without a floor or ceiling on the adjustment) to reflect the fair value of the management services provided. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview." Any termination of such Management Agreements or affiliation, the inability of the Regional Group Practices to generate sufficient patient revenue, or the downward adjustment of management fees to reflect the fair value of services provided by the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

     Some of the initial Regional Group Practices will derive, and any additional Regional Group Practices may derive, a significant portion of their revenue from a limited number of DPMs. Particularly, because none of the DPMs in the initial Regional Group Practices will have previously entered into management arrangements similar to those embodied in the Company's Management Agreements, there can be no assurance that the Company or the Regional Group Practices will maintain cooperative relationships with these key DPMs. In addition, there can be no assurance that key members of a Regional Group Practice will not retire, become disabled or otherwise become unable or unwilling to continue practicing their profession with a Regional Group Practice. The loss by a Regional Group Practice of one or more key members would have a material adverse effect on the revenue of such Regional Group Practice and, thus, on the Company. The material loss of revenue by any Regional Group Practice could have a material adverse effect on AMP.

     Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based on established health care provider and hospital charges and are generally higher than Medicare payment rates. A change in the patient mix of any Regional Group Practice that results in a decrease in patients covered by private insurance could have a material adverse effect on the Regional Group Practice and, as a result, on the Company.

     DEPENDENCE ON IMPLEMENTATION AND INTEGRATION OF INFORMATION SYSTEMS. A key element in the Company's business strategy is implementing new sophisticated management information systems. The Company expects to have these systems operating at the time of the Offering to perform billing and collection services for all Affiliated Practices and to complete hardware and software deployment of the systems to most Affiliated Practices within approximately 90 days after the Offering. The Company's success is dependent upon its ability, within a reasonable period of time, to implement its new management information systems and to integrate these systems into the initial Regional Group Practices' and the Affiliated Practices' existing operational, financial and clinical information systems. In addition to their integral role in helping the Regional Group Practices realize operating efficiencies, these systems are critical to negotiating, pricing and managing managed care contracts. The Company will need to continue to invest in and administer sophisticated management information systems to support these activities. AMP may experience unanticipated delays, complications and expenses in implementing, integrating and operating these systems. Furthermore, these systems may require modifications, improvements or replacements as the Company expands or if new technologies become available. These modifications, improvements or replacements may require substantial expenditures and may require interruptions in operations during periods of implementation. The Company's failure to successfully implement and maintain operational, financial and clinical information systems on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE UPON KEY PERSONNEL. The Company is highly dependent upon its three executive officers, Jack McCrary, Wayne Bertsch, and Randy Johnson, and other key personnel, for the management of the Company, the Affiliated Practices and the implementation of its business strategy. The Company has entered into employment contracts and non-compete agreements with these executive officers and others. Due to the likely difficulty in finding suitable replacements for these individuals, the loss of the services of any of these persons or the Company's inability in the future to attract and retain management or other key personnel could have a material adverse effect on the Company. AMP does not have key man insurance for any of its executive officers or other key personnel.

     DEPENDENCE ON IMPLEMENTATION OF GROWTH STRATEGY. One of the Company's principal strategies is to acquire the operating assets and receivables or stock of certain Affiliated Practices in targeted markets which meet its affiliation criteria and to enter into management services contracts with the Regional Group

Practices. The Company's growth strategy also involves expanding the Affiliated Practices and, to the extent permitted by applicable law, contracting with or acquiring ancillary facilities and providers, to provide services such as ambulatory surgical centers, anesthesiology, pathology, radiology, MRIs, EKGs, laboratory work, pharmacy, physical history and exams, physical therapy, orthotics, pain management, home care, diabetic wound care, specialty shoes and other related retail products. The process of (i) identifying appropriate DPM group practices, DPMs and ancillary providers and facilities and (ii) proposing, negotiating and implementing economically attractive affiliations with them is lengthy, complex and costly. The failure of the Company to identify and effect additional practice affiliations would have a material adverse effect on the Company. Moreover, there can be no assurance that future practice affiliations, if any, will contribute to the Company's profitability. Further, such arrangements involve a number of risks, including diversion of management's attention, dependence on hiring, training and retaining key personnel, and risks associated with the assumption of certain contingent legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Affiliated Practices will achieve anticipated revenues and earnings or that suitable additional practice affiliations can be accomplished on terms favorable to the Company or that financing, if necessary, can be obtained for such affiliations.

     The Company's ability to implement its growth strategy is also dependent upon the Company's and the Regional Group Practices' ability to (i) adapt the Company's arrangements with the Regional Group Practices to comply with current and future legal requirements, including state prohibitions on (a) fee-splitting, (b) corporate practice of medicine, (c) referrals to facilities in which physicians have a financial interest, and (d) kickbacks, (ii) obtain regulatory approvals and certificates of need, where necessary, and (iii) comply with licensing requirements applicable to physicians and to facilities operated, and services offered, by physicians. There can be no assurance that application of current laws or changes in legal requirements will not adversely affect the Company or that the Company or its Regional Group Practices will be able to obtain and maintain all necessary regulatory approvals and comply with applicable laws, regulations and licensing requirements.

     AMP is highly dependent upon the revenue stream, in the form of management fees, that it expects to receive under the Management Agreements. In addition, AMP will pay the liabilities of certain Affiliated Practices in connection with the Transfers. Failure by the Regional Group Practices to generate sufficient management fees to permit AMP to pay such liabilities could have a material adverse effect on AMP's business, financial condition and results of operations. In addition, failure by the Regional Group Practices to calculate or pay the management fees required, whether by mistake, fraud or otherwise, would have a material adverse effect on AMP.

     In addition, AMP expects to make loans to the Regional Group Practices to enable them to make loans to certain DPM owners in Affiliated Practices after the date of the IPO in order to assist them in temporarily replacing any earnings reductions incurred as a result of the Transfers. Such loans will not affect the calculation and payment of the management fee and all rights and claims by the Company with respect to its management fees and loans made by the Company to the Regional Group Practices and/or owner DPMs on behalf of the Regional Group Practices will be secured by a perfected first lien security interest in the accounts receivable of the Regional Group Practices. The loans to each of the owner DPMs will be limited to an amount equal to (i) an advance on the first monthly draw of such DPM, (ii) the difference between 90% of the average monthly compensation of such DPM in the year prior to the IPO and the current period's levels of distributions from the practice for the first three months after the IPO and (iii) the difference between 80% of the average monthly compensation of such DPM in the year prior to the IPO and the current period's level of distributions for the second three months after the IPO. The loans will only be available to owner DPMs for the first six months of the DPM's engagement by the Regional Group Practice. Funds advanced by the Company to the Regional Group Practices to make such loans are required to be repaid to the Company by the Regional Group Practice although there can be no assurance such owner DPMs will repay any such loans or that the Regional Group Practices will be able to repay funds advanced by the Company. See Unaudited Pro Forma Combined Balance Sheet and the Notes thereto, "Certain

Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

     MOVEMENT TOWARD MANAGED CARE. An increasing percentage of patients have entered into health care coverage arrangements with managed care payors in recent years. AMP believes that its success will be dependent upon its ability to negotiate contracts on behalf of the Regional Group Practices with HMOs, employer groups and other private third party payors. Many such managed care or other third party payors already have existing provider structures in place and may not be able or willing to change their provider networks. Managed care and third party payors have established primary care providers who often have considerable discretion over who delivers various medical services, including the provision of podiatric services. Many such third party payors do not recognize DPMs as primary care providers. Therefore, many non-DPM physicians, acting as primary care providers, may elect to (i) perform podiatric services themselves, (ii) contract with other podiatrists or podiatric practices which are not Affiliated Practices, or (iii) contract with other providers, such as orthopedists. The inability of AMP to establish or maintain arrangements on behalf of the Regional Group Practices with third party providers could have a material adverse effect on the Company.

     CHANGES IN PAYMENT FOR MEDICAL SERVICES. The Company anticipates that the Regional Group Practices will be licensed under applicable state law and certified as providers under the federal Medicare program and state Medicaid programs. These programs are highly regulated and subject to frequent and substantial changes. In recent years, basic changes in Medicare reimbursement programs have resulted, and are expected to continue to result, in reduced levels of reimbursement for individuals covered by these programs. Changes in Medicare and Medicaid reimbursement rates, policies or practices could adversely affect the Company.

     In certain instances, AMP may seek to negotiate special fee arrangements with respect to third party payors on behalf of regional podiatric care networks consisting of Regional Group Practices affiliated with the Company and other physicians or group practices willing to permit the Company to negotiate on their behalf. In these instances, the Company expects that future payor contracts entered into on behalf of the Regional Group Practices and any related physician networks may include capitated fee arrangements. Under these types of contracts, a health care provider agrees either to accept a predetermined dollar amount per member per month in exchange for undertaking to provide all covered services to patients or to provide treatment on an episode-of-care basis. These health care providers bear the risk, generally subject to certain loss limits, that the aggregate costs of providing medical services will exceed the premiums received. In these instances, agreements may also contain "shared risk" provisions under which affiliated physicians may earn additional compensation based on utilization control of institutional, ancillary and other services by patients, and the Regional Group Practices may be required to bear a portion of any loss in connection with these "shared risk" provisions. To the extent that patients or enrollees covered by these contracts require more frequent or more extensive care than anticipated, there could be a material adverse effect on a Regional Group Practice and, therefore, on the Company. Any material reduction or elimination of earnings to the Regional Group Practices could have a material adverse effect on the Company.

     If, as a result of special fee arrangements that the Company may negotiate on behalf of the Regional Group Practices or may enter into in the future with third-party payors, the Company is deemed to assume certain risks related to the cost of services provided in connection with capitated fee arrangements, episode-of-care treatment, shared risk agreements or the like, the Company could be viewed by federal or state regulatory authorities to be engaged in the business of insurance. If so, the Company might be required to obtain a license to act as an insurer in certain states and to restructure some or all of its operations to comply with the insurance laws of certain states.

     POTENTIAL ADVERSE CONSEQUENCES OF GOVERNMENT REGULATION. The delivery of podiatric care services and health care generally are subject to extensive federal and state regulation. The Company believes that its operations are and will be conducted in material compliance with applicable laws. However, the Company has not received or applied for an opinion from any federal or state judicial or regulatory authority to this effect, and many aspects of the Company's business operations to date have not been the subject of state or federal regulatory interpretation. There can be no assurance that a review of AMP's operations by federal or state judicial or regulatory authorities will not result in a determination that AMP or one or more of its Regional Group Practices have violated one or more provisions of federal or state law. Any such determination could have a material adverse effect on the Company.

     The fraud and abuse provisions of the Social Security Act and anti-kickback laws and regulations adopted by many states prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration in return for, or as an inducement to, certain referrals of patients, items or services. Provisions of the Social Security Act impose significant penalties for false or improper billings for services reimbursable by Medicare, Medicaid or other federally-funded programs. In addition, the Stark amendments to the Social Security Act impose specific restrictions on physicians' referrals for designated health services reimbursable by Medicare, Medicaid or other federally-funded programs to entities with which the physicians have financial relationships. The federal government has also recently extended its statutory prohibitions to include the relationship between health care providers and any health care benefit programs, including non-governmental health care programs (such as HMOs, PPOs or standard indemnity insurance).

     Violations of any of these laws may result in substantial civil or criminal penalties, including large civil monetary penalties and, in the case of violations of certain federal laws, exclusion from participation in the Medicare, Medicaid or other federally-funded programs. Such exclusion and penalties, if applied to the Company or the Regional Group Practices, would have a material adverse effect on the Company.

     The laws of many states prohibit business corporations, such as the Company, from practicing medicine or exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting fees with physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Violations of these laws could result in censure or the revocation of the license of affiliated physicians, civil or criminal penalties, including large civil monetary penalties, or other sanctions. In addition, a determination in any state that AMP is engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any Management Agreement between AMP and a Regional Group Practice located in such state unenforceable or subject to modification, which could have a material adverse effect on AMP.

     Expansion of the Company's operations into certain jurisdictions may require modification of the Company's form of relationship with its Regional Group Practices, which could have a material adverse effect on the Company. Furthermore, the Company's ability to expand into, or to continue to operate within, certain jurisdictions may depend on the Company's ability to modify its operational structure to conform to such jurisdictions' regulatory framework or to obtain necessary approvals, licenses and permits. Any such limitation on the Company's ability to expand could have a material adverse effect on the Company. See "Business -- Government Regulations."

     FUTURE HEALTH CARE REFORM. In addition to extensive existing government health care regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. These initiatives include reductions in Medicare and Medicaid payments, trends in adopting managed care for Medicare and Medicaid patients, regulation of entities that provide managed care and additional prohibitions on ownership by health care providers, directly or indirectly, of facilities to which they refer patients. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislators or third party payors may take in anticipation of or in response to any health care reform proposals or legislation. Aspects of certain of these health care proposals, if adopted, could have a material adverse effect on the Company.

     COMPETITION. The business of providing podiatric services is highly competitive in each of the Company's markets. The Company believes that changes in governmental and private reimbursement policies, among other factors, have resulted in increased competition among providers of medical services to patients. Each of the Regional Group Practices faces competition from other podiatrists in the communities served, some of which have more established practices in the market. There can be no assurance that the Regional Group Practices will be able to compete effectively in the markets they serve. In addition, there is significant competition for the affiliation with podiatric practices and such competition may limit the availability of suitable practices with which the Company may be able to affiliate. Generally, there are no significant barriers to potential competitors entering the industry or pursuing a business strategy similar to the Company's. Several companies with established operating histories and greater resources than the Company, including physician practice management companies and some hospitals, clinics and HMOs, are pursuing activities similar to those of the Company. There can be no assurance that the Company will be able to compete effectively with these companies, that additional competitors will not enter the market or that this competition will not make it more difficult and costly to acquire the assets of, and provide management services to, podiatric practices on terms beneficial to the Company. See "Business -- Competition."

     NEED FOR ADDITIONAL FUNDS. The Company expects funds available to it from the proceeds of the IPO, cash from operations and its expected credit line to fund its operations for approximately twelve months, although this cannot be assured. The Company has received from a major international financial institution a commitment for a $30.0 million, three-year revolving credit facility to help fund its working capital needs, capital expenditures and practice affiliations. There can be no assurance that a definitive credit agreement will be entered into, that funds will be immediately available to be drawn under the credit agreement or that amounts available under the credit line will be adequate to meet the Company's needs for funds. The failure of the Company to enter into the credit line or a similar credit line or to be able to draw funds immediately thereunder could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's growth strategy will require substantial capital. The Company intends to finance future affiliations with cash, the issuance of debt or equity securities, or any combination thereof. In the event that the Common Stock does not maintain a sufficient market value, or potential affiliation candidates are unwilling to accept debt or equity securities as partial consideration for their practices, the Company may be required to use its cash resources, if available, to initiate and maintain its affiliation program. As a result, the Company anticipates that it will, in the future, seek to raise additional funds through debt financing or the issuance of equity or debt securities. There can be no assurance that sufficient funds will be available on terms acceptable to AMP, if at all. The inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, issuing shares of Common Stock as consideration for (or in order to provide financing for) future affiliations could result in significant dilution to existing stockholders. If additional funds are raised through the incurrence of debt, the Company may become subject to restrictions on its operations and finances, including the ability to pay dividends on its capital stock. These conditions may have an adverse effect on, among other things, the Company's ability to pursue its affiliation strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy -- Growth Strategy."

     RESCISSION OFFER. The Company and AFC have determined that it is appropriate to make a rescission offer to the holders of units ("AFC Units"), consisting of an aggregate of $1,472,500 in principal amount of promissory notes in AFC ("AFC Promissory Notes") and 25,840 of membership interests in AFC (the "Units Rescission Offer"). Each AFC Unit consisted of an AFC Promissory Note in the principal amount of $95,000 and 1,667 membership interests in AFC sold for $5,000. See "Units Rescission Offer." There can be no assurance that a substantial number of investors in such AFC financing will reject the Units Rescission Offer, if any. Should the Units Rescission Offer be accepted in total, AFC would be required to pay a total of $1.55 million, plus interest at a statutory rate accruing from various issuance dates between October 1997 and February 1998. AFC would repay this amount with funds paid to AFC by the Company pursuant to the Reimbursement and Assumption Agreement. See "Use of Proceeds." If the Units Rescission Offer is rejected, with respect to each AFC Unit. AFC will repay the $95,000 AFC Promissory Note and repurchase for $71,667 in cash the membership interests in AFC originally sold for $5,000, or a total of approximately $2.58 million. There can be no assurance that the liability of the Company based upon any possible failure of the Company or AFC to comply with federal or state securities laws in connection with the offering of the AFC Units will be eliminated. See "Units Rescission Offer."

     LIABILITY AND INSURANCE RISKS ASSOCIATED WITH PODIATRIC
PRACTICES. Providing health care services involves potential claims of medical malpractice and similar claims. The Company does not, itself, engage in the practice of medicine or have responsibility for compliance with regulatory requirements directly applicable to physicians and requires affiliated physicians performing medical services to maintain medical malpractice insurance. Nonetheless, malpractice claims may be asserted against the Company if services or procedures performed at one of the Affiliated Practices are alleged to have resulted in injury or other adverse effects. Although the Company has obtained liability insurance that will be effective concurrent with the closing of the Offering that it believes will be adequate as to both risk and amounts, successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition or operating results. Moreover, a malpractice claim asserted against the Company could be costly to defend, could consume management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of the claim. In addition, there can be no assurance that the Company will be able to obtain insurance on commercially reasonable terms in the future or that any insurance will provide adequate coverage against potential claims. AMP requires each Regional Group Practice and Affiliated Practice to obtain and maintain professional liability insurance. This insurance is expected to provide insurance coverage, subject to policy limits, if the Company is held liable as a co-defendant in a lawsuit for professional malpractice. In addition, the Company is indemnified by the Regional Group Practices for liabilities resulting from the Regional Group Practices' providing medical services.

     NO PRIOR PUBLIC MARKET. Prior to the IPO, there has been no public market for the Company's Common Stock. There can be no assurance that a public market for the Common Stock will develop or continue after the IPO. The Company has filed an application for the Common Stock to be approved for quotation on the Nasdaq National Market, however, there can be no assurance that, following the Offering, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price has been determined by negotiation among the Company and the Underwriters and may bear no relationship to the market price of the Common Stock after the IPO. See "Underwriting."

     If a public market for the Company's Common Stock develops, from time to time, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, deviations in results of operations from estimates of securities analysts, changes in general conditions in the economy or the health care industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have altered the market prices for many companies'securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock.

     SHARES ELIGIBLE FOR FUTURE SALE. The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following the Offering. After giving effect to the sale of the shares of Common Stock offered hereby, the Company will have 7,778,322 shares of Common Stock issued and outstanding (8,328,322 shares of the Underwriters' over-allotment option is exercised in full) (assuming an initial offering price of $11.00 per share). Of these shares, 5,700,000 shares (6,255,000 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock sold in this Offering and the IPO will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares exchanged by "affiliates" of the Company as that term is defined under the Securities Act. None of the 2,078,322 remaining shares of Common Stock were acquired in a transaction registered under the Securities Act. Such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. All such 2,078,322 shares of Common Stock will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act in March 1999. In addition, 598,807 shares of Class B Common Stock (as the same may be converted) will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act and the balance of these shares will be eligible for sale at various times from June of 1998 through October 1998. See "Shares Eligible For Future Sale."

     In addition, AMP, its officers, directors and certain other stockholders of the Company and DPM Owners have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible or exchangeable or exercisable for any shares of Common Stock, without the prior written consent of the representative of the Underwriters for a period of 180 days after the date of the IPO (the "lock-up period"), except (i) subsequent sales of Common Stock offered in the IPO, (ii) issuances of unregistered Common Stock by the Company in connection with affiliation with additional practices, DPMs and ancillary providers (although persons receiving such shares would be subject to such restrictions for the remainder of the lock-up period) or (iii) issuances of Common Stock by the Company pursuant to the exercise of employee stock options outstanding on the date of this Prospectus.

     The holders of certain shares of Common Stock outstanding on the date of this Prospectus have certain registration rights with respect to such shares and additional shares that may be issued to such persons upon exercise of options (subject to certain limitations on the number of shares such holders are entitled to have registered under any registration statement), although the holders of at least 2,078,322 of these shares of Class A Common Stock and all holders of Class B Common Stock (including all AFC members to whom shares of Class B Common Stock will be distributed) have agreed to refrain from selling their shares during the lock-up period. Pursuant to certain registration rights agreements with the DPMs (the "Registration Rights Agreements"), the Company has granted certain registration rights to the DPMs permitting them to include their shares of the Company's Common Stock on a registration statement filed by the Company within one year of the date of such agreements. See "Description of Capital Stock." AMP also intends to register an additional 1,157,098 shares of Common Stock reserved for issuance under the Company's 1997 Incentive and Non-Qualified Stock Option Plan as soon as practicable thereafter. See "Management" and "Underwriting." The shares of Common Stock issuable pursuant to this Offering will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their sale. These shares generally will be freely tradable upon issuance to persons not deemed to be affiliates of the Company, unless the Company contractually restricts the sale or other transfer of such shares. Initially, the Company will issue such shares subject to a lock-up period of up to 180 days from the date of the completion of the IPO.

     CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. Following the completion of the IPO, officers, directors and employees of the Company and investors in AFC (which financed the Company's initial organizational costs and working capital) will beneficially own 100% of the outstanding shares of the Class B Common Stock and the owners of the initial Affiliated Practices will beneficially own approximately 35% of the outstanding shares of the Company's Common Stock. Although, following the IPO, no arrangements or understandings among such persons with respect to the voting of the shares of Common Stock beneficially owned by such persons will remain in effect, such persons may nevertheless effectively be able to control the affairs of the Company. See "Principal Stockholders."

     Certain officers, directors and existing stockholders of the Company and AFC own an aggregate of 650,000 shares of the Class B Common Stock. Each such share is entitled to two-thirds ( 2/3) of a vote per share and is entitled to vote with the Common Stock on all matters submitted to a vote of the Company's stockholders except for the election of the Company's Board of Directors (pursuant to which the holders of Class B Common Stock may elect one director as a class) or as required by law. The Class B Common Stock will initially be convertible into shares of Common Stock at a one-for-one ratio but will automatically be convertible into additional shares of Common Stock upon the attainment of the Average Prices. Attainment of each of the Average Prices will result in conversion of the Class B Common Stock into a maximum of 1,950,000 shares of Common Stock, further increasing the control over the Company's affairs by the holders of such shares. In the event all of the Class B Common Stock is converted into the maximum number of shares of Common Stock possible, through the achievement of all of the Average Prices on or before the sixth anniversary of the IPO Prospectus, the officers, directors and employees of the Company and investors in AFC would beneficially own approximately 20.0% of the Common Stock (assuming no other issuances of capital stock other than the shares issuable pursuant to this Offering). If the Average

Prices are not achieved prior to the sixth anniversary of the IPO Prospectus, all outstanding shares of Class B Common Stock will convert to shares of Common Stock at the conversion ratio then applicable for such shares. See "Description of Capital Stock -- Common Stock and Class B Common Stock."

     ANTI-TAKEOVER PROVISIONS. Certain provisions of Delaware law, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws, including the terms of conversion of the Class B Common Stock, could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. These provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock. In addition, shares of preferred stock may be issued by AMP's Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Under certain circumstances, the Company may issue Series A Junior Participating Preferred Stock which may have an anti-takeover effect. The Company has no other current plans to issue any shares of preferred stock. See "Description of Capital Stock."

     NO INTENT TO PAY DIVIDENDS. The Company has never paid or declared any cash dividends and does not anticipate paying any cash dividends after completion of the IPO and the Transactions. In addition, the Company has entered into a commitment for a credit facility that will restrict the Company's ability to pay dividends. See "Dividend Policy "and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends after completion of the IPO and the Transactions. In addition, the Company has entered into a commitment for a credit facility that will restrict the Company's ability to pay dividends. The Company currently intends to retain any future earnings for use in its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

     The following table sets forth the short-term obligations, long-term debt and the total capitalization of the Company (i) as of December 31, 1997, (ii) on a pro forma basis to reflect the Transactions, and (iii) on a pro forma as adjusted basis to reflect the Transactions, the sale by the Company of 3,700,000 shares of Common Stock offered pursuant to the IPO Prospectus and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Financial Statements and Notes thereto and the Unaudited Pro Forma Combined Balance Sheet appearing elsewhere in this Prospectus.

                                                    AS OF DECEMBER 31, 1997
                                        -----------------------------------------------
                                                                          PRO FORMA
                                        HISTORICAL    PRO FORMA(1)    AS ADJUSTED(1)(2)
                                        ----------    ------------    -----------------
                                                        (IN THOUSANDS)
Current portion of long-term debt....    $  --          $    656          $     656
Due to stockholder(3)................        4,043         4,043               --
Distribution liability(4)............       --             8,989               --
Acquisition liability(5).............       --             6,900               --
                                        ----------    ------------    -----------------
          Total short-term
            obligations..............    $   4,043      $ 20,588          $     656
                                        ==========    ============    =================
Long-term debt, less current
  portion............................    $  --          $ --              $    --
                                        ----------    ------------    -----------------
Stockholders' deficit:
  Preferred Stock, $.001 par value;
     20,000,000 shares authorized; no
     shares issued and outstanding,
     pro forma or pro forma as
     adjusted........................       --            --                   --
  Class A Common Stock, $.001 par
     value; 20,000,000 shares
     authorized(6); 2,078,322 shares
     issued and outstanding, pro
     forma, 5,778,322 shares issued
     and outstanding pro forma as
     adjusted(7).....................       --                 2                  6
  Class B Common Stock, $.001 par
     value; 1,000,000 shares
     authorized(6); 650,000 shares
     issued and outstanding(7).......            1             1                  1
  Additional paid-in capital.........        1,531          (703)            32,644
  Accumulated deficit................       (4,143)       (4,143)           (10,328)
                                        ----------    ------------    -----------------
          Total stockholders' equity
            (deficit)................       (2,611)       (4,843)            28,508
                                        ----------    ------------    -----------------
Total capitalization.................    $  (2,611)     $ (4,843)         $  28,508
                                        ==========    ============    =================

------------
(1) See Unaudited Pro Forma Combined Balance Sheet and the Notes thereto included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.

(2) Gives effect to the sale of 3,700,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom.

(3) Represents the expenses, debt and interest incurred by AFC to finance the Company's organizational and affiliation costs and initial working capital. Such amount plus any additional amounts incurred by AFC subsequent to December 31, 1997 (which is expected to total $6.0 million) will be reimbursed by the Company from the proceeds of the IPO.

(4) Represents the cash distribution to promoters in connection with the Transfers (excluding the Ambulatory Surgery Center Acquisitions and the Kramer Transfer), including the liability attributed to monetary assets acquired of $4.3 million.

(5) Includes the $4.5 million payable in connection with the AnestheCare Acquisition, $1.4 million payable in connection with the Kramer Transfer, and $1.0 million payable in connection with the Ambulatory Surgery Center Acquisitions.

(6) Reflects an amendment to the Company's Certificate of Incorporation filed subsequent to December 31, 1997 to increase the authorized capital stock, revise the par value to $.001 per share, and to designate classes of common stock.

(7) Does not include 464,500 shares of Common Stock issuable upon the exercise of outstanding options for the purchase of Common Stock pursuant to the Company's stock option plans and 555,000 shares of Common Stock subject to the Underwriters' overallotment option.

                            SELECTED FINANCIAL DATA

     THE FOLLOWING INFORMATION IS DERIVED FROM THE FINANCIAL STATEMENTS OF THE COMPANY INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS INDICATED, THIS INFORMATION DOES NOT REFLECT THE EFFECTS OF THE TRANSACTIONS OR THE OFFERING. FOR CERTAIN INFORMATION CONCERNING THE TRANSACTIONS, SEE NOTE 5 OF NOTES TO FINANCIAL STATEMENTS OF THE COMPANY AND UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND THE NOTES THERETO.

                                           PERIOD FROM
                                            INCEPTION
                                         (AUGUST 9, 1996)          FOR THE
                                                TO                YEAR ENDED
                                        DECEMBER 31, 1996     DECEMBER 31, 1997
                                        ------------------    ------------------
STATEMENT OF OPERATIONS DATA(1):
Revenues.............................      $  --                 $  --
Expenses.............................         1,436,441             2,706,255
                                        ------------------    ------------------
Net loss.............................      $ (1,436,441)         $ (2,706,255)
                                        ==================    ==================

                                                   DECEMBER 31, 1997
                                            HISTORICAL          AS ADJUSTED(2)
                                        ------------------    ------------------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents............      $  --                 $ 12,890,000
Working capital (deficit)(3).........        (3,117,512)           15,986,000
Total assets(4)......................         4,194,238            30,130,000
Long-term debt.......................         --                      656,000
Stockholders' equity (deficit).......        (2,610,677)           28,508,000
------------
(1) The Company has conducted no significant on-going, non-developmental business operations to date and will not conduct significant business operations until the affiliation of the Company with the initial Affiliated Practices and the IPO are completed. Pursuant to the Reimbursement and Assumption Agreement, the Company will reimburse the affiliation-related expenses incurred by AFC since May 1996, including AFC's payroll, travel and entertainment, office equipment and professional fees. AFC currently holds 365,625 shares of Class B Common Stock which management plans to distribute to AFC members approximately 180 days after consummation of the Offering.

(2) As adjusted gives effect to the Transactions, the sale of 3,700,000 shares of Common Stock offered by the Company in the IPO, and the application of the estimated net proceeds therefrom.

(3) The historical balance includes $4.0 million due to AFC as of December 31, 1997 which will be repaid upon consummation of the IPO. The Company expects this amount due to AFC to be approximately $6.0 million upon the anticipated closing date of the Offering.

(4) The Company will record the non-monetary assets transferred to the Company in connection with the Transfers at the historical cost basis of the transferors, excluding the Ambulatory Surgery Center Acquisitions and the Kramer Transfer. Monetary assets transferred as well as the AnestheCare Acquisition, the Kramer Transfer and the Ambulatory Surgery Center Acquisitions will be accounted for in a method similiar to purchase accounting.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. SUCH STATEMENTS ARE ONLY FORECASTS, AND THE ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK
FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE HISTORICAL RESULTS SET FORTH IN THIS DISCUSSION AND ANALYSIS ARE NOT INDICATIVE OF TRENDS WITH RESPECT TO ANY ACTUAL OR PROJECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     The Company's business operations since its incorporation in August 1996 have consisted solely of arranging the Transactions and preparing to implement its related business plan described herein. At the time of the anticipated initial Affiliated Practice affiliations, the predecessors of the initial Affiliated Practices will have been separate businesses engaged in podiatric care. In connection with the Transactions, the Company will receive certain operating assets or receivables and stock and assume certain liabilities of the Affiliated Practices, AnestheCare and the Ambulatory Surgery Center Acquisitions and enter into long-term management agreements with the Regional Group Practices. Pursuant to the Management Agreements, the Company will provide, among other things, facilities, management, administrative and development services to the Regional Group Practices and employ non-physician personnel, in each case in exchange for management fees, the Company's principal anticipated source of revenues.

     Management fees will be paid monthly to the Company by each Regional Group Practice based upon the Regional Group Practice's adjusted patient revenues (the Regional Group Practice's billings less contractual adjustments, including adjustments for special third-party payor and private pay arrangements, and adjustments for bad debts). The Company will be responsible for collecting the billings of the Regional Group Practices. The Company will retain a service fee ranging from 9% to 25% of the Regional Group Practice adjusted patient revenues and an amount equal to the expenses of the Regional Group Practice advanced by AMP pursuant to the Management Agreements. The expenses expected to be incurred by AMP in fulfilling its obligations under the Management Agreements will be the salaries, wages and benefits of personnel (other than DPM owners and certain employed DPMs), supplies, expenses involved in administering the clinical practices of the Regional Group Practices and general and administrative expenses, including billing and collections services, as well as depreciation, amortization and interest incurred in the acquisition of assets by the Company in connection with the Transactions. The Company will seek to reduce these operating expenses through purchase discounts, economies of scale, standardization of best practices, and other operating efficiencies. If the service fee varies by more than 5% over or under the adjusted service fee (as defined), then the service fee may be adjusted quarterly by the Joint Planning Committee of the Regional Group Practice (composed of Company and Affiliated Practice representatives) on a prospective basis only (without a floor or ceiling on the adjustment) upon the request of either party to the Management Agreement in order to reflect the fair value of the management services provided, based upon the nature and volume of services required, the risks assumed by the Company and the total revenues of the Regional Group Practice. Accordingly, the Company will maintain a net revenue interest and not a net profits interest. The compensation of each DPM in each Regional Group Practice will be determined solely by the Joint Planning Committee of the Regional Group Practice and will not include any guaranteed component. The amount of the management service fees paid by the Regional Group Practices to AMP and the compensation of each Regional Group Practice's DPMs will be directly affected by the amount of patient revenue generated by each Regional Group Practice. The inability of the Regional Group Practices to generate sufficient patient revenue could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company will also generally be entitled to a fee of approximately 70% of the adjusted ancillary revenues, net of related ancillary expenses, of each Regional Group Practice. Ancillary revenues will be generated from services provided by the Regional Group Practice to its patients that are ancillary to DPM podiatric care (such as orthotics, ambulatory care, physical therapy and the like). Ancillary expenses to be netted against ancillary revenues will generally include, but not be limited to, costs for items such as personnel, facilities, equipment, supplies and other such expenses directly attributable to the generation of ancillary revenues. In connection with the AnestheCare Acquisition, the Company will retain the existing financial and fee arrangements of AnestheCare with its clients. Currently, AnestheCare generates revenue through both the provision of management and billing services as well through various cost-sharing agreements with its clients. In exchange for these services, AnestheCare typically is entitled to a fee equivalent to specified percentages of gross revenues and collections it receives on behalf of its clients. After the AnestheCare Acquisition, AnestheCare will provide services to certain of the Regional Group Practices on a discounted basis. See "Business -- Operative Agreements -- Management Agreements" for a complete description of other material terms of the Management Agreements.

     In addition to the expenses AMP will incur in fulfilling its obligations under the Management Agreements and the ancillary expenses described above, AMP will also incur personnel, rental and other typical expenses in connection with its corporate management, which will provide management, administrative, marketing, development, acquisition and other services to the Regional Group Practices.

     The Company may in the future negotiate on behalf of Regional Group Practices and others capitated, episode-of-care and shared risk fee arrangements with third-party payors. These arrangements could result in patient care in which the Regional Group Practices' costs of delivering care exceed the amounts reimbursed by the applicable third-party payor. The Company intends to help the Regional Group Practices manage these risks by establishing loss limits with the third-party payors who are party to these arrangements and helping the Regional Group Practices anticipate with reasonable accuracy the course of care and related costs for specific conditions and diseases covered by the arrangements with third-party payors.

RESULTS OF OPERATIONS

     The Company has not conducted on-going, non-developmental business operations and will not until the Transactions and the IPO are complete. Consequently, AMP has generated no revenues. For a historical presentation of the results of operations of the Affiliated Practices and AnestheCare, see Note 4 of the Notes to the Company's Financial Statements and the Financial Statements of Pyramid Anesthesiology Group, Inc., respectively, appearing elsewhere in this Prospectus.

     The Company's principal stockholder, AFC, incurred a loss for the period from the date of its organization in 1996 through December 31, 1997 of approximately $4.1 million, reflecting principally salaries of AFC personnel (including non-cash charges of $1.5 million) and office expenses since its inception. The Company has agreed to reimburse AFC for these expenses upon completion of the IPO.

LIQUIDITY AND CAPITAL RESOURCES

     AFC, on the Company's behalf, has financed the Company's operations to date from the proceeds of AFC's private placements of debt and equity. To date, AFC has received net proceeds from private placements of debt and equity in an aggregate amount of approximately $4.7 million. AMP has agreed to assume AFC's obligations under such debt at and after the IPO. In order to complete the funding of the Company's development and organization expenses through the closing of the IPO, members of the Company's management and consultants made short-term loans to AFC in the aggregate principal amount of $210,000. In addition, an institutional investor, which had previously loaned AFC $500,000, has agreed to increase the amount of its short-term loan to AFC by an additional $150,000. AFC will repay the principal amount of these loans, and interest in the aggregate amount of $141,125, to such persons with the portion of the funds from the Company's initial public offering reimbursed to AFC for expenses, debt and interest incurred by AFC on behalf of the Company.

     The Company intends to fund its future operations from the proceeds of the IPO, cash generated from operations, monies drawn under the revolving credit facility discussed below and, if necessary, the proceeds of future public or private financings. The Company intends to use the proceeds of the IPO to consummate the Transactions, repay indebtedness of the Company and AFC, pay certain deferred expenses, complete the purchase of the Company's management information system and fund general corporate operations. In addition, the Company may advance funds from the IPO to the Regional Group Practices in order for them to make loans to the owner DPMs. See "Use of Proceeds."

     If the Transactions and the IPO had occurred on December 31, 1997, the Company would have had pro forma working capital deficit of approximately $16.0 million.

     In connection with certain of the Transactions, the Company will record aggregate federal and state deferred tax liabilities of approximately $966,000. These liabilities generally will become payable over an approximate three-year period commencing on the date of the consummation of such Transfers.

     AMP anticipates that its capital expenditures during 1998 will relate primarily to affiliations with additional Affiliated Practices, if any, development of the ancillary services network, and expenditures related to expansion and purchase of equipment for the Affiliated Practices. The Company anticipates that funding for these expenditures will be derived from the proceeds of the IPO, funds borrowed under the Company's anticipated credit facility and cash flow from operations. Management believes that these sources will be sufficient to fund the Company's capital needs for a period of approximately twelve months following completion of the IPO. Thereafter, if necessary, the Company will seek to raise additional funds for capital expenditures through borrowings or the issuance of debt or equity securities. There can be no assurance that sufficient funds will be available from sources other than the IPO on terms acceptable to the Company, if at all.

     The Company has received a commitment for a $30.0 million three-year revolving credit facility with a major international financial institution which is intended to be available to assist in funding the Company's working capital needs, capital expenditures and anticipated future affiliations. The credit facility will contain customary affirmative and negative covenants (including prohibitions on the payment of dividends and capital expenditures) and events of default customary to transactions of this type. The credit facility will bear interest at a rate equal to the London Inter-Bank Offered Rate plus an applicable margin of between 100-250 basis points based upon the Company's ratio of Senior Debt (as defined) to EBITDA, or, at the Company's option, at such financial institution's Base Rate plus a margin based on the ratio of the Company's senior debt to earnings before interest, taxes, depreciation and amortization. There can be no assurance that the Company will ultimately close on the credit facility. In addition, the Company is, registering 2,000,000 additional shares of Common Stock hereunder, which, when combined with the Company's cash resources, will be used to fund the Company's planned practice affiliation program.

     The success of AMP is directly dependent upon, among other things, the ability of AMP to obtain funds by providing services to Regional Group Practices. If funds from this principal source are unavailable or insufficient, the Company will need to obtain financing from other sources, such as the issuance of additional debt or equity securities or borrowings. There can be no assurance that those alternative sources would be available, available on favorable terms or sufficient to meet the Company's capital requirements.

ACCOUNTING

     Of the 46 Transfers of the initial Affiliated Practices, 45 will be accounted for by the Company under SEC Staff Accounting Bulletin No. 48 ("SAB 48"), "Transfers of Non-Monetary Assets by Promoters or Shareholders," so that the non-monetary assets and liabilities of these initial Affiliated Practices will be received by the Company at the transferor's historical cost basis for accounting purposes. The AnestheCare Acquisition, the Kramer Transfer and the Ambulatory Surgery Center Acquisitions which are made following the SAB 48 transactions and the IPO, will not be accounted for under SAB 48. Instead, these and all future individual practice affiliations will be accounted for as purchases at fair market value and are expected to result in purchase prices in excess of net assets acquired (goodwill) which will require subsequent noncash amortization charges in the Company's statements of operations. Monetary assets and liabilities of the initial Affiliated Practices including cash, billed and unbilled receivables and credit balances, payables and certain miscellaneous accruals will either be acquired by AMP at their fair market value or retained by the Affiliated Practices, as agreed among the parties.

     The aggregate consideration to be paid by the Company in the Transfers is approximately $34.5 million, consisting of approximately $18.3 million payable in shares of Common Stock at the initial public offering price attributed to the net non-monetary assets, approximately $4.7 million in cash and $156,000 of assumed indebtedness attributed to the net non-monetary assets of the SAB 48 Transfers, $4.3 million in cash attributed to the net monetary assets of the SAB 48 Transfers, $4.1 million payable in shares of Common Stock at the initial public offering price, $1.0 million in cash and $500,000 of assumed indebtedness attributed to the Ambulatory Surgery Center Acquisitions which are included in the Transfers but not accounted for under SAB 48, and $1.4 million in cash attributed to the Kramer Transfer. Of the total consideration attributed to the non-monetary assets for each SAB 48 transfer, the Affiliated Practices could elect to receive up to 25% in cash and the balance in shares of Common Stock. The non-monetary assets and liabilities of these Affiliated Practices will carry over to AMP at their historical costs. The assets to be transferred include billed and unbilled receivables, supplies inventory, other receivables, prepaid expenses, net equipment and certain other current and noncurrent assets. The liabilities to be transferred include credit balances of accounts receivable, certain miscellaneous accruals and debt assumed. The cash of approximately $4.7 million paid to the Affiliated Practices for the non-monetary assets in the SAB 48 Transfers will be recorded as a dividend by the Company. Consideration in the AnestheCare Acquisition will consist of approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and a number of Common Shares equal to $500,000 valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over the three-year period beginning January 1, 1998.

                                    BUSINESS
THE COMPANY

     AMP was founded in August 1996 to provide practice management services and comprehensive foot care delivery systems to podiatric practices throughout the United States. AMP will generate revenue by providing to the Affiliated Practices professional management, marketing, expertise, equipment and facilities often unavailable to podiatrists with small practices. The initial 46 Affiliated Practices consist of 66 doctors of podiatric medicine ("DPMs") operating 89 offices located in 7 states serving 57 cities. The Company intends to grow rapidly by affiliating with additional podiatric practices and by making available to the Affiliated Practices services that are ancillary and directly related to the Affiliated Practices' existing podiatric care.

     The Company has entered into definitive agreements to transfer cash and Common Stock and assume certain liabilities in exchange for stock or certain operating assets and receivables of the Affiliated Practices simultaneous with and as a condition to the closing of the IPO. The DPMs will join Regional Group Practices organized by geographic location and will enter into physician engagement agreements with the Regional Group Practices. AMP will enter into a long-term management agreement with each Regional Group Practice under which AMP will receive fees for its services. The Company will own the operating assets of the Affiliated Practices, hire the non-physician employees, and otherwise assume the management of each practice. The initial Affiliated Practices were selected based upon their location, size, historical profitability and growth and reputation for high quality care. Based on management's knowledge of the U.S. podiatric industry gained from conversations with DPMs, surveys of the size of other podiatric practice management companies, affiliations and groups, and industry research, management believes that the initial Affiliated Practices are leading podiatric practices in their respective markets and that, following the Transactions, AMP will be the largest provider of comprehensive podiatric practice management services in the United States.

     A key element of the Company's strategy is to provide ancillary services and facilities to the Affiliated Practices. These ancillary services and facilities are expected to include, among other things, ambulatory surgical centers, anesthesiology, pathology, radiology, MRIs, EKGs, laboratory work, pharmacy, physical history and exams, physical therapy, orthotics, pain management, home care, diabetic wound care, specialty shoes and other retail products. The Company intends to make available some or all of these ancillary services on a regional basis. The Affiliated Practices in each region will primarily or exclusively use AMP's ancillary services, enabling the Company to control the cost, quality and other important aspects of these services. Pursuant to this strategy, AMP has entered into a definitive agreement to purchase certain assets of AnestheCare, an anesthesiology management services organization currently servicing 15 locations in metropolitan Atlanta, Georgia. AnestheCare provides billing and management services to anesthesiologists and other providers of health care related services to local hospitals and others. AnestheCare's current operations and ongoing business relationships will continue after the AnestheCare Acquisition. In addition, after the acquisition, AnestheCare will provide anesthesiology management services to certain of the Regional Group Practices. The Company is acquiring Bellaire Surgicare, Inc. and Clayton Outpatient Surgical Center, Inc., which own surgical centers.

THE PODIATRIC INDUSTRY

     Podiatry is the practice of medicine whereby DPMs provide preventative, diagnostic, surgical and other foot care to patients. Podiatric care ranges from relatively simple procedures, such as treating foot infections, to complex surgeries, such as reconstructing the bones in the foot. According to the American Podiatric Medical Association ("APMA"), 39% of all foot care is provided by DPMs compared to 13% by orthopedic physicians, 37% by other physicians and 11% by physical therapists and others. Today, there are approximately 10,700 active DPMs throughout the United States handling 55 million patient visits per year. In 1995, active DPMs averaged 92 patient visits per week and 80 bone surgeries for the year.

     After finishing school at a College of Podiatric Medicine, DPMs are required to pass rigorous state board examinations and complete at least one year of residency before they are licensed to practice. Each state has somewhat different requirements for a DPM to become licensed although there is reciprocity among many states. Most states also require continuing educational programs for regular license renewal. In addition, DPMs may become Board Certified by one of several national podiatric certification boards. Generally, in order to become Board Certified a DPM must have completed three years of practice and pass oral and written examinations. Many health maintenance organizations require the DPMs in their provider network to be Board Certified. According to the APMA, 99% of DPMs graduated from one of seven Colleges of Podiatric Medicine, 87% completed residency programs, and 36% are Board Certified. All of the owner DPMs at the Affiliated Practices have completed residency programs and are licensed, approximately 94% are Board Certified and the remaining non-Board Certifed owner DPMs are Board Eligible (that is, having passed the Board's written exam and are awaiting the Board's oral examination).

     According to the APMA, billing receipts of all DPMs in the United States increased to approximately $2.3 billion in 1995 from approximately $1.3 billion in 1987, a compound annual growth rate of 7.7%. The Company believes that the historical growth in DPM revenues is due to a number of factors including the following:

  o AGING POPULATION. The Bureau of Census forecasts that the resident population of the United States will increase between 1997 and 2010 by an average annual rate of 0.8%. However, the number of persons age 65 and over will increase by an average annual rate of 1.1% over the same period. People age 65 and over experience foot problems at approximately twice the rate of persons under the age of 65, and based on Medicare program studies, older persons utilize DPMs at a higher rate than the remainder of the population.

  o INCREASING MANAGED CARE. As recently as 1988, only an approximate 25% of all privately insured individuals were covered by managed care. By 1996, over three-quarters of active employees in the private sector were enrolled in some type of managed care arrangement. The Company believes that primary care physicians are more likely to refer foot care patients covered by managed care to DPMs, as a result of the lower reimbursement rates anticipated for foot care under managed care programs relative to foot care covered on a fee-for-service basis.

  o INCREASED MEDICARE ENROLLMENT. Managed care enrollment in Medicare has doubled in the last three years and is growing at an annual rate of approximately 30%. Enrollees are generally older than the average population, and consequently, incur a higher incidence of foot problems. In addition, the Company believes that enrollees are more likely to visit a podiatrist than non-insured individuals.

     The podiatric industry in the United States is highly fragmented, dominated by solo and small group practices. According to the APMA, 69% of the approximately 14,000 total DPMs in the United States are sole practitioners with the majority of the remaining DPMs in small or medium-sized practices, generally consisting of two to four DPMs. In addition, there is an oversupply of podiatric service providers in the United States that could exceed demand by as much as 27% in 2010. Finally, as with other areas of health care, there is a pronounced trend toward managed care in the podiatric industry.

     The Company believes that due to (i) the highly fragmented structure of the podiatric industry, (ii) the growing surplus of DPMs, and (iii) the trend toward managed care, the industry is ripe for a provider of comprehensive podiatric practice management services such as AMP. The Company intends to pool the resources of, and provide professional management to, some of the nation's leading podiatrists in order to allow them to compete more effectively in the current and anticipated podiatric industry environment. Management expects its operating and growth strategies to attract third party payors, provide a strong incentive for DPMs to affiliate with the Company, and allow practices affiliated with the Company to be more successful than their primarily small practice competitors in an environment of increased competition and over-supply.

OPERATING STRATEGY

     The Company's objective is to be the nation's leading provider of management services and comprehensive foot care delivery systems to podiatric practices. To achieve this objective, the Company will employ the following operating strategies:

     ENHANCING QUALITY OF DPM PATIENT CARE. Management believes that the services and support it will provide the Affiliated Practices will positively impact DPM patient care. The Company, through its Affiliated DPMs and its Medical Policy Board is developing uniform standards of care for the Affiliated Practices to ensure quality control and provide the opportunity to implement the most current and effective podiatric treatments and techniques. The Company believes that one of its most valuable practice management services will be its ability to identify practice-level strategies that have proven successful for individual Affiliated Practices and share these best practices with other Affiliated Practices. The quality of patient care is also expected to improve as a result of (i) treatment protocols and other important information being made available to each Affiliated Practice by the Company's sophisticated management information system, (ii) the peer review that will result from being affiliated with other podiatrists, the Company's Medical Advisory Board and the respective Boards of the Regional Group Practices, (iii) more time being made available to DPMs for patient care rather than administrative duties, and (iv) the continuity of care, including early disease detection and treatment, that will be afforded by the Affiliated Practices and the Company's ancillary services.

     ACHIEVING OPERATIONAL EFFICIENCIES. The Company intends to implement a variety of operating procedures and systems to improve the productivity and profitability of each Affiliated Practice. The Company is developing and implementing a centralized management information system, uniform inventory control procedures and national group purchasing contracts. In addition, the Company is installing a patient billing and collections system that is expected to improve collections as a result of its ease of use, billing frequency and standardized procedures. Management also believes that physical improvements in design to certain Affiliated Practices' facilities should result in an increase in the volume of patients seen and an increase in employee and DPM productivity.

     DEVELOPING REGIONAL GROUP PRACTICE STRUCTURE. AMP will use the Regional Group Practices as an important mechanism to pool the Affiliated Practices' resources and implement its other strategies. The Regional Group Practices, and in particular the Boards thereof, will (i) collect from and disseminate to its Affiliated Practice members best practices and standards of care, (ii) provide the mechanism for peer review and quality control of the Affiliated Practices,
(iii) develop regional marketing and advertising programs, (iv) identify, recruit, and integrate additional practice affiliations and ancillary services acquisitions, and (v) coordinate the sharing of specialists' resources in each region.

     PROVIDING EFFECTIVE MARKETING. The Company intends to develop and implement aggressive and innovative marketing and advertising plans to augment each Affiliated Practice's existing referral and other marketing efforts. Management believes that the podiatric industry has not taken advantage of the gains that can be achieved through strategic direct and target marketing. In particular, AMP plans to (i) target market to specific underserved market segments, (ii) market and advertise in a manner designed to attract walk-in patients for whom the DPMs would be the primary care provider for foot care,
(iii) market directly to payors in the managed care system, and (iv) develop and market to payors disease-specific treatment programs for the early detection of certain types of foot problems.

     IMPLEMENTING COMPREHENSIVE FOOT CARE DELIVERY SYSTEMS. The Company plans to make available ancillary care providers and their resources to work with DPMs in individual practices within each Regional Group Practice. By making these specialists and resources available to each Regional Group Practice, the Company plans to create an integrated, comprehensive system of podiatric services that management believes will exceed the capabilities of most traditional podiatric practices operating on their own. The Company expects that making available ancillary services and facilities, including, among others, ambulatory surgical centers, anesthesiology, pathology, radiology, MRIs, EKGs, laboratory work, pharmacy, physical history and exams, physical therapy, orthotics, pain management, home care, diabetic wound care, specialty shoes and other retail products, to its Affiliated Practices will promote better patient care and provide patients with one-stop foot care services.

GROWTH STRATEGY

     Management believes the growth of the initial Affiliated Practices and the development of new Affiliated Practices are key components of the future success of the Company. Key elements of the Company's growth strategy include:

     GROWING AFFILIATED PRACTICES. The Company will assist Affiliated Practices in expansion through regionally-focused marketing and advertising and improvements in operating efficiencies. The Company believes that such an approach will increase the Affiliated Practices' market share and revenues. The Company also intends to make available capital for practice expansion through market research, site selection, office design and marketing.

     DEVELOPING ANCILLARY PROVIDER NETWORK. The Company intends to augment its growth by adding a network of providers of ancillary products and services that will complement the services provided by the Affiliated Practices. The Company believes that, by acquiring or contracting with providers of ancillary services on behalf of the Regional Group Practices, the Company will create a new approach to the delivery of podiatric services and provide a menu of services that is more comprehensive than that traditionally offered by individual podiatric practices.

     AFFILIATING WITH NEW PRACTICES. A core business strategy of the Company is to affiliate with additional podiatric practices. Management believes that an ample supply of candidates for podiatric practice affiliations exist among the approximately 10,700 active podiatrists in the United States. The Company plans to select additional practice affiliations from this pool based upon each practice's location, size, historical profitability and growth, and reputation for high quality care. Management believes that affiliation will be an attractive option for many of these podiatrists because the Company intends to
(i) provide capital to open and integrate new offices into existing Affiliated Practices, (ii) identify and recruit qualified DPMs for the Affiliated Practices, (iii) design and offer business and operational, financial and clinical systems for each Affiliated Practice, (iv) hire the necessary administrative and non-physician personnel for each new Affiliated Practice, (v) implement effective marketing and advertising strategies designed to help increase each Affiliated Practice's market share and the number of new patients, and (vi) reduce the time Affiliated Practices spend on administrative duties, allowing them to focus on delivering quality patient care.

PRACTICE AFFILIATIONS

     The Company has entered into definitive agreements, to be consummated simultaneously with the closing of this Offering, to obtain certain operating assets and receivables of or the stock of certain entities holding the assets of the initial Affiliated Practices, which include 66 DPMs operating 89 offices located in 7 states serving 57 cities. Management believes that the Affiliated Practices are leading practices in their markets. The Affiliated Practices were selected based upon a variety of factors, including location, size, historical profitability and growth and reputation for high quality care among local consumers of podiatric services and within the podiatric services industry. Management intends to capitalize on the reputations and relationships of the Affiliated Practices and their DPMs to assist the Company in affiliating with additional podiatric practices.

     The aggregate consideration that will be paid by the Company to acquire the operating assets, receivables or stock of the initial Affiliated Practices consists of approximately (i) $11.5 million in cash (of which $4.7 million represents payment for accounts receivable) and (ii) $18.3 million payable in shares of Common Stock at the initial public offering price. The purchase prices for the initial Affiliated Practices were determined by the practice's gross revenue, growth potential, quality of patients, service delivery and depth of presence in its local market. The Company will also assume certain indebtedness of the initial Affiliated Practices and pursuant to the Ambulatory Surgery Center Acquisitions totaling approximately $656,000. For a more detailed discussion of amounts to be paid to and indebtedness assumed of each of the initial Affiliated Practices, see "Certain Transactions."

     Upon consummation of the Transfers, the Company will provide management services to the following Regional Group Practices:

              REGIONAL                                                      NUMBER OF     NUMBER OF     NUMBER OF
           GROUP PRACTICE                   MARKET            STATE         PRACTICES     PODIATRISTS    OFFICES
-------------------------------------   --------------   ----------------   ----------    ----------    ----------
Atlanta..............................   Atlanta          Georgia                  2             5             7
Houston..............................   Houston          Texas                   16            22            33
Maryland.............................   Hagerstown       Maryland                 4             8             3
                                                         Pennsylvania*           --            --             3
                                                         West Virginia*          --            --             1
Miami................................   Miami            Florida                  8            10            11
Middle Georgia.......................   Macon            Georgia                  1             2             5
North Texas..........................   Amarillo         Texas                    1             1             1
                                        Dallas           Texas                    5             7             8
                                        Fort Worth       Texas                    4             4             3
South Texas..........................   San Antonio      Texas                    3             4             8
                                        Brownsville      Texas                    1             1             1
St. Louis............................   St. Louis        Missouri                 1             2             5
                                                                                 --            --            --
     Total...........................                                            46            66            89
                                                                                 ==            ==            ==

------------
* One of the Affiliated Practices in Maryland has 3 offices in Pennsylvania and another has an office in West Virginia.

     The Company has also entered into a definitive agreement to acquire certain assets of AnestheCare for approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and $500,000 payable in shares of Common Stock valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. AnestheCare provides billing and management services to providers of health care-related services to local hospitals and others.

SERVICES AND OPERATIONS

  MANAGEMENT SERVICES

     Simultaneous with the IPO, each Affiliated Practice will join a Regional Group Practice which will, in turn, enter into a long-term Management Agreement with the Company. Under the Management Agreement, the Company will employ the Affiliated Practice's non-physician personnel, assume and enter into leases for their facilities and provide services such as practice management, information systems, marketing and negotiation of payor contracts.

     The Company believes that its integrated care delivery network will give the Regional Group Practices the ability to, among other things, reduce overhead, engage in regional contracting with managed care payors and expand service offerings. Pursuant to the Management Agreements, the Company will assist the Regional Group Practices in strategic planning, preparation of operating budgets, and capital project analysis. The Company intends to coordinate group purchasing of supplies, inventory, and insurance for the practices. In addition, the Company will assist the Regional Group Practices in physician recruitment by introducing physician candidates to the Regional Group Practices and advising the Regional Group Practices in structuring employment arrangements.

     The Company also will provide or arrange for a variety of additional services relating to the day-to-day non-medical operations of the practices, including (i) management and monitoring each practice's patient billings, invoicing and accounts receivable collection by payor type, (ii) accounting, payroll, legal services and records, and (iii) cash management and centralized disbursements. These services are designed to reduce the amount of time physicians must spend on administrative duties, thereby enabling the physicians to dedicate more of their efforts to the delivery of health care. The Company's anticipated capital resources and assistance in budgeting and capital project analysis are designed to assist the Regional Group Practices in establishing facilities to provide ancillary footcare services.

     As a result of the Transfers, the Company will employ the Affiliated Practices' non-physician personnel. These non-physician personnel, along with additional personnel at the Company's headquarters, will manage the day-to-day non-medical operations of each of the Regional Group Practices by, among other things, providing secretarial, bookkeeping, scheduling and other routine services. Under the Management Agreements, the Company will provide facilities and equipment to the Regional Group Practices, and, to this end, the Company intends to enter into new lease agreements or assume existing lease agreements for the facilities and assets utilized and not owned by each of the Regional Group Practices.

  REGIONAL GROUP PRACTICES

     At the closing of the Transactions, the DPM owners of Affiliated Practices in a geographic area will become members of a Regional Group Practice. Each Regional Group Practice will be a professional limited liability company composed only of physician members who also enter into Physician Engagement Agreements with the Regional Group Practice. Each Regional Group Practice will be under one provider number for Medicare/Medicaid purposes. The Regional Group Practices serve two principal purposes. First, they are designed to allow the Company and the Affiliated Practices to work together in compliance with the "group practice" exemption under the Stark amendments to the Social Security Act. Second, the Regional Group Practice structure is an important mechanism that allows the Company to achieve its business plan, as the Regional Group Practices act as focal points for best practices, peer review, regional marketing, practice expansions and additions, and resource exchanges.

     Within the Regional Group Practices, individual DPMs will retain the integrity of their practice revenues and expenses within that Regional Group Practice. In addition, Regional Group Practices will separately determine certain budget and personnel matters and each will have its own board of managers elected by a majority of its members. Members will be subject to certain standards for admission and may also be expelled in certain circumstances. The member interests in the Regional Group Practice will be subject to restrictions on transferability. The DPMs are subject to certain restrictions on their ability to compete with the Regional Group Practices and must pay certain liquidated damages upon their breach and/or termination of their Physician Engagement Agreement. See "-- Operative Agreements -- Physician Engagement Agreements."

     The Company will enter into a 40-year Management Agreement with each Regional Group Practice and, together, will establish a Joint Planning Committee to develop long-term strategic objectives and management policies for the operation of the Regional Group Practice and to facilitate communication and interaction.

  MANAGEMENT INFORMATION SYSTEMS

     A key element in AMP's business strategy is implementing and using sophisticated management information systems. The Company has developed a comprehensive information systems plan that integrates a financial information system (Lawson Software) and a physician practice management system (Medic Vision). The Company expects to have both systems operating at the time of the Offering to perform billing and collection services for all Affiliated Practices. The Company's hardware platform will consist of two IBM RS 6000 minicomputers, running the financial and practice management software. If one system fails, the other is expected to be used for both software applications. Complete hardware and software deployment of the systems to most of the Company's Affiliated Practices is expected to be completed within approximately 90 days after the IPO.

     Billing and collections for the Regional Group Practices' services, including financial accounting, accounts payable, other cash disbursements and cash management will be performed centrally at the Company's headquarters in Houston. Most of the Affiliated Practices will be networked to a central site for billing, collections, and scheduling, assuring continuous communication, through dedicated communication lines, among the Affiliated Practices and the Company.

     Most of the Affiliated Practices will have real time data access in order to analyze on-going operations. Monthly financial data will also be available through the network for most of Affiliated Practices. In addition, the Company intends to develop a data repository that will consolidate operational, clinical, financial and outcomes data that will be used to develop pricing strategies and to better report to and negotiate with managed care payors.

  MANAGED CARE

     The Company believes that podiatry, like many other medical specialties, has been slow to achieve the integration and consolidation needed for survival in the era of managed care. The rise of managed care and its emphasis on cost containment and risk-sharing has placed podiatry's practitioners and small to medium-size physician groups at a significant disadvantage. These practices typically lack the capital to expand, develop or acquire information systems and purchase new technologies, which often improve quality of care, reduce costs and increase profitability. These individual practices also tend to lack the cost accounting and quality management systems necessary to allow physicians to enter into sophisticated risk-sharing contracts with private and third-party payors. Additionally, small to medium-size practices often do not have formal ties with other providers, nor do they have the ability to offer a variety of medical services, thus reducing their competitive position relative to larger provider organizations. These smaller practices often have higher operating costs because overhead must be spread over a relatively small revenue base and have minimal purchasing power compared with suppliers.

     A significant and increasing portion of the net revenues of podiatric practices are expected to be derived from managed care payors. Although rates paid by managed care payors are generally lower than commercial rates, managed care payors provide access to large patient volumes. AMP intends to assist the Affiliated Practices to compete effectively in the managed care framework and to take advantage of the managed care payors' large patient volumes. To this end, the Company plans to (i) perform analyses of the Regional Group Practices' markets to develop managed care contracting strategies, (ii) meet with principal payors in each market to enhance relationships between the Regional Group Practices and the payors, (iii) negotiate attractive arrangements with managed care payors leveraging the Affiliated Practices' combined size, and (iv) market to managed care payors by emphasizing the Company's disease-specific treatment programs, treatment protocols, ancillary services and information-sharing capabilities.

  GOVERNANCE

     The Company's current governance structure promotes physician participation in the management of the Company. Four physicians or medical experts will serve on the Company's Board of Directors. In addition, each Regional Group Practice will have a Joint Planning Committee whose membership will include an equal number of representatives from the Regional Group Practice and the Company. The Joint Planning Committee will have responsibilities that include developing long-term strategic objectives, developing practice expansion and payor contracting guidelines, promoting practice efficiencies, recommending significant capital expenditures, and facilitating communication and information exchange between the Company and each of the Regional Group Practices.

     Concurrent with the IPO, the Company will create a Medical Policy Board that will identify and communicate the best medical practices and protocols through all the Regional Group Practices. This Medical Policy Board, which will consist primarily of physicians from Regional Group Practices, will receive managerial and information systems and administrative support from the Company and develop patient outcome statistics. The Medical Policy Board will initially consist of Stanley R. Kalish D.P.M., F.A.C.F.S., Chairman, Lawrence B. Harkless D.P.M., Vice Chairman, Bernard J. Hersh, D.P.M., Vice Chairman, and Robert G. Frykberg, D.P.M., M.P.H., Vice Chairman. See "Management -- Medical Policy Board."

     The Company will not exercise any responsibility on behalf of affiliated physicians that could be construed as affecting the practice of medicine. Accordingly, the Company believes that its operations do not violate applicable state laws relating to the corporate practice of medicine. Such laws and legal doctrines have been subjected to only limited judicial and regulatory interpretation and there can be no assurance that, if challenged, the Company would be considered in compliance with all such laws and doctrines. A determination in any state that the Company is engaged in the corporate practice of medicine could render any Management Agreement between the Company and a Regional Group Practice located in such state unenforceable or subject to modification in a manner adverse to the Company.

OPERATIVE AGREEMENTS

  PURCHASE AGREEMENTS

     The Purchase Agreements provide that the Company will acquire, and each DPM will transfer to AMP, certain operating assets and receivables or stock of each of the Affiliated Practices and AnestheCare, as the case may be. If the conditions to closing in the Purchase Agreements are satisfied, the Company's affiliations with the Affiliated Practices and the acquisition of AnestheCare are expected to be consummated simultaneously with the closing of the IPO.

    SAB 48 TRANSACTIONS

     The Purchase Agreements with respect to the initial Affiliated Practices accounted for under SAB 48 have the terms set forth below.

     CONSIDERATION. The consideration to be paid by the Company for each of these initial Affiliated Practices is being determined by arms-length negotiations between the Company and a representative of each Affiliated Practice. The aggregate consideration to be paid by the Company for these initial Affiliated Practices is approximately $27.5 million, including the assumption of $156,000 in indebtedness. The consideration is based upon the Affiliated Practice's gross revenue, growth potential, quality of patients and service delivery and depth of presence in its local market.

     The consideration to be paid for the initial Affiliated Practices will be paid by a combination of cash, Common Stock of the Company, and the assumption of certain debt.

     COVENANTS. Each DPM agrees under their relevant Purchase Agreement that, for a period of five years, he or she will not compete with the business of the Affiliated Practice within 20 miles of any location of the Affiliated Practice's Regional Group Practice at which the DPM has practiced podiatric medicine in the prior year. Each DPM also will agree that during this time period, he or she will not induce or attempt to induce any employee of the Regional Group Practice or any of its affiliates to terminate his or her employment with the Regional Practice Group. Additionally, the parties to the Purchase Agreement agree not to disclose each other's confidential information.

     INDEMNIFICATION. Under the Purchase Agreements, each DPM (to the extent of their proportionate interest in the Affiliated Practice) and each Affiliated Practice will be obligated to indemnify the Company and its subsidiaries for (i) a breach of any representation, warranty or covenant of the Affiliated Practice or any owner, (ii) any violation (or alleged violation) by the DPMs, the Affiliated Practice or past or present affiliates of state or federal laws governing healthcare fraud and abuse (including, but not limited to, fraud and abuse in the Medicare and Medicaid programs) occurring on or before the Closing or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any third party payor (including the Medicare and Medicaid programs) on or before the Closing, or (iii) any liability under any federal or state securities law or regulation arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to any DPM, the Affiliated Practice (including its subsidiaries), or their Regional Group Practice and provided to the Company or its counsel by the Affiliated Practice or its DPMs.

     The Company will be obligated under the Purchase Agreements to indemnify DPMs and the Affiliated Practices for (i) a breach by the Company of any of its representations, warranties or covenants in the Purchase Agreement and (ii) any liability under any federal or state securities law or regulation arising out of or based upon an untrue statement or alleged untrue statement of a material fact relative to the Company contained in this Prospectus, any preliminary prospectus, the Registration Statement or any amendment or supplement arising out of or based upon any omission or alleged omission to state a material fact necessary to make the statements not misleading.

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     ACCOUNTING TREATMENT.  As a result of the transactions contemplated by the
Purchase Agreements, the historical balance sheet information of the Affiliated Practices, excluding the Kramer Transfer and the Ambulatory Surgery Center Acquisitions acquired in the Transfers, will be combined on a historical cost basis in accordance with generally accepted accounting principles as if the Affiliated Practices had always been members of the same group. Cash payments attributed to non-monetary assets made to DPMs of Affiliated Practices under the Purchase Agreements will be accounted for as a cash dividend. The net monetary assets will be acquired at their fair market value which is expected to be approximately $4.3 million.

     CONDITIONS TO CONSUMMATION. The Company's obligation to consummate the Closing under the Purchase Agreements is subject to a variety of conditions, including, but not limited to, the following: (i) the formation of the Regional Group Practice; (ii) the execution by the Regional Group Practice of a management services agreement; (iii) the delivery of documents of conveyance;
(iv) the acquisition by the Company of all licenses, consents and permits, and the provision of all notices, necessary for the Company and the Affiliated Practices to continue their operations; (v) the absence of any injunction or other proceeding to prohibit the Closing; and (vi) the satisfactory completion by the Company of its due diligence investigation of the Affiliated Practices through the Closing.

     CONDUCT OF BUSINESS PENDING CLOSING. Pursuant to each Purchase Agreement, each Affiliated Practice and its DPMs will agree that, until the Closing, the Affiliated Practice will operate its business only in the usual, regular and ordinary course, consistent with past practices, and will restrict certain activities except with the prior written consent of the Company.

     TERMINATION. Each Purchase Agreement and the transactions contemplated thereby may be terminated prior to the Closing by the DPM or the Company if the acquisition has not been consummated due to the failure of the Offering made hereby.

     RESALES. The Company's Common Stock to be delivered to DPMs under the Purchase Agreements will not be registered under the Securities Act or any state securities act and will be offered and sold in reliance upon exemptions from the registration requirements of the Securities Act and such laws. Thus, Common Stock issued pursuant to the Purchase Agreements will not be readily transferable immediately. See "Shares Eligible for Future Sale."

     Pursuant to each Purchase Agreement, each DPM receiving Common Stock has agreed not to sell or otherwise dispose of any Common Stock during a 180-day period after the Closing without the prior written consent of the underwriters of the Offering made hereby.

  NON-SAB 48 TRANSACTIONS

     The Transfers from the Affiliated Practices will include the Ambulatory Surgery Center Acquisitions. The acquisition of these assets will not qualify for treatment under SAB 48 and will be accounted for as purchases for consideration of $4.1 million payable in shares of Common Stock at the initial public offering price, $1.0 million in cash, and $500,000 of assumed indebtedness. The Purchase Agreement with respect to the AnestheCare Acquisition and the Kramer Transfer are substantially similar to the Purchase Agreements with respect to the Affiliated Practices, except for the differences noted below.

  ANESTHECARE AGREEMENT

     The aggregate consideration to be paid for AnestheCare's assets is $4.5 million in cash. Additional consideration of up to $1.5 million in cash and $500,000 payable in shares of Common Stock valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. Pursuant to employment agreements with each of Roger Bigham and David LaGuardia (each of whom owns 50% of AnestheCare), in the event of the termination of the employment of Mr. Bigham or Mr. LaGuardia by the Company without "Cause" or by such person for "Good Reason," his options will immediately vest and he will be entitled to receive an amount equal to the greater of (i) his base salary and an annual target bonus payable over the remainder of his contract term or (ii) two times his annual salary

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
plus an annual target bonus. In addition, such person would be entitled to receive a lump sum payment equal to the total amount of any excise taxes to which such person may become subject under Section 4999 of the Internal Revenue Code.

  KRAMER AGREEMENT

     The aggregate consideration to be paid for Dr. Kramer's stock in the Kramer Transfer is $1,404,000, all of which will be paid in cash. In addition, unlike other Affiliated Practice Transfers, AMP will have no on-going relationship with Dr. Kramer, including no post-closing Management Agreement or Physician Engagement Agreement.

  MANAGEMENT AGREEMENTS

     The following summary of the Management Agreements is a general summary of the form of Management Agreement. The Company expects to enter into similar agreements with the other Affiliated Practices. The terms of the individual Management Agreements into which the Company may enter in the future may vary from the description below as a result of negotiations with individual practices and the requirements of local regulations.

     Pursuant to the Management Agreements, the Company, among other things, will (i) act as the exclusive manager and administrator of non-physician services relating to the operation of the Regional Group Practices, subject to matters for which the Regional Group Practices maintain responsibility or which are referred to the board of managers of the Regional Group Practices, (ii) bill patients, insurance companies and other third party payors and collect, on behalf of the Regional Group Practices, the fees for professional medical and other services rendered, including goods and supplies sold by the Regional Group Practices, (iii) provide or arrange for, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel, information management, preparation of certain tax returns, printing, postage and duplication services and medical transcribing services, (iv) maintain custody of substantially all files and records relating to the operation of the Regional Group Practices and supervise preparation of patient medical records (medical records of the Regional Group Practices are confidential and remain the property of the Regional Group Practices), (v) provide and maintain facilities for the Regional Group Practices, and provide the Regional Group Practices with the use of equipment, furniture, fixtures, furnishings and other personal property, (vi) prepare, in consultation with the Joint Planning Committee and the Regional Group Practices, all annual and capital operating budgets, (vii) order and purchase inventory and supplies as reasonably requested by the Regional Group Practices, (viii) implement, in consultation with the Joint Planning Committee and the Regional Group Practices, national and local marketing or advertising programs, (ix) employ or otherwise retain all necessary management, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collections, and other personnel, (x) provide financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed care and other similar providers and payors, (xi) assist each Regional Group Practice in fulfilling its obligations to its patients to maintain a high quality of medical and professional services, and (xii) provide such consulting and other advisory services as requested by each Regional Group Practice in all areas of the respective Regional Group Practice's business functions, including, without limitation, financial planning, acquisition and expansion strategies, development of long-term business objectives and other related matters. The Company expects that most employees of the Affiliated Practices will be retained after the consummation of the IPO.

     Under the Management Agreements, the Regional Group Practices will retain the responsibility for, among other things, (i) hiring, compensating, supervising, training, evaluating and terminating its physician employees and certain other medical professionals, (ii) ensuring that physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties, (iii) complying with certain federal and state laws and regulations applicable to the practice of medicine, and (iv) matters involving its corporate governance, employees and similar internal matters, including but not limited to preparation and the contents of reports to regulatory authorities and distribution of professional fee income. In addition, the

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
Regional Group Practices will maintain exclusive control of all aspects of the practice of medicine and the delivery of medical services.

     The Management Agreement provides for the establishment of a Joint Planning Committee which will consist of three members designated by the Company and three members designated by the respective Regional Group Practice. The Joint Planning Committee will be responsible for developing long-term strategic planning objectives and management policies for the overall operation of each Regional Group Practice and will have the authority to (i) develop and assist each Regional Group Practice in implementing both long-term strategic objectives and short-term operating plans, (ii) prepare proposals and make recommendations to the Board of Directors of AMP regarding significant capital expenditures, contractual arrangements, capital improvement and expansion projects on behalf of each Regional Group Practice, (iii) with assistance of the Company, prepare the annual capital and operating budgets of each Regional Group Practice, (iv) consider and make recommendations regarding grievances pertaining to matters not specifically addressed in the Management Ageeement if such matters are referred to it by each Regional Group Practice or the Company, (v) make recommendations to each Regional Group Practice regarding the performance, number and type of physicians required for the efficient operation of each Regional Group Practice, and (vi) make decisions and recommendations regarding the business plan of each Regional Group Practice.

     Management fees will be paid monthly to the Company by each Regional Group Practice based upon the Regional Group Practice's adjusted patient revenues (the Regional Group Practice's billings less contractual adjustments, including adjustments for special third-party payor and private pay arrangements, and adjustments for bad debts). The Company will be responsible for collecting the billings of the Regional Group Practices. The Company will retain a service fee ranging from 9% to 25% (with an initial average of approximately 18%) of the Regional Group Practice adjusted patient revenues and an amount equal to the expenses of the Regional Group Practice incurred by AMP pursuant to the Management Agreements. The service fee may be adjusted (without a floor or ceiling on the adjustment) by the Joint Planning Committee of the Regional Group Practice (composed of Company and Affiliated Practice representatives) upon the request of either party to the Management Agreement in order to reflect the fair value of the management services provided, based upon the nature and volume of services required, the risks assumed by the Company and the total revenues of the Regional Group Practice. The amount of the management service fees paid by the Regional Group Practices to AMP will be directly affected by the amount of patient revenue generated by each Regional Group Practice.

     The Company will also generally be entitled to a fee of approximately 70% of the adjusted ancillary revenues, net of related ancillary expenses, of each Regional Group Practice. Ancillary revenues will be generated from services provided by the Regional Practice Group to its patients that are ancillary to DPM podiatric care (such as orthopedics, ambulatory care, physical therapy and the like). In connection with the AnestheCare Acquisition, the Company will retain the existing financial and fee arrangements of AnestheCare with its clients (other than the Regional Group Practices). After the AnestheCare Acquisition, services provided by AnestheCare to the Regional Group Practices will be delivered on a discounted basis, and AMP will receive a fee of approximately 70% of AnestheCare's adjusted ancillary revenues net of related ancillary expenses.

     The Management Agreements will have initial terms of 40 years, with automatic extensions (unless specified notice is given) of additional ten-year terms. The Management Agreements may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice, and, in the case of the Regional Group Practice, has also been approved by 80% of the equity holders of the Regional Group Practice. In addition, the Company may terminate the agreement if the Regional Group Practice or any physician (i) engages in conduct or is formally accused of conduct that would subject his or her license to practice medicine to be revoked or (ii) is otherwise disciplined by any licensing, regulatory or professional entity or institution, if the result of any event described in clause (i) or (ii) reasonably would be expected to materially adversely affect the Regional Group Practice.

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
     During the term of the Management Agreement and for a period of one year thereafter, the Regional Group Practices agree not to compete with the Company in providing services similar to those provided by the Company or by any Regional Group Practice anywhere generally within 20 miles of any location at which any physician of the Regional Group Practice has practiced medicine in the last year. Each Regional Group Practice also agrees that any and all confidential and proprietary information acquired by the Regional Group Practice during the term of the Management Agreement is the property of the Company and agrees to hold in strictest confidence such confidential and proprietary information. In addition, the Physician Engagement Agreement makes the Company a third party beneficiary of the Physician Engagement Agreement including covenants not to compete with and not to divulge confidential and properietary information of the Company and the Regional Group Practice and liquidated damages provisions therein. The Physician Engagement Agreements generally require the Regional Group Practices to pursue enforcement of these provisions or to assign to the Company the right to pursue enforcement. Furthermore, the Company may require the Group Practice to pay liquidated damages owed by a departing physician before those damages are collected by the Regional Group Practice.

     The Regional Group Practices will be responsible for obtaining professional liability and worker's compensation insurance for the physicians and other medical employees of the Regional Group Practices, as well as general liability umbrella coverage. The Company is responsible for obtaining professional liability and worker's compensation insurance for employees of the Company and arranging for general liability and property insurance for the Regional Group Practices.

     The Management Agreements contain indemnification provisions pursuant to which the Company will indemnify the Regional Group Practices for damages resulting from negligent acts or omissions by the Company and/or its stockholders, employees and/or subcontractors (other than the Regional Group Practice and its employees). In addition, the Regional Group Practices will indemnify the Company for any damages resulting from any negligent act or omissions by the Regional Group Practice and/or shareholders, employees and/or subcontractors (other than the Company or its employees) of the Regional Group Practices, resulting from claims arising from the performance of medical services or other intentional or negligent acts or omissions to act. The Company also agrees to indemnify the Regional Group Practices in connection with its failure to perform its obligations under the Management Agreement.

  PHYSICIAN ENGAGEMENT AGREEMENTS

     In addition to becoming a member of a Regional Group Practice, each DPM will enter into a Physician Engagement Agreement with that Regional Group Practice. Pursuant to the Physician Engagement Agreements, the Regional Group Practices will engage the DPMs to provide certain medical services to patients at the Group Practices offices. During the term of engagement, the DPM will practice medicine only as a participant in the Regional Group Practice, will practice medicine on a full-time basis at the Regional Group Practice offices and will perform such other duties as are reasonably assigned to and accepted by the DPM including, among other things (i) providing "on duty" and "on call" services on an equal rotating basis with other physician members of the Regional Group Practice, (ii) keeping and maintaining on a timely basis appropriate records relating to all professional services rendered and attending to all billing reports, claims and correspondence required in connection with services rendered, and (iii) complying with reasonable and necessary policies and procedures adopted by the Regional Group Practice. In addition, the DPM will continue to be licensed to practice medicine, will be or will become Board certified, will participate in continuing medical education programs and seminars, and will obtain and maintain an American Podiatric Medical Association C.M.E. certificate, or its equivalent. The DPM will also take any action reasonably required to obtain key man life insurance covering the DPM and naming the Regional Group Practice and/or its management services provider as exclusive beneficiaries.

     Each Physician Engagement Agreement has an initial term of five years (unless terminated as set forth below) and is automatically renewed for successive two-year periods unless terminated in accordance the agreement terms (the "Term"). Termination occurs upon (i) the death of the DPM, (ii) the disability of the DPM, or (iii) at the Regional Group Practice's option for "cause," which term includes (a) the failure of the DPM to perform the duties required in a reasonably satisfactory manner, (b) material dishonesty, fraud or gross negligence by the DPM, (c) the conviction of the DPM of a felony or other crime involving moral turpitude, (d) violation of the non-competition or non-disclosure provisions of the Physician Engagement Agreement, (e) unlawful use or other misuse of drugs or alcohol by the DPM, (f) failure by the DPM to maintain DPM's license to practice, (g) failure to obtain and/or maintain Board certification in podiatric medicine by an acceptable certifying organization within two years, or (h) the termination, cancellation or revocation of the medical malpractice insurance due to an act or omission by the DPM.

     For a period beginning at the beginning of the Term and ending one year after the end of the Term, the DPM may not, without consent of the Regional Group Practice own an entity engaged in a business the same as or substantially similar to the business of a Regional Group Practice or in a business that competes in any manner with the business of the Regional Group Practice and that is generally located or intended to be located within a radius of 20 miles of the offices of the Regional Group Practice at which the DPM has practiced podiatry in the last year. In addition, the DPM may not, during the same period, disclose or use any confidential material relating to any aspect of the business of the Regional Group Practice or any information regarding business methods, policies, procedures, techniques or trade secrets of the Regional Group Practice, its affiliates or entities in which the Regional Group Practices have an interest. The DPM may not act for any person or entity which employs or contracts with any person or entity employed by or an agent or consultant to the Regional Group Practice. Finally, in the event that the DPM terminates the Physician Engagement Agreement, the DPM must pay liquidated damages in an amount approximately equal to the twelve months of the Affiliated Practice expenses attributable to the DPM and agreed to by the Company at the time the Purchase Agreement was executed.

     In addition, the Company has agreed to make available to the Regional Group Practices for each DPM owner a loan in an amount equal to (i) an advance on the first monthly draw of such DPM, (ii) the difference between 90% of the prior year's level of distributions and the current period's level of distributions from the practice for the first three months and (iii) the difference between 80% of the prior year's level of distribution and the current period's level of distribution for the second three months following the Offering. The loan, if drawn, is repayable over two years and bears a market rate of interest.

COMPETITION

     The Company competes with many other entities to affiliate with podiatric practices. Several companies that have established operating histories and greater resources than the Company are pursuing the acquisition of the assets of general and specialty practices and the management of such practices. Physician practice management companies and some hospitals, clinics and HMOs engage in activities similar to the activities of the Company. There can be no assurance that the Company will be able to compete effectively with these competitors, that additional competitors will not enter the market or that this competition will not make it more difficult to affiliate with, and to enter into agreements to provide management services to, practices on terms beneficial to the Company.

     Regional Group Practices will compete with other local podiatric care service providers, as well as some managed care organizations. The Company believes that changes in government and private reimbursement policies and other factors have resulted in increased competition for consumers of medical services. The Company believes that the cost, accessibility and quality of services provided are the principal factors that affect competition. There can be no assurance that the Regional Group Practices will be able to compete effectively in the markets that they serve. The inability of the Regional Group Practices to compete effectively would materially adversely affect the Company.

     Further, the Regional Group Practices compete with other providers for managed care podiatric care contracts. The Company believes that trends toward managed care have resulted in increased competition for these contracts. Other practices and management service organizations may have more experience than the Regional Group Practices and the Company in obtaining these contracts. There can be no assurance that the Company or the Regional Group Practices will be able to successfully acquire sufficient managed care contracts to compete effectively in the markets they serve. The inability of the Regional Group Practices to compete effectively for these contracts could materially adversely affect the Company.

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
GOVERNMENT REGULATION

     The delivery of health care services has become one of the most highly regulated professional and business endeavors in the United States. Both the federal government and the individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare program and the Medicaid program, each of which is financed, at least in part, with federal funds. State jurisdiction is based upon the state's interest in regulating the quality of health care in the state, regardless of the source of payment.

     The Company believes its operations will be in material compliance with applicable laws; however, the Company has not received or applied for a ruling from any federal or state judicial or regulatory authority to this effect, and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation.

  FEDERAL LAW

     The federal health care laws apply in any case in which a Regional Group Practice is providing an item or service that is reimbursable under Medicare or Medicaid or other federal health care programs or in which the Company is claiming reimbursement from Medicare, Medicaid other federal health care programs or, in some instances, other third party payors on behalf of physicians with whom the Company has a Management Agreement. The principal federal laws include those that prohibit the filing of false or improper claims, those that prohibit unlawful inducements for the referral of business reimbursable under Medicare, Medicaid or other federal healthcare programs and those that prohibit the provision of certain services by (a) a provider to a patient if the patient was referred by a physician with which the provider has certain types of financial relationships or (b) a provider who is excluded from Medicare, Medicaid or other federal health care programs.

     FALSE AND OTHER IMPROPER CLAIMS. The federal government is authorized to impose criminal, civil and administrative penalties and/or exclusions on any health care provider and its officers, directors, and in certain limited circumstances, its owners that files a false claim or a pattern of claims based on a code that the provider has reason to know will result in greater payments than appropriate, claims for items or services not medically necessary, or for the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind), that is intended to induce the referral of federal health care program patients or the ordering of items or services reimbursable under those programs or the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. Civil monetary penalties can also be imposed if a person
"arranges or contracts" with a person excluded from a federally funded health care program, if they knew or should have known such person was excluded for reimbursement from Medicare or Medicaid. Criminal penalties are also available in the case of claims filed with private insurers if the government can show that the claims constitute mail fraud, wire fraud, health care fraud, theft, or embezzlement in connection with health care or false statements relating to healthcare matters. While the criminal statutes are generally reserved for instances evincing an obviously fraudulent intent, the criminal and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. The government has taken the position, for example, that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The government has also taken the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard. The government, in cases of suspected fraud, can freeze the assets of a health care provider and in the case of a federal health care offense can order the forfeiture of assets that constitute or are derived from proceeds traceable to the offense.

     The Company believes that its billing activities on behalf of the Regional Group Practices will be in material compliance with these laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by government authorities. A determination that the Company had violated these laws could have a material adverse effect on the Company.

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
     ANTI-KICKBACK LAW.  A federal law commonly known as the "Anti-Kickback
Law" prohibits the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind), that is intended to induce the referral of federal health care program patients or the ordering of items or services reimbursable under those programs. The law also prohibits remuneration that is intended to induce the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. The law has been broadly interpreted by a number of courts to prohibit remuneration that is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. Even bona fide investment interests in a health care provider may be questioned under the Anti-Kickback Law if the government concludes that the opportunity to invest was offered as an inducement for referrals. The penalties for violations of this law include criminal sanctions and exclusion from the federal health care program.

     In part to address concerns regarding the implementation of the Anti-Kickback Law, the federal government in 1991 published regulations that provide exceptions or "safe harbors" for certain transactions that will not be deemed to violate the Anti-Kickback Law. Among the safe harbors included in the regulations were provisions relating to the sale of physician practices, management and personal services agreements and employee relationships. Subsequently, regulations were published offering safe harbor protection to additional activities, including referrals within group practices consisting of active investors. Proposed amendments clarifying the existing safe harbor regulations were published in 1994. If any of the proposed regulations are ultimately adopted, they would result in substantive changes to existing regulations. The failure of an activity to qualify under a safe harbor provision, while potentially leading to greater regulatory scrutiny, does not render the activity illegal.

     There are several aspects of the Company's relationships with physicians to which the Anti-Kickback Law may be relevant. In some instances, for example, the government may construe some of the marketing and managed care contracting activities of the Company as arranging for the referral of patients to the physicians with whom the Company has a Management Agreement.

     Although neither the investments in the Company by physicians nor the Management Agreements between the Company and the Regional Group Practices qualify for protection under the safe harbor regulations, the Company does not believe that these activities fall within the type of activities the Anti-Kickback Law was intended to prohibit. A determination that the Company had violated the Anti-Kickback Law would have a material adverse effect on the Company.

     The Civil Monetary Penalties law also prohibits offering remuneration prohibited under the anti-kickback laws and offering remuneration to an individual eligible for Medicare or Medicaid benefits to induce that person to order or receive any reimbursable item or service from a particular person. Violations of the Civil Monetary Penalties law can result in the imposition of significant civil penalties.

     STARK SELF-REFERRAL LAW. The Stark Self-Referral Law (the "Stark Law") prohibits a physician from referring a patient to a health care provider for certain designated health services reimbursable by Medicare or Medicaid if the physician has a direct or indirect financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. In addition to the conduct directly prohibited by the law, the statute also prohibits schemes that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the law include (i) a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral, (ii) civil fines, and (iii) exclusion from the Medicare and Medicaid programs.

     The Company will provide or arrange for the provision of designated health service under the Stark Law. Because the Company will provide management services related to those designated health services provided by physicians affiliated with the Regional Group Practices, the Company will likely be deemed the provider of those services for purposes of the Stark Law and, accordingly, the recipient of referrals from physicians affiliated with the Regional Group Practices. In that event, such referrals will be permissible only if (i) the financial arrangements under the Management Agreements with the Regional Group Practices meet certain exceptions in the Stark Law and (ii) the ownership of stock in the Company by the referring physicians meets certain investment exceptions under the Stark Law. The Company believes that the

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
financial arrangements under the Management Agreements qualify for applicable exceptions under the Stark Law. However, there can be no assurance that a review by courts or regulatory authorities would not result in a contrary determination. In addition, the Company will not meet the Stark Law exception related to investment interest until the Company's stockholders' equity exceeds $75 million.

     On January 9, 1998, HCFA published proposed Stark rules to incorporate the provisions of the Stark Law into the Regulations with respect to designated health services other than Clinical Laboratory Services. These regulations provide, in the case of designated health services provided by a group practice, that the overhead expenses of and the income from the practice must be distributed according to methods that indicate that the practice is a unified business and not based on each satellite office operating as if it were a separate enterprise. While management believes that the overhead expenses of and the income from each Regional Group Practice will be distributed according to methods that indicate that the practice is a unified business, there can be no assurance that the Regional Group Practices' distribution methodology will not be challenged or scrutinized by governmental authorities. A determination that the Regional Group Practices sharing of overhead expenses and income did not comply with Stark would preclude referrals to certain designated health services operated by the Company and could have a material adverse effect on the Company.

  STATE LAW

     STATE ANTI-KICKBACK LAWS. Many states have laws that prohibit payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. However, a number of these laws apply to all health care services in the state, regardless of the source of payment for the service. Based on court and administrative interpretation of federal anti-kickback laws, the Company believes that these laws prohibit payments to referral sources where a purpose for payment is for the referral. However, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation. Therefore, no assurances can be given that the Company's activities will be found to be in compliance. Noncompliance with these laws could have an adverse effect upon the Company and subject it and physicians affiliated with the Regional Group Practices to penalties and sanctions.

     STATE SELF-REFERRAL LAWS. A number of states have enacted self-referral laws that are similar in purpose to the Stark Law but which impose different restrictions. Some states, for example, only prohibit referrals when the physician's financial relationship with a health care provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Some states do not prohibit referrals but require only that a patient be informed of the financial relationship before the referral is made. The Company believes that its operations are in material compliance with the self-referral law of the states in which the Regional Group Practices are located.

     FEE-SPLITTING LAWS. Many states prohibit a physician from splitting with a referral source the fees generated from physician services. Other states have a broader prohibition against any splitting of a physician's fees, regardless of whether the other party is a referral source. In most states, it is not considered to be fee-splitting when the payment made by the physician is reasonable reimbursement for services rendered on the physician's behalf.

     The Company will be reimbursed by physicians on whose behalf the Company provides management services. The compensation provisions of the Management Agreements have been designed to comply with applicable state laws relating to fee-splitting. There can be no certainty, however, that if challenged, the Company and its Regional Group Practices will be found to be in compliance with each state's fee-splitting laws. A determination in any state that the Company is engaged in any unlawful fee-splitting arrangement could render any service Management Agreement between the Company and a Regional Group Practice located in such state unenforceable or subject to modification in a manner adverse to the Company.

     A recent decision by the Florida State Medical Board held that payments by a physician to a non-physician practice management company which were based on a percentage of the physician's income constituted fee splitting. While the Company's Management Agreements are not based upon a percentage of any physician's net income, there can be no assurance that the compensation methodology will not be challenged or scrutinized by governmental authorities. A determination that the Company's compensation methodology did not comply with applicable fee splitting could have a material adverse effect on the Company. It must, however, be noted that the Florida decision is under appeal and no prediction can be made as to the outcome of the appeal.

     CORPORATE PRACTICE OF MEDICINE. Most states prohibit corporations from engaging in the practice of medicine. Many of these state doctrines prohibit a business corporation from employing a physician. States differ, however, with respect to the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. Some states interpret the "practice of medicine" broadly to include activities of corporations such as the Company that can have an indirect impact on the practice of medicine, even where the physician rendering the medical services is not an employee of the corporation and the corporation exercises no discretion with respect to the diagnosis or treatment of a particular patient.

     INSURANCE LAWS. Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. While these laws do not generally apply to companies that provide management services to networks of physicians, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network. The Company believes that its proposed operations are in compliance with these laws in the states in which it currently does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

EMPLOYEES AND AFFILIATED PERSONS

     Upon the consummation of the Offering, the Company expects to employ about 199 staff personnel of the initial Affiliated Practices and 29 people at the corporate headquarters in Houston, Texas. AMP intends to provide benefits, to include health, life, disability and 401(k) components, to the employees of the Regional Group Practices and to make available, at the Regional Group Practices' own expense, to the approximately 66 DPMs similar benefits. The Company intends to outsource the personnel administration function as well as the benefits component to a Professional Employer Organization and is currently in the process of evaluating and selecting a provider. The Company feels this will enable it to more efficiently manage human resource risks, implement the management of a geographically diversified workforce more quickly, offer a more comprehensive benefits packages, and realize overall cost efficiencies. As the Company grows, it will continually reevaluate this decision, and may eventually decide to hire additional employees to perform these functions. The Company believes that its relationship with its employees is good. None of the Company's employees have entered into a collective bargaining agreement.

LEGAL PROCEEDINGS AND INSURANCE

     The Company is not party to any litigation. However, if the Regional Group Practices become subject to litigation involving medical malpractice or any other claims, the Company may become involved. The Company has acquired medical malpractice insurance that will be effective upon consummation of the IPO. See "Risk Factors -- Liability and Insurance Risks Associated with Podiatric Practices." In addition, in connection with the purchase of the stock of certain Affiliated Practices, the Company will assume certain liabilities of such practices.

PROPERTIES

     The Company leases approximately 16,000 square feet of office space at its headquarters in Houston, Texas. In addition, in connection with the Transactions, the Company will enter into leases for the facilities utilized by the initial Affiliated Practices and AnestheCare, and will purchase certain real estate from Dr. Kramer in Decatur, Georgia, as part of the Kramer Transfer.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The authorized number of directors on the Company's Board will be seven. Immediately prior to the closing of the IPO, the Board will be divided into three classes, as nearly equal in number as possible, with the initial term of office of Class I directors to expire at the first annual meeting of stockholders, the initial term of office of Class II directors to expire at the second annual meeting of stockholders and the initial term of office of Class III directors to expire at the third annual meeting of stockholders, each class of directors to hold office until their successors have been duly elected and qualified. The Class III Directors will be Mr. McCrary, Mr. Bertsch and Dr. Kalish. The Class II Directors will be Dr. Hartley and Mr. Bace. The Class I Directors will be Dr. Huge and another DPM to be elected by the holders of Class B Common Stock.

     The table below sets forth information with respect to those individuals who are currently expected to serve as directors and executive officers of the Company immediately following the IPO.

                  NAME                     AGE                              POSITION
----------------------------------------   ---   ---------------------------------------------------------------
Jack N. McCrary.........................   60    Chairman of the Board of Directors, President and Chief
                                                   Executive Officer

Wayne A. Bertsch........................   55    Senior Vice President, Chief Financial Officer,
                                                   Treasurer, Secretary and Director

Randy E. Johnson........................   43    Senior Vice President -- Regional Operations Officer

Kenneth Arrowood........................   59    Vice President -- Development

Roger Bigham............................   46    Vice President of the Company and Chief Operating Officer of
                                                   AnestheCare

Joseph D. Grau..........................   43    Vice President -- Regional Operations Officer

David LaGuardia.........................   37    Vice President -- Ancillary Support Services

Randee H. Lehrer........................   39    Vice President -- Managed Care Relations

Cecil R. Pickens........................   33    Vice President and Chief Accounting Officer

John S. Bace, CFA.......................   66    Director

S.F. "Charley" Hartley, D.P.M.,
  F.A.C.F.S.............................   53    Director

Donald S. Huge, M.D.....................   67    Director

Stanley R. Kalish, D.P.M., F.A.C.F.S....   51    Director and Chairman, Medical Policy Board

     These directors and executive officers are considered "promoters" of the Company. See "Certain Transactions."

     JACK N. MCCRARY has been Chairman, President and Chief Executive Officer of the Company since March 1996 and is a founder and organizer of the Company. Mr. McCrary has been active in the executive management of entities involved in the U.S. health care industry since 1970. Most recently, beginning in April 1984 he co-founded five Houston, Texas medical facilities and has served as Vice Chairman of Doctors Hospital Airline since April 1984, Vice Chairman and President of Doctors Hospital East Loop since February 1987, Vice Chairman and President of Kingwood Plaza Hospital since May 1990, Vice Chairman and President of Plaza Rehabilitation Hospital at Kingwood since July 1991, and Vice Chairman and President of Kingwood Medical Plaza since May 1990. Since 1995, these organizations have been in the process of winding down/selling their operations to Columbia/HCA. Prior to this, Mr. McCrary was with Lifemark Corporation as its Chief Financial Officer, which included corporate development responsibilities. During his years at Lifemark, Mr. McCrary served in the capacities of Director, Member of the Executive Committee, Member of the Finance Committee and President of two of Lifemark's operating subsidiaries. Mr. McCrary has also been responsible for developing 13 lithotripter centers, while serving as the founding President of URO-Tech Corporation and has served as President of Medi-Magnetics, Inc., a medical device company. Mr. McCrary also has served as the Chairman of the Board of Trustees of the Texas A&M Research Foundation since November 1989. Mr. McCrary received a B.S. in Mechanical Engineering from Texas A&M University in 1959 and an M.B.A. from Harvard Graduate School of

Business Administration in 1965 and completed the Executive Advanced Management Program at the University of Texas in 1968.

     WAYNE A. BERTSCH has been Senior Vice President, Chief Financial Officer and Treasurer since October 1997. Mr. Bertsch was previously Vice
President -- Regional Operations Officer of the Company from August 1996 to August 1997. From September 1995 to August 1996, Mr. Bertsch served as Business Manager of Hermann Hospital Home Health, an agency based in a large, not-for-profit, university-affiliated medical center. Mr. Bertsch was associated with Medical Innovations, Inc. as a Director of its Hospital Home Care Division from January 1993 to August 1995. He also served as Vice President-Finance for Preferred Homecare, Inc. and a related entity, Preferred Pharmacy, Inc., from April 1991 to December 1992. Mr. Bertsch has been active in the U.S. health care industry in various capacities since 1970, including 14 years with Lifemark Corporation where he had increasing roles of responsibility in the financial and operational performance of Lifemark. He has been responsible for cash management billing and collection of professional and management fees, and audited financial and operational reporting, for partnerships and corporations. Mr. Bertsch received a B.A. in Economics and Business Administration in 1965, and a B.S. in Accounting in 1966 from Rice University and is a Certified Public Accountant.

     RANDY E. JOHNSON has been Senior Vice President-Regional Operations Officer for the Regional Group Practices of Atlanta, Houston, Miami and South Texas since October 1997 and was Vice President -- Regional Operations Officer of AMP from August 1996 to August 1997. From February 1991 to August 1996, Mr. Johnson held various senior operating management positions with Mid-America Health Care Group and some of its affiliated hospital organizations, including serving as the organizing and founding Administrator at Kingwood Plaza Rehabilitation Hospital. He has held various senior management positions over entities involved in the U.S. health care market since September 1979. Mr. Johnson received an B.B.A. in Finance from the University of Texas in 1979 and an M.S. in Health Service Administration from the University of Houston at Clear Lake in 1981.

     KENNETH R. ARROWOOD joined the Company as Vice President-Development on September 9, 1997. Prior to that he had been a consultant for the Company since April 1997. Before joining the Company, Mr. Arrowood served for two years as the Chief Executive Officer & Founder of Management Service Organization, Inc., a physician practice management company. Prior to Management Services Organization, Inc., Mr. Arrowood has served as the Chief Executive Officer & Founder of Provider Management Services, Inc., an orthopedic, imaging and physical therapy practice management company since 1989. Prior to 1989, Mr. Arrowood served as the Chief Executive Officer & Founder for The Gains Group, Inc., a physician recruiting and turn-key medical practice installation consultant for hospitals from 1988 to 1989, and as Chief Executive Officer & Founder for the Allenwood Group, Inc., a national executive recruitment and Human Resource consulting firm from 1979 to 1986.

     ROGER BIGHAM will serve as the Company's Vice President and as the Chief Operating Officer of AnestheCare, Inc., which will become a wholly-owned subsidiary of the Company upon its acquisition by the Company in connection with the Offering. Mr. Bigham has been the President and CEO of Pyramid Anesthesiology Group, Inc. and AnestheCare (collectively "AnestheCare") since 1984. In addition to serving as a certified registered nurse anesthetist, Mr. Bigham has served as a clinical instructor at Mission Memorial Hospital from 1977-1982, and as a head of the Anesthetist Department for Humana Hospitals from 1984-1987. Mr. Bigham earned his Registered Nurse Associate Degree from Pima College in Tucson, Arizona and in 1982 his B.S. in Nurse Anesthesiology at Warren Wilson College in Swannanoa, North Carolina. Mr. Bigham is an active member in the Anesthesia Administrators Assembly, the Ambulatory Surgery Society, the Financial Management Society, the Healthcare Financial Management Association, the American College of Healthcare Executives, and the American Association of Nurse Anesthetists.

     JOSEPH D. GRAU has served as the Vice President -- Regional Operations Officer for the Regional Group Practices of North Texas, St. Louis, and Maryland since October 1997. From February 1994 to the time of his joining the Company, Mr. Grau was President, Southwest Region for Physician Management Group, Inc. ("Physician Management"). At Physician Management, Mr. Grau was responsible for analyzing, evaluating, and providing creative solutions in connection with his provision of practice management consultative services to numerous medical practices. From March 1989 to January 1994, Mr. Grau served as Vice President of Nix Healthcare System, a multi-facility hospital management company. From April 1987 to February 1989, Mr. Grau served as the Administrator of Willis-Knighton South Hospital, prior to which

Mr. Grau served from July 1985 to March 1987 as the Executive Director of Riverside Community Hospital and Byrd Memorial Hospital both hospitals being owned by American Medical International, Inc. From March 1984 to July 1985, Mr. Grau was the Administrator of Littlefield Medical Center. Mr. Grau has been involved in healthcare since 1978. Mr. Grau received his B.A. in accounting in 1976 and his M.B.A. in 1979, both from Auburn University.

     DAVID LAGUARDIA will join the Company upon the Offering as its Vice President--Ancillary Support Services. In 1984, Mr. LaGuardia co-founded AnestheCare, and has served as its Vice President and Chief Financial Officer since its inception. In 1987, Mr. LaGuardia co-formed Professional Therapy Service Incorporated, now Georgia Rehabilitation Corporation, Inc. and has served as its President and Chairman since then. Mr. LaGuardia is a board certified registered nurse anesthetist, having received his nurse anesthetist certificate from Montgomery School of Anesthesia in Philadelphia in 1980 and his board certification in 1983.

     RANDEE H. LEHRER became Vice President -- Managed Care Relations in March 1998. From 1996 until March 1998, Ms. Lehrer was the President and Chief Executive Officer of Community Health Choice, Inc., an HMO in Houston, Texas, and from 1993 until 1996 served in various capacities at Texas Children's Hospital in Houston, Texas including President of the Texas Children's Health Plan, Inc. and Director of Managed Care. From 1991 until 1993, she was an Administrative Director at St. Joseph's Children's Hospital in Tampa, Florida. Ms. Lehrer received her B.S. in Nursing from the University of South Carolina in 1979 and her M.B.A. from the University of Tampa in 1987.

     CECIL R. PICKENS has been the Company's Vice President and Chief Accounting Officer since October 1997. From November 1995 to February 1997, Mr. Pickens served as the Corporate Controller for American Ophthalmic, Inc., a physician practice management company specializing in ophthalmology. Mr. Pickens' responsibilities at American Ophthalmic included internal and external financial reporting, budgeting and analysis, and the establishment of accounting policies and procedures. Prior to American Ophthalmic, from May 1992 to October 1995, Mr. Pickens was with OccuSystems, Inc., a physician practice management company, specializing in occupational medicine, where he held the positions of Director of Managed Care Information and Corporate Controller. From July 1986 to February 1992, Mr. Pickens was employed by KPMG Peat Marwick in various accounting capacities resulting in his becoming an Audit Manager in 1991. Mr. Pickens graduated from the University of Texas at Austin with a B.B.A. in accounting in May 1986 and is a Certified Public Accountant.

     JOHN S. BACE, CFA, has agreed to serve as a Director of the Company upon consummation of the Offering. Mr. Bace has been a private investor since October 1994 and currently serves in the capacity of Chairman or Trustee of several charitable trusts and foundations. From 1976 until October 1994, Mr. Bace served in various capacities including Senior Vice President, Executive Vice President, Principal, and Director of Eagle Management and Trust Company, an investment management firm with assets in excess of $1 billion. Mr. Bace received his Masters of Business Administration in 1959 from the University of Texas where he has for the last three years served as Investment Counselor to the MBA Investment Fund, University of Texas in Austin. Mr. Bace has been a member of the Association of Investment Management and Research since 1970, and since 1974 has been a member of the Institute of Chartered Financial Analysts.

     S.F. "CHARLEY" HARTLEY, D.P.M., F.A.C.F.S. has agreed to become a Director of the Company upon consummation of the Offering and has been a practicing podiatrist in S.F. Hartley, D.P.M., P.C. since 1979. Dr. Hartley has been a member of the Harris County Podiatry Association since 1979, having served as its President in 1983-1984, has been a member of the Texas Podiatric Medical Association since 1979, having served as its President in 1992-1993, has been a member of the American Podiatry Medical Association since 1979, has served as a Delegate of the American Podiatry Medical Association House of Delegates since 1993 and, since 1987, has been a member of the Academy of Podiatric Sports Medicine. Dr. Hartley graduated from the University of Houston with a B.S. in Biology and from the Illinois College of Podiatric Medicine with a Doctor of Podiatric Medicine. Dr. Hartley is Board Certified by the American Board of Podiatric Surgery.

     DONALD S. HUGE, M.D. has agreed to serve on the Board of Directors of AMP upon consummation of the Offering. Dr. Huge has served as the National Medical Director and Vice President of Chapman

Schewe, Inc., a benefit consulting firm since March 1997. From July 1995 to February 1997, he served as the Medical Director for HMO Texas, where he was responsible for medical management, utilization, concurrent review and case management, quality assurance and quality improvement. Dr. Huge served as Senior Medical Director for Sanus/NYL Care from June 1993 to June 1995, and from March 1992 to May 1995 he worked with MetLife/United where he served as both Network Director and Medical Director. Prior to assuming his various medical directorship positions, Dr. Huge was a practicing physician for 23 years. Dr. Huge has been a member of the American College of Medical Quality since 1992 and served as its President from 1994 to 1996. Dr. Huge has served on the Board of Trustees of Park Plaza Hospital, and the Visiting Nurses Association, and has served on the utilization committees of Park Plaza Hospital, Hermann Hospital and Diagnostic Center Hospital. Dr. Huge received his B.A. degree in 1953 from Southern Methodist University, Dallas, Texas, and his Medical Degree from Baylor College of Medicine, Houston, Texas, in 1957.

     STANLEY R. KALISH, D.P.M., F.A.C.F.S. has agreed to become a Director of the Company and the Chairman of the Medical Policy Board upon consummation of the Offering. Dr. Kalish has been a practicing podiatrist in Atlanta Foot & Leg Clinic, P.A. since 1974, is an accomplished author and lecturer and has designed several surgical instruments. Dr. Kalish has been an active member and Diplomat of the American Board of Podiatric Surgery since 1976, has been a Fellow of the American College of Foot Surgery (F.A.C.F.S.) since 1976, has been a member of the American College of Podiatrics and since 1980 has been a Fellow of the American College of Podiatric Dermatology. Dr. Kalish graduated in 1967 with a B.A. in Biology from Adelphi University and received his Doctor of Podiatric Medicine in 1971 from the New York College of Podiatric Medicine.

MEDICAL POLICY BOARD

     Concurrently with the Offering, the Company will create a Medical Policy Board to identify and communicate the best medical practices and protocol. The initial Medical Policy Board will consist of the following four members:

                  NAME                      AGE        POSITION
----------------------------------------    ---     ---------------
Stanley R. Kalish, D.P.M., F.A.C.F.S....    51         Chairman
Lawrence B. Harkless, D.P.M.............    47       Vice Chairman
Bernard J. Hersh, D.P.M.................    62       Vice Chairman
Robert G. Frykberg, D.P.M., M.P.H.......    46       Vice Chairman

     STANLEY R. KALISH, D.P.M., F.A.C.F.S. See "Management -- Directors and Executive Officers."

     LAWRENCE B. HARKLESS, D.P.M. will serve as a Vice Chairman on the Medical Policy Board upon consummation of the Offering. Since September 1993, Dr. Harkless has been a Professor in the Department of Orthopedics and a Director of the Podiatry Residency Training Program (the "UT Program") at the University of Texas Health Science Center at San Antonio. From September 1987 until September 1993 he was a Clinical Professor and Director of the UT Program. Dr. Harkless received his B.S. from California College of Podiatric Medicine in San Francisco, California in 1973 and his D.P.M. from the same institution in 1975.

     BERNARD J. HERSH, D.P.M. has agreed to serve as a Vice Chairman of the Medical Policy Board upon consummation of the Offering. Dr. Hersh was National President of the American Association of Hospital Podiatrists and has been involved in the American Academy of Podiatric Sports Medicine and the Texas Podiatric Medical Association, among other professional associations. Since 1959, Dr. Hersh has been in private practice in Bernard J. Hersh, D.P.M., a sole proprietorship. Dr. Hersh received his D.P.M. in 1959 from Temple University College of Podiatric Medicine.

     ROBERT G. FRYKBERG, D.P.M., M.P.H. will serve as a Vice Chairman of the Medical Policy Board upon consummation of the Offering. Since 1978, Dr. Frykberg has been in private practice at Boston Foot Care Group. Since 1996, he has been a Clinical Instructor in Surgery at Harvard Medical School. Dr. Frykberg received his B.S. in Zoology from the University of Rhode Island in 1973, his D.P.M. from the California College of Podiatric Medicine in 1976 and his M.P.H. from Harvard University in 1994.

BOARD OF DIRECTORS, MEDICAL POLICY BOARD AND COMMITTEES

  DIRECTOR COMPENSATION

     Following the closing of the IPO, it is anticipated that non-employee directors of the Company will receive a fee of $2,000 for each meeting of the Board attended in person and $500 for each Board meeting attended telephonically. For each committee meeting not held in conjunction with a Board meeting, each non-employee director will receive a fee of $1,000 for each such meeting attended in person. All directors will be reimbursed for expenses incurred in the performance of their duties. Each non-employee director will receive a non-qualified option to purchase 5,000 shares of Common Stock exercisable at the IPO price, upon being elected a director.

  MEDICAL POLICY BOARD

     Following the closing of the Offering, it is anticipated that those serving in the capacity of Chairman or Vice Chairman of the Medical Policy Board will receive a fee of $2,000 for each Medical Policy Board meeting attended in person and $500 for each Medical Policy Board meeting attended telephonically. All members of the Medical Policy Board will be reimbursed for expenses incurred in the performance of their duties. Each member of the Medical Policy Board will receive a non-qualified option to purchase 4,000 shares of Common Stock exercisable at the IPO price, upon joining the Medical Policy Board.

  EXECUTIVE COMMITTEE

     Under the Company's Articles and Bylaws, the Board may by resolution appoint from its membership, annually, an executive committee of two or more directors, which shall include the Chief Executive Officer and the Chief Financial Officer of the Company. The Board may designate in such resolution one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member at any meeting of the committee. The Executive Committee, during the intervals between meetings of the Board, will have authority and power to act on behalf of the Board as provided in the Bylaws. After the IPO, the initial members of the Executive Committee are expected to be Messrs. McCrary and Bertsch.

  OTHER COMMITTEES

     The Board may, by resolution adopted by a majority of the authorized number of directors, designate one or more other committees, each consisting of two or more directors, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Any such committee shall have authority to act in the manner and to the extent provided in the resolution of the Board and may have all the authority of the Board, except with respect to the limitations as set forth in the Bylaws.

     Following the Closing, the Board is expected to have the following committees, in addition to the Executive Committee, and the following respective initial members (i) the Audit Committee (Mr. Bace and Dr. Huge), (ii) the Finance and Strategic Planning Committee (Messrs. McCrary, Bertsch and one independent director) and (iii) the Compensation Committee (Mr. McCrary, Mr. Bace and Dr. Huge).

EXECUTIVE COMPENSATION

     AMP has not conducted and will not conduct on-going non-developmental business activities until the initial Affiliated Practice affiliations and the IPO are complete. Until the IPO, AFC has paid the salaries of persons who are executive officers and employees of AMP. Prior to the Offering, Jack N. McCrary, Chairman, Chief Executive Officer and President of AMP, accrued salary of $150,000 for each of the fiscal years ended December 31, 1996 and 1997. In addition Wayne A. Bertsch, Senior Vice President, Chief Financial Officer, Treasurer and Director and Randy E. Johnson, Senior Vice President-Regional Operation Officer were each paid salaries of $120,000 for the fiscal year ended December 31, 1997. These salaries were incurred by AFC in connection with the affiliations and will be assumed by AMP under the Reimbursement and Assumption Agreement. Mr. McCrary's accrued salary for 1996 and 1997 will be paid with a portion of the proceeds of the IPO and, in addition, Mr. McCrary has received 52,500 membership interests of AFC. Other than Mr. McCrary, Mr. Bertsch and Mr. Johnson there have been no executive officers who have earned $100,000 in any single completed fiscal year since the Company's inception.

     The Company has entered into employment agreements with Mr. McCrary, Wayne
A. Bertsch, Randy E. Johnson, Roger Bigham and David LaGuardia pursuant to which these officers will be paid annual salaries of $300,000, $180,000, $180,000, $150,000 and $150,000, respectively.

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

     The Company has adopted the 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan") to provide incentives to attract and retain directors, officers, advisors, consultants and key employees. After the Offering, the 1997 Plan will be administered by the Company's Board of Directors or a committee composed of members of the board (the "Plan Administrator"). Officers, directors, employees of the Company, consultants and advisors to the Company are eligible to receive awards under the 1997 Plan, at the Plan Administrator's discretion.

     Awards available under the 1997 Plan include: (i) Common Stock purchase options; (ii) stock appreciation rights; (iii) restricted stock; (iv) deferred stock; (v) performance shares and (vi) other stock-based awards. The Company has reserved 1,157,098 of the shares of its Common Stock for granting of awards under the 1997 Plan. Under the terms of the 1997 Plan, the Plan Administrator retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.

     The Company has granted 464,500 options to purchase shares of Common Stock upon consummation of the IPO at a purchase price equal to the IPO price. Pursuant to their Employment Agreements (as defined below), the Company has granted options to Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia under the 1997 Plan, representing the right to purchase 125,000, 65,000, 65,000, 15,000 and 15,000 shares of Common Stock, respectively.

PERFORMANCE BONUS PLAN

     The Board has adopted the American Medical Providers, Inc. Executive Officer Performance Bonus Plan (the "Performance Bonus Plan") covering eligible officers of the Company. The Performance Bonus Plan will be administered by the Compensation Committee, which each year, beginning on January 1, 1998 will select the officers of the Company who will be eligible to receive awards under the Performance Bonus Plan. Upon achievement by the Company of certain targeted operating results or other performance goals, such as operating income, pre-tax income or earnings per share, the Company will pay performance bonuses, the aggregate amounts of which will be determined annually based upon an objective formula. The Employment Agreements (as defined below) provide for the payment of certain minimum bonuses upon the achievement of targeted performance criteria under the Performance Bonus Plan. See
" -- Employment Agreements."

EMPLOYMENT AGREEMENTS

     In connection with the IPO, Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia's employment agreements with AFC will be terminated and replaced with new employment agreements (the "Employment Agreements") with the Company described below.

     These officers' Employment Agreements provide that they will serve in the following capacities: Mr. McCrary as President, Chief Executive Officer, Chairman of the Board and Chairman of the Executive Committee; Mr. Bertsch as Senior Vice President, Chief Financial Officer and a Director and, for as long as he is a Director, a member of the Executive Committee; Mr. Johnson as Sr. Vice President -- Regional Operations Officer; Mr. Bigham as Vice President of the Company and Chief Operating Officer of AnestheCare, Inc.; and Mr. LaGuardia as Vice President -- Ancillary Support Services.

     The Employment Agreement of Mr. McCrary will have an initial term of five years, and each of the Employment Agreements of Messrs. Bertsch, Johnson, Bigham and LaGuardia will have an initial term of three years. The Employment Agreement of Mr. McCrary will be renewed automatically upon expiration of its initial term and any subsequent five year term, unless the Company or Mr. McCrary gives 12 months prior notice that such Agreement will not be renewed. Upon expiration of their initial terms, each of the Employment Agreements of Messrs. Bertsch, Johnson, Bigham and LaGuardia will be renewed automatically one time only for two additional years, unless the Company or any of Messrs. Bertsch, Johnson, Bigham and LaGuardia as applicable, gives 12 months prior notice that such Agreement will not be renewed.

     Under the Employment Agreements, each officer will be entitled to receive a base salary and an annual bonus to be determined by the AMP Board of Directors and will be entitled to participate in the stock option plans of the Company that are generally available to executives of the Company. The initial base salaries for

Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia under their respective Employment Agreements are $300,000, $180,000, $180,000, $150,000 and $150,000,
respectively. The total number of shares of Common Stock of the Company that will be permitted to be distributed under the 1997 Plan will be 1,157,098 shares. Of this total, pursuant to the Employment Agreements, the Company has granted to Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia options under the 1997 Plan to purchase 125,000, 65,000, 65,000, 15,000 and 15,000 shares of
Common Stock, respectively.

     Each of Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia is prohibited from competing with the Company while employed by the Company. In certain circumstances, each of Messrs. McCrary, Bertsch, Johnson, Bigham and LaGuardia will be prohibited from competing for two years following termination of his Employment Agreement during the initial term of his Employment Agreement and for one year following termination during successive terms.

     The Employment Agreement of Mr. McCrary cannot be terminated by the Company without the prior approval of two-thirds of the Board. If Mr. McCrary is terminated by the Company without "Cause" or resigns for "Good Reason" (each as defined in his Employment Agreement), his outstanding options will immediately vest and become exercisable and he will be entitled to receive a lump sum payment equal to the greater of (i) his current base salary and annual target bonus payable over the remainder of his contract term or (ii) 3.0 times his current annual salary plus annual target bonus. If Messrs. Bertsch, Johnson, Bigham or LaGuardia is terminated by the Company without "Cause" or by such officer for "Good Reason" (each as defined in their respective Employment Agreement), his respective outstanding options will immediately vest and become exercisable and he will be entitled to receive a lump sum payment equal to the greater of (i) his current base salary and annual target bonus payable over the remainder of his contract term or (ii) two times his current annual salary plus annual target bonus.

     Upon termination of the employment of any of Messrs. McCrary, Bertsch, Johnson, Bigham or LaGuardia by the Company without "Cause" or by such officer for "Good Reason," such officer would be entitled to receive a lump sum payment equal to the total amount of any excise taxes to which such officer may become subject under Section 4999 of the Internal Revenue Code.

                              CERTAIN TRANSACTIONS

AFFILIATED PRACTICES

     The consideration paid by the Company for the initial Affiliated Practices is based upon the practices' gross revenue, growth potential, quality of patients, location and service delivery and depth of presence in its local market. All of the Transfers of the initial Affiliated Practices, except for the Kramer Transfer and the Ambulatory Surgery Center Acquisitions, will be accounted for by the Company under SAB 48, such that the non-monetary assets and liabilities of these initial Affiliated Practices will be received by the Company at the transferor's historical cost basis for accounting purposes. The Company's management coordinated the valuation of these Affiliated Practices. The methodology for valuing the non-monetary assets was primarily based upon a multiple of the projected earning's contribution to AMP utilizing adjusted historical financial information of the respective Affiliated Practices. Once the total consideration was determined, the Affiliated Practices could elect to receive a maximum of 25% in cash and the balance in shares of Common Stock valued at the initial public offering price. The balance of net assets acquired or net liabilities assumed did not weigh significantly in the allocation. Appraisals of the practices were not obtained and if received would have no impact on the non-monetary transfers. Monetary assets and liabilities, including billed and unbilled receivables and credit balances, payables and certain miscellaneous accruals will either be acquired by AMP at their fair market value or retained by the Affiliated Practices, as agreed among the parties.

     The AnestheCare Acquisition, the Kramer Transfer, the Ambulatory Surgery Center Acquisitions, and all future practice affiliations will not be accounted for under SAB 48. Instead these practice affiliations will be accounted for as purchases at fair market value and are expected to result in purchase prices in excess of net assets acquired (goodwill). Each owner DPM of the Affiliated Practices and AnestheCare is considered a "promoter" of the Company. The following table provides certain information concerning the Transfers:

                                                                      CONSIDERATION TO BE RECEIVED
                                                          -----------------------------------------------------
                                         ASSETS TO BE     CASH VALUE    NUMBER OF                       DEBT
       SAB 48 TRANSACTIONS(1)           CONTRIBUTED(2)    OF SHARES     SHARES(3)    CASH PAID(4)    ASSUMED(4)
-------------------------------------   --------------    ----------    ---------    ------------    ----------
Louis M. Antahades, D.P.M............     $    6,000      $   41,324        3,757     $   10,331      $ --
Stephan Bard, D.P.M..................         28,218         122,919       11,174         53,572        --
Douglas M. Beek, D.P.M...............         21,600         299,735       27,249        141,716        --
David L. Blumfield, D.P.M.(5)........        128,119         523,493       47,591        260,847        --
William B. Bradbury, D.P.M.(5).......         62,318         122,645       11,150         82,539        --
Karen E. Brooks, D.P.M...............        119,469         336,862       30,624        154,140        --
David K. Cantor, D.P.M...............         91,345         375,946       34,177        173,981        --
Armida deBelvill, D.P.M..............        --               80,652        7,332         20,163        --
Peter R. DeFrank, D.P.M..............         17,108         206,115       18,738         93,200        --
Salvatore DeFrank, D.P.M.............         21,063         405,786       36,890        165,882        --
Kenrick J. Dennis, D.P.M.............        207,259         217,978       19,816        108,444        --
Stephen R. Densen, D.P.M.............         51,197         161,800       14,709         81,252        --
Laurence I. Dorman, D.P.M............          6,323         145,102       13,191         72,277        --
Alan I. Ettinger, D.P.M..............         24,554         172,956       15,723         77,174        --
Gerald I. Falke, D.P.M...............        177,929         724,420       65,856        306,806        --
Thomas S. Garrison, D.P.M............         66,873         413,185       37,562        185,588        --
Norman W. Goldman, D.P.M.............         63,060         328,354       29,850        151,636        --
Anthony Halinski, D.P.M..............        323,870         982,655       89,332        395,183        --
Todd Harrison, D.P.M.................        117,646         482,946       43,904        204,537        --
S.F. Hartley, D.P.M..................         65,263         675,226       61,384        311,343        --
Dale S. Herman, D.P.M................        227,228         309,197       28,109        150,429        --
Bernard J. Hersh, D.P.M..............        225,605         501,275       45,570        224,125        --
Richard Hochman, D.P.M...............         22,717          98,095        8,918         52,906        --
Stanley R. Kalish, D.P.M.(6).........        252,735         685,261       62,296        378,888        --
Michael W. Kendall, D.P.M............        193,804         551,148       50,104        351,094        --
Kirk Koepsel, D.P.M..................         66,872         413,185       37,562        185,588        --
Paul D. Leon, D.P.M..................         21,465         250,558       22,778        106,806        --
Gregory L. Mangum, D.P.M.(5).........         71,384         290,725       26,430        158,195        --
Bruce Miller, D.P.M.(5)..............        102,433         432,301       39,300        200,162        --
James E. Miller, D.P.M...............         74,770          93,260        8,478         53,940        --
Michael Mineo, D.P.M.(5).............        128,119         523,493       47,591        260,847        --
Robert J. Morris, D.P.M..............         63,447         121,539       11,049        120,385        --
Steven A. Moskowitz, D.P.M.(5).......        127,402         484,944       44,086        234,417        --
Jeffrey R. Murray, D.P.M.............         28,566         519,187       47,199        267,882        --
Sherman Nagler, D.P.M.(5)............         91,237         325,276       29,571        163,707        --
Robert G. Parker, D.P.M.(5)..........        181,471         324,522       29,502        169,290        56,000
Steven P. Richman, D.P.M.............         97,454         481,189       43,744        219,001        --
Donald E. Robinson, D.P.M............         75,207         275,064       25,006        143,108        --
Mark R. Sands, D.P.M.................        163,897         822,300       74,755        367,588        --
Charles P. Sanicola, D.P.M...........         45,066         278,863       25,351        136,204        --
Jerry S. Silverman, D.P.M............        180,865         394,267       35,842        106,422       100,000
Donald C. Stran, D.P.M...............        108,420         760,575       69,143        330,922        --
Barry M. Tuvel, D.P.M................         62,037         471,119       42,829        211,706        --
George R. Vito, D.P.M................        268,885       1,734,362      157,669      1,278,121        --
Richard A. Weissman, D.P.M...........         21,600         299,735       27,249        141,716        --
                                        --------------    ----------                 ------------    ----------
    Subtotal.........................     $4,501,900      $18,261,539   1,660,140     $9,064,060      $156,000

       NON SAB 48 TRANSACTIONS
-------------------------------------
Jerald N. Kramer, D.P.M.(7)..........     $   63,365      $   --           --         $1,404,000      $ --
Bellaire Surgicare, Inc.(5)..........        724,980       3,840,000      349,091        960,000       500,000
Clayton Outpatient Surgical Center,
  Inc.(6)............................        227,000         260,000       23,636         65,000        --
                                        --------------    ----------    ---------    ------------    ----------
    Subtotal.........................     $1,015,345      $4,100,000      372,727     $2,429,000      $500,000
                                        --------------    ----------    ---------    ------------    ----------
    Total............................     $5,517,245      $22,361,539   2,032,867     $11,493,060     $656,000
                                        ==============    ==========    =========    ============    ==========

------------
(1) The DPMs who own the initial Affiliated Practices are considered "promoters" for purposes of Rule 405 promulgated under the Securities Act of 1933, as amended.

(2) Assets to be contributed include approximately $4.4 million of current assets and $1.1 million of property and equipment.

(3) Assumes the midpoint of the range for the initial public offering price.

(4) Cash Paid includes consideration attributable to $4.3 million of monetary assets acquired in the SAB 48 Transactions. Under SAB 48 the cash portion of the purchase price attributable to the non-monetary assets of $4.7 million will be treated as a cash dividend to the DPM owners of the Affiliated Practices.

(5) As part of the transfers of the assets of certain promoters, AMP will acquire a 100% interest in Bellaire Surgicare, Inc., a free-standing ambulatory center. This component of the transfers does not qualify for

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
    the accounting treatment pursuant to SAB 48 and accordingly will be recorded as a purchase pursuant to the requirements of APB16.

(6) Clayton Outpatient Surgical Center, Inc. is an ambulatory surgery center being acquired as part of the transfers of Stanley R. Kalish, D.P.M. This component of the transfers does not qualify for the accounting treatment pursuant to SAB 48 and accordingly will be recorded as a purchase pursuant to the requirements of APB 16.

(7) Although Dr. Kramer is considered a "promoter" under Rule 405 for purposes of complying with certain SEC disclosure requirements, he is not considered a "promoter" for purposes of SAB 48 and the Company's affiliation with Dr. Kramer's practice will not be accounted for under SAB 48.

DISTRIBUTION OF CLASS B COMMON STOCK TO PROMOTERS PARTICIPATING IN AFC
FINANCINGS

     Certain promoters of the Company have participated in financings of Ankle & Foot Centers of America, LLC ("AFC") and own membership interests of AFC directly or indirectly which were purchased in connection with such financings. In addition, certain promoter members of management were issued membership interests in AFC as founders of AFC or in consideration of contributions to AFC as members of AFC's management. AFC issued membership interests to each of these individuals in connection with AFC's ongoing efforts to fund the organization and development of AMP.

     Shares of AMP Class B Common Stock were issued to AFC as part of AFC's formation efforts on behalf of AMP. Approximately 180 days after the time of the consummation of the IPO, AFC will distribute these shares of Class B Common Stock to its members. The number of shares distributable to each member will be based upon the number of membership interests such member holds. Such AFC investors invested in AFC in order to ultimately obtain an ownership interest in AMP. Upon consummation of the IPO, there will be no business purpose to AFC continuing to hold shares of AMP and so such shares will be distributed to members of AFC. The following lists the approximate number of shares distributable to these promoters:

                            DISTRIBUTABLE SHARES        VALUE
                                     OF               OF CLASS B
PROMOTERS                   CLASS B COMMON STOCK     COMMON STOCK
-------------------------   ---------------------    ------------
Jack N. McCrary .........           45,354             $498,894
John S. Bace (1) ........           11,964              131,604
Wayne A. Bertsch ........            2,991               32,901
S. F. Hartley, D.P.M. ...           15,443              169,873
Randy Johnson ...........              598                6,578
Stanley R. Kalish
 D.P.M. .................           21,426              235,686
David LaGuardia .........           29,909              328,999
Sherman Nagler, D.P.M. ..            5,982               65,802
Robert G. Parker,
 D.P.M. .................           11,964              131,604
Steven P. Richman,
 D.P.M. .................            5,982               65,802
Jerry S. Silverman,
 D.P.M. .................            5,982               65,802
Texas Podiatry
Group-Houston (2) .......           11,964              131,604
George R. Vito, D.P.M. ..            5,982               65,802
Bellaire Surgicare,
 IPA(3) .................           11,964              131,604
Bay Area Podiatry (4)....            8,973               98,703
Thomas S. Garrison ......            2,991               32,901
------------
(1) Membership interests were originally issued to J.M. Partners, Ltd., an affiliate of John S. Bace. Subsequently, J.M. Partners, Ltd. transferred its membership interests to Mr. Bace and trusts controlled by Mr. Bace.

(2) Drs. Dennis, Garrison, Hartley, Koepsel and Parker are among the principals of Texas Podiatry Group-Houston and are owner DPMs involved in the Transfers.

(3) Drs. Blumfield, Bradbury, Mangun, Bruce Miller, Mineo, Moskowitz and Parker are among the principals of Bellaire Surgicare, IPA and are owner DPMs involved in the Transfers.

(4) Drs. Garrison and Koepsel are among the principals of Bay Area Podiatry Association and are owner DPMs involved in the Transfers.

SEED CAPITAL FINANCING TRANSACTION WITH PROMOTERS

     Of the promoters discussed above under the caption "-- Distribution of Class B Common Stock to Promoters Participating in AFC Financings," certain of such promoter owner DPMs from whom the Company is acquiring assets or stock in connection with the Transfers and certain members of management own membership interests of AFC directly or indirectly purchased in connection with an early seed capital financing transaction (the "Seed Capital Financing"). As described above, about the time of the consummation of the IPO, AFC will distribute shares of Class B Common Stock it currently holds to its members, including such promoters.

     After giving effect to the consummation of the Stock Split, the maximum number of shares of Class B Common Stock distributable to these promoters, in connection with the Seed Capital Financing, totaled 171,084 shares. In connection with the Seed Capital Financing, such promoters were given the option of exchanging one-seventh of such shares of Class B Common Stock distributable to them for one-half of the amount loaned to AFC by such promoter. The following lists the approximate number of shares distributable to each of the promoters or their related entities, in connection with the Seed Capital Financing, and the amount each promoter or entity loaned to AFC:

                                        DISTRIBUTABLE SHARES
                                                 OF
                                        CLASS B COMMON STOCK
                                             PURSUANT TO
                                            SEED CAPITAL           LOAN
PROMOTER OR ENTITY                            FINANCING           AMOUNT
-------------------------------------   ---------------------    --------
Jack N. McCrary......................           35,892             (1)
John S. Bace (2).....................           11,964           $ 95,000
David LaGuardia......................           29,909            237,500
Randy Johnson........................              598              4,750
Wayne A. Bertsch.....................            2,991             23,750
Stanley R. Kalish, D.P.M.............           11,964             95,000
S. F. Hartley, D.P.M.................            5,982             47,500
Sherman Nagler, D.P.M................            5,982             47,500
Robert G. Parker, D.P.M..............           11,964             95,000
Steven P. Richman, D.P.M.............            5,982             47,500
Jerry S. Silverman, D.P.M............            5,982             47,500
Texas Podiatry Group-Houston (3).....           11,964             95,000
George R. Vito, D.P.M................            5,982             47,500
Bellaire Surgicare, IPA (4)..........           11,964             95,000
Bay Area Podiatry (5)................            8,973             71,250
Thomas S. Garrison, D.P.M............            2,991             23,750
------------
(1) Mr. McCrary's membership interest in AFC was issued to him in exchange for his agreement to defer compensation of $300,000 until successful completion of the IPO. See "-- Deferred Salary Payment for Promoter Officer."

(2) Membership interests were originally issued to J. M. Partners, Ltd., an affiliate of John S. Bace. Subsequently, J. M. Partners, Ltd. transferred its membership interests to Mr. Bace and trusts controlled by Mr. Bace.

(3) Drs. Dennis Garrison, Hartley, Koepsel and Parker are among the principals of Texas Podiatry Group-Houston and are owner DPMs involved in the Transfers.

(4) Drs. Blumfield, Bradbury Mangum, Bruce Miller, Mineo, Moskowitz and Parker are among the principals of Bellaire Surgicare, IPA and are owner DPMs involved in the Transfers.

(5) Drs. Garrison and Koepsel are among the principals of Bay Area Podiatry Association and are owner DPMs involved in the Transfers.

PROMOTER PARTICIPATION IN BRIDGE FINANCING

     During the first quarter of 1998, AFC completed a financing consisting of 15 1/2 units in AFC (the "AFC Units") for $1,550,000, representing $1,472,500 in non-interest bearing loans and $77,500 representing 25,840 membership interests in AFC to fund certain expenses on behalf of AMP, in connection with the IPO (the "Bridge Financing"). The Bridge Financing provided for the loans to be repaid by AFC from funds it will receive from the IPO. Additionally, AFC is required to repurchase each of the 15 1/2 units in AFC for $71,667 in cash. In connection with the IPO, each investor was to be given the opportunity to purchase $71,667 worth of Common Stock offered in the IPO valued at the IPO price. Upon the closing of the IPO, AMP will assume this obligation of AFC in satisfaction of amounts due to AFC. The Company and AFC has offered to rescind the investment of the investors in the Bridge Financing and the opportunity to purchase Common Stock at the initial offering price. Whether the Units Rescission Offer is accepted or rejected, Bridge Investors will not retain the right to have any Common Stock set aside to purchase at the IPO price. See "Description of Capital Stock -- Units Rescission Offer."

     Certain members of management, directors and other promoters have participated in this financing by loaning funds to AFC and making such equity investments. The following lists the promoter who made such investment in AFC, the equity investment made, the amount of the loan to be repaid, and the additional amount of cash (or cash value of the shares of Common Stock) to be received by such persons upon the repurchase by AFC of the AFC membership units:

                                          EQUITY        LOAN        EQUITY
              PROMOTER                  INVESTMENT     AMOUNT     REDEMPTION
-------------------------------------   -----------    -------    -----------
Jack N. McCrary......................     $ 5,000      $95,000      $71,667
Wayne A. Bertsch(1)..................       5,000       95,000       71,667
John S. Bace, CFA....................       5,000       95,000       71,667
George Vito..........................       5,000       95,000       71,667
------------
(1) Of this investment, 20% was invested by Mr. Bertsch directly and the remaining 80% was invested by persons or entities related to Mr. Bertsch, with respect to which Mr. Bertsch expressly disclaims any beneficial ownership.

MANAGEMENT'S SHORT-TERM LOANS TO AFC

     In order to complete the funding of the Company's development and organization expenses through the closing of the IPO, Jack N. McCrary, the Company's Chairman, President and Chief Executive Officer and a promoter, made a short-term loan to AFC in the principal amount of $110,000. AFC will repay the principal amount of this loan, and interest in the amount of $73,334, to Mr. McCrary with the portion of the funds from the Company's initial public offering reimbursed to AFC for expenses, debt and interest incurred by AFC on behalf of the Company.

REIMBURSEMENT OF AFC EXPENSES BY THE COMPANY

     Pursuant to the Reimbursement and Assumption Agreement between AFC and the Company, the Company has agreed to reimburse AFC approximately $6.0 million (including any amounts payable pursuant to the Units Rescission Offer) for expenses, debt and interest incurred by AFC relating to AMP's organizational and development costs and working capital in connection with the Transfers and the IPO. AFC owns, prior to the IPO, 56.3% of the outstanding voting securities of the Company. AFC will provide AMP with assets upon consummation of the Offering including the assets necessary for certain of AMP's operations after the completion of the Transactions and primarily including computer equipment, furniture and office equipment. These assets will be acquired by AMP with a portion of the proceeds of the Offering at AFC's historical cost basis of approximately $542,000, which method was approved by the management of both AFC and AMP.

     In addition, AMP will reimburse AFC for the Company's organizational and affiliation costs incurred by AFC on behalf of AMP. These costs include costs associated with the IPO consisting principally of professional fees and expenses which have been or will be paid to AFC's and the Company's attorneys and independent public accountants, aggregating approximately $4.5 million, as well as salaries of AFC employees and general office expenses. Those items paid by AFC on behalf of AMP will be reimbursed with a portion of the proceeds of the IPO at the cost originally incurred by AFC, which was the then fair market value of the service provided or property leased. This method for determining the amount to be reimbursed was approved by management of the Company and AFC. See "Use of Proceeds."

ACQUISITION OF PRACTICES OF FUTURE MEMBERS OF BOARD AND OFFICERS

     The Company is acquiring practices of certain promoters who will be members of the Company's Board of Directors or executive officers of the Company upon consummation of the IPO. The Company will acquire the assets and stock of the practices of S.F. Hartley, D.P.M. and Stanley Kalish, D.P.M., each of whom will become a member of the Company's Board of Directors upon consummation of the Offering. Dr. Kalish is also the Chairman of the Company's Medical Policy Board.

     In addition, David LaGuardia and Roger Bigham, both of whom are executive officers of AMP, each own 50% of AnestheCare. Pursuant to the AnestheCare Acquisition, Messrs. LaGuardia and Bigham will each receive (i) $2.25 million in cash and (ii) additional consideration of up to $750,000 in cash and $250,000 payable in shares of Common Stock (valued at the initial public offering price), which will be held in escrow and may be paid to each pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998, in exchange for the assets of AnestheCare. The purchase price of AnestheCare was determined by the Company's management based on a multiple of the operating income of AnestheCare for the most recent twelve month period. The AnestheCare Acquisition will not be accounted for under SAB No. 48. Instead, this transaction will be accounted for as a purchase at fair market value, as agreed among the parties.

CERTAIN LEASE ARRANGEMENTS WITH PROMOTER OFFICER

     The Company currently occupies corporate offices consisting of 16,000 square feet of office space located at 3555 Timmons Lane, Houston, Texas. The original lease for 7,544 square feet of such space between Mid-America Hospitals, Inc., ("Mid-America") and M & J Wilkow, Ltd., as prime landlord (subsequently assigned to Timmons Texas, Ltd. ("Landlord")), was originally dated November 14, 1988, was amended by Amendment of Lease dated May 10, 1994, and a Second Amendment of Lease dated February 22, 1995, (collectively the Prime Lease, the Amendment of Lease and the Second Amendment of Lease being referred to as the "Lease"). Pursuant to an Assignments of Lease entered into on December 17, 1997 by and between Mid-America, as Assignor, Landlord AFC and the Company as Assignees, Mid-America assigned its rights to lease such corporate offices to AFC as of December 1, 1997 and AFC agreed to assign its rights to the lease to the Company upon the closing of the IPO. Jack N. McCrary, the Company's Chairman, President and Chief Executive Officer and a promoter of the Company, founded and served as Vice Chairman and President of Mid-America. The Lease currently expires March 31, 2000, and requires a monthly base rental of $7,060.

DEFERRED SALARY PAYMENT FOR PROMOTER OFFICER

     Mr. McCrary has served as the Director, President and Chief Executive Officer of AFC and is a promoter of the Company. As such, he has managed and supervised the organizational efforts of AFC. Mr. McCrary has agreed to accept deferred compensation of $300,000 payable upon successful completion of the IPO. In exchange for Mr. McCrary agreeing to defer his compensation earned prior to the IPO, Mr. McCrary has received 52,500 membership interests of AFC's outstanding and issued membership interests.

CONSULTING ARRANGEMENTS WITH CERTAIN PROMOTER DPMS

     Drs. Garrison and Dennis, from whom the Company is acquiring assets in connection with the Transfers, have entered into consulting arrangements with AFC. Pursuant to his consulting agreement, Dr. Garrison will be paid approximately $4,000 per month over the eighteen months following the IPO and Dr. Dennis will be paid approximately $1,750 per month over the same period. Both agreements are cancelable by either party with 60 days notice.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 7, 1998 regarding the beneficial ownership of the Company's Common Stock and Class B Common Stock and as adjusted to reflect the sale of the shares offered pursuant to the IPO Prospectus, by (i) each person known to the Company to own beneficially more than 5% of the Company's Common Stock and Class B Common Stock, (ii) each Named Executive Officer of the Company, (iii) each director of the Company, and (iv) all directors, nominees and executive officers as a group.

                                                                PERCENT OF              SHARES OF               PERCENT OF
                                                                 CLASS B               COMMON STOCK            COMMON STOCK
                                            SHARES OF          COMMON STOCK            BENEFICIALLY            BENEFICIALLY
                                             CLASS B        BENEFICIALLY OWNED            OWNED                   OWNED
                                           COMMON STOCK    --------------------    --------------------    --------------------
                                           BENEFICIALLY    PRIOR TO      AFTER     PRIOR TO      AFTER     PRIOR TO      AFTER
        NAME OF BENEFICIAL OWNER           OWNED(1)(2)      IPO(2)        IPO         IPO       IPO(3)        IPO       IPO(3)
----------------------------------------   ------------    ---------    -------    ---------    -------    ---------    -------
Ankle & Foot Centers of America,
  LLC(4)................................      365,625         56.3%        56.3%      --          --          --          --
John S. Bace, CFA(5)....................       11,960          1.8          1.8       --          --          --          --
Wayne A. Bertsch........................       21,028          3.2          3.2       --          --          --          --
Dr. S. F. Hartley, D.P.M.,
  F.A.C.F.S.(6).........................       15,438          2.4          2.4       --        61,384        --           1.1 %
Donald S. Huge, M.D.(7).................       --                *            *       --          --          --          --
Randy Johnson...........................       18,623          2.9          2.9       --          --          --          --
Dr. Stanley Kalish, D.P.M.,
  F.A.C.F.S.(8).........................       21,418          3.3          3.3       --        85,932        --           1.5
Jack N. McCrary.........................      256,588         39.5         39.5       --          --          --          --
All Directors and Executive Officers as
  a Group...............................      381,518         58.7         58.7       --        147,316       --           2.5

------------
 *  Less than one percent.

(1) Unless otherwise indicated, each of the individual stockholders listed above has, through the IPO date, granted all of his or her voting power with respect to the shares of Common Stock or Class B Common Stock beneficially owned by such stockholder to Jack N. McCrary. Shares of Common Stock subject to options exercisable within 60 days, of which there are none, would be deemed outstanding for purposes of computing the percentage of ownership of the holder. The address of all persons listed except for Mr. Bace, and Drs. Hartley, Huge and Kalish is 3555 Timmons Lane, Suite 1550, Houston, Texas 77027.

(2) The shares of Class B Common Stock listed as beneficially owned by each stockholder assumes the distribution of AMP shares held by AFC to its respective members in accordance with the member ownership percentages. The following table lists the appropriate number of shares and percent of Class B Common Stock of the Company distributable by AFC to the named Principal Stockholders.

                                               SHARES OF       PERCENT OF
                                                CLASS B         CLASS B
                                              COMMON STOCK    COMMON STOCK
                                              ------------    ------------
      John S. Bace, CFA ...................       11,960           1.8%
      Wayne A. Bertsch ....................        2,990           0.5%
      Dr. S.F. Hartley, D.P.M.,
        F.A.C.F.S. ........................       15,438           2.4%
      Donald S. Huge, M.D .................         --             --
      Randy Johnson........................          585           0.1%
      Dr. Stanley Kalish, D.P.M.,
        F.A.C.F.S. ........................       21,418           3.3%
      Jack N. McCrary .....................       45,338           7.0%
      All Directors and Executive Officers
        as a Group ........................      127,693          19.6%

(3) Assumes the mid-point of the initial public offering price range.

(4) Messrs. Bace, Bertsch, Johnson and McCrary and Drs. Hartley and Kalish are investors in and owners of AFC and will be entitled to distribution of the Company's Class B Common Stock held by AFC in proportion to their ownership of membership interests. See footnote number 2 above.

(5) The business address of Mr. Bace is 3730 Del Monte, Houston, Texas 77019.

(6) The business address of Dr. Hartley is 112 W. Pasadena Blvd., Deer Park, Texas 77536. Dr. Hartley is an owner DPM of one of the Affiliated Practices and will, upon consummation of the transactions, receive Common Stock having an equivalent value of $675,226 valued at the Offering price.

(7) Dr. Huge's business address is 1177 W. Loop South, Suite 700, Houston, Texas 77027.

(8) Dr. Kalish's business address is 6911 Tara Blvd., Jonesboro, GA 30236. Dr. Kalish is an owner DPM of one of the Affiliated Practices and will receive Common Stock having an equivalent value of $945,261 valued at the IPO price.

                          DESCRIPTION OF CAPITAL STOCK

     The Company has authorized 20,000,000 shares of Class A Common Stock, $.001 par value per share ("Common Stock"), 1,000,000 shares of Class B Common
Stock, par value $.001 per share ("Class B Common Stock") and 20,000,000 shares of preferred stock, $.001 par value per share. As of February 17, 1998, no shares of Common Stock or Preferred Stock were issued and outstanding and 650,000 shares of Class B Common Stock were outstanding and held of record by fourteen stockholders.

COMMON STOCK AND CLASS B COMMON STOCK

     Upon consummation of the Offering, holders of the Class B Common Stock will have the ability to elect as a class one member of the Board of Directors provided however, that if 65% or more of the Class B Common Stock outstanding on the date of this Prospectus has been converted into Common Stock, the Class B Common Stock shall no longer have the ability to elect a director as a class, and the holders of the Common Stock will have the ability to elect as a class all other members of the Board of Directors. The Common Stock and Class B Common Stock possess ordinary voting rights and vote together as a single class in respect of all other corporate matters, and, in connection therewith, holders of shares of Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to 2/3 of a vote per share. The Common Stock and Class B Common Stock afford no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. Except for the conversion rights of the Class B Common Stock described below, the Common Stock and Class B Common Stock carry no preemptive rights, are not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock and Class B Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. The Company intends that, after completion of the Offering, all future dividends, if any, declared on, or distributions with respect to, its shares of Common Stock and Class B Common Stock will be paid on a pro rata basis to the holders of such shares. See "Dividend Policy" for information regarding the Company's dividend policy.

     Directors may be removed, with or without cause, by the holders of the class or classes of stock that elected them. Directors may be removed by the Board of Directors only for cause. Vacancies in a directorship may be filled by the vote of the class or classes of shares that had previously filled that vacancy, or by the remaining directors or director elected by such class or classes; however, if there are no such directors, the vacancy may be filled by the other directors.

     The Class B Common Stock is convertible into Common Stock, at the option of the holder thereof, upon the occurrence of a Conversion Event (as defined below). The maximum number of shares of Common Stock that may be issued upon conversion of the Class B Common Stock is 1,950,000. The Class B Common Stock converts into Class A Common Stock on a share-for-share basis, provided however, that if the Common Stock reaches certain average closing prices for 15 consecutive trading days during the next six years on the Nasdaq National Market, other over-the-counter market or an exchange, as then applicable (the "Trading Market")then, as set forth below, the conversion ratio with respect to a certain number of shares of Class B Common Stock will immediately change so that such shares will thereafter be convertible into Common Stock at the ratio of three shares of Common Stock for each share of Class B Common Stock (each such share an "Adjusted Conversion Share").

     On the date that the average closing price on the Trading Market for the preceding 15 consecutive trading days (the "Average Price") exceeds 150% of the price to the public in the Offering, 130,000 of the issued shares of Class B Common Stock will immediately become Adjusted Conversion Shares (and subject to the new 3-for-1 conversion ratio). Thereafter, the remaining 520,000 shares of Class B Common Stock will become Adjusted Conversion Shares in four remaining increments of 130,000 shares of Class B Common Stock each (20% of the total number of shares of Class B Common Stock issued) upon the attainment of new Average Prices. The Average Prices applicable to each new 20% increment will equal 120% of each preceding Average Price applicable to the preceding 20% increment. Therefore, the five Average Prices at which each of the five total increments shall automatically become Adjusted Conversion Shares are $16.50, $19.80, $23.76, $28.51 and $34.21. Upon a Conversion Event, each holder of Class B Common Stock will have the right to have each share of Class B Common Stock converted into that number of shares of Common Stock as each such share is entitled to based upon the Average Prices achieved, if any. Any additional Average Price attained after the occurrence of a Conversion Event will continue to act to create Adjusted Conversion Shares, as applicable. If any shares of Class B Common Stock are outstanding on the sixth anniversary of the IPO Prospectus, such shares will automatically convert into a number of shares of Common Stock based upon the conversion ratio then applicable to such shares. Thus, on such anniversary if a portion of the shares of Class B Common Stock have become Adjusted Conversion Shares and a portion of the shares of Class B Common Stock are not Adjusted Conversion Shares, those Adjusted Conversion Shares shall be converted on a three-for-one basis and the non-Adjusted Conversion Shares shall be converted on a one-for-one basis. Shares of Class B Common Stock held by a holder shall automatically convert into Common Stock immediately prior to the disposition of such shares of Class B Common Stock by such holder.

     A Conversion Event shall be deemed to have occurred (i) in the event of a disposition of such share of Class B Common Stock by the holder thereof (excluding dispositions to such holder's affiliates), (ii) in the event any person not affiliated with the Company acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, (iii) in the event any person not affiliated with the Company offers to acquire 15% or more of the outstanding shares of capital stock of the Company, (iv) in the event the holder of such shares elects to so convert at any time after the second anniversary of the date of this Prospectus, (v) on the fifth anniversary of the date of this Prospectus, or (vi) in the event the holders of a majority of the outstanding shares of Common Stock approve such conversion. In addition, the Company may elect to convert any outstanding shares of Class B Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Class B Common Stock as of the date of this Prospectus have previously been converted into shares of Common Stock.

PREFERRED STOCK

     The Board of Directors is authorized, without further action by the stockholders, to provide for the issuance of shares of Preferred Stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any class or series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock or the Class B Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. As of the date of this Prospectus, the Company has not issued any Preferred Stock but the Board has authorized the issuance of the Series A Junior Participating Preferred Stock of the Company (the "Series A Preferred Stock"). See--"Certain Anti-Takeover and Other Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws." Other than the foregoing, there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

UNITS RESCISSION OFFER

     During the first quarter of 1998, AFC completed a financing of $1.55 million representing 15 1/2 units (the "AFC Units"), consisting of $1,472,500 in non-interest bearing loans (the "AFC Promissory Notes") and 25,840 membership interests in AFC to fund certain expenses on behalf of AMP in connection with the Offering (the "Bridge Financing"). The Bridge Financing provided for the loans to be repaid by AFC from funds it will receive from the IPO. Additionally, AFC is required to repurchase each of the 15 1/2 AFC Units for $71,667 in cash. In connection with the Bridge Financing, each investor was to be given the opportunity to notify the Company that he or she would prefer to purchase $71,667 worth of Common Stock offered in the IPO valued at the IPO price. Upon the closing of the IPO, AMP will assume this obligation of AFC in satisfaction of amounts due to AFC.

     The Company has been advised that the Bridge Financing of AFC may be integrated for securities laws purposes with the IPO and that the 15 1/2 AFC Units sold pursuant to the Bridge Financing for $1.55 million may not have been sold in compliance with the registration provisions of the Securities Act. All of these AFC Units were sold at a price of $100,000 per AFC Unit. Concurrently with the IPO, the Company and AFC are conducting a Units Rescission Offer with respect to the Bridge Financing. If the Units Rescission Offer is accepted, the Bridge Financing investors will be paid only the purchase price of the AFC Units equal to $1.55 million plus statutory interest on the AFC Units from the date of issuance through the date of purchase. If the Units Rescission Offer is rejected in full, holders of the AFC Units will continue to hold

AFC Units, the AFC Promissory Notes will be repurchased by AFC for $1,472,500 in cash and the AFC membership interests will be repurchased by AFC for $1,110,839 in cash, or a total of $2.58 million, upon the successful completion of the Company's IPO. In either case, the Bridge Investors will no longer have the opportunity to purchase shares of Common Stock set aside by the Company at the IPO price. There can be no assurance that the liability of the Company based upon any possible failure of the Company or AFC to comply with federal or state securities law in connection with the Bridge Financing will be eliminated. Upon the conclusion of this Offering, management does not believe that any of the persons who acquired the AFC Units will assert any claim with respect thereto, notwithstanding any potential continuing liability. For the aforementioned reasons, the Company does not believe that the Units Rescission Offer or any continuing liability under the Securities Act will have a material adverse effect on the Company.

CERTAIN ANTI-TAKEOVER AND OTHER PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company has authorized a dividend distribution of rights (each, a "Right") to purchase a certain number of units (determined by a formula described herein) at a price of $33, subject to adjustment (the "Exercise Price"). Each unit is equal to one one-hundredth of a share of a newly authorized Series A Preferred Stock. One Right will be distributed per share of Common Stock and Class B Common Stock of the Company on the record date (the "Record Date"). Rights will also be distributed in connection with the future issuance of shares of Common Stock and Class B Common Stock. The description and terms of the Rights are set forth in a Stockholder Protection Agreement (the "Agreement") between the Company and the rights agent (the "Rights Agent").

     Until the Separation Time (as defined below), the Rights are not exercisable and certificates for the Rights will not be sent to stockholders.

     Subject to certain exceptions described in the Agreement, the Rights will separate from the Common Stock and the Class B Common Stock, separate certificates evidencing the Rights (the "Rights Certificates") will be issued and the Rights will become exercisable 10 business days (the "Separation
Time") following the date on which a person (including its affiliates and associates) (i) acquires, (ii) obtains the right to acquire or (iii) announces or commences a tender or exchange offer to acquire beneficial ownership of 15% or more (or in the case of certain institutional investors, more than 20% of the outstanding Common Stock (such person thereby becoming an "Acquiring
Person")).

     Following the Separation Time, holders of the Rights (the "Rights Holders") (other than Rights beneficially owned by the Acquiring Person or its affiliates or associates, which will thereafter be void) will be entitled to receive upon exercise and payment of the Exercise Price that number of units of Series A Preferred Stock which equals the result obtained by dividing the Exercise Price by 50% of the Market Price (as defined in the Agreement) per share of Common Stock and Class B Common Stock at the Separation Time (subject to adjustment, if applicable). Each unit of Series A Preferred Stock will be entitled to one vote on all matters on which share of Common Stock and Class B Common Stock may vote.

     If, after the Separation Time, (i) the Company were to be acquired in a merger or other business combination transaction in which the Company was not the surviving corporation nor in which the Company's outstanding Common Stock were changed or exchanged for cash, stock or assets of another person or (ii) 50% or more of the Company's consolidated assets or earning power were to be sold (other than in transactions in the ordinary course of business), then proper provision would be made so that each Rights Holder who has not theretofore exercised his Rights (other than Rights beneficially owned by the Acquiring Person or its affiliates or associates, which will thereafter be void) will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring entity having a value equal to two times the Exercise Price.

     Each share of Series A Preferred Stock for which Rights had been exercised prior to a business combination or other transaction of the type referred to in clause (i) in the immediately preceding paragraph would be entitled to receive upon consummation thereof 100 times the consideration (cash, securities or other property, or a combination thereof) that one share of Common Stock would receive. At any time on or prior to the earlier of (i) the Separation Time or
(ii) the Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the Rights Holders will be to receive the Redemption Price.

     At any time following the Separation Time but before the Expiration Date, the Company may, at its option, exchange all or any portion of the Rights for shares of Common Stock at an exchange ratio which equals the Exercise Price divided by the Market Price per share of Common Stock. The Company, however, may not effect such an exchange if an Acquiring Person become the owner of 50% or more of the then outstanding Common Stock.

     The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination, has owned 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under the DGCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws generally provide that the Company shall indemnify its directors, employees and other agents to the fullest extent provided by Delaware law.

     In addition, the Company's Certificate of Incorporation requires the vote of 60% of the Board of Directors to effect certain actions, including a sale of substantially all of the assets of the Company, certain mergers and combinations, and the acquisition of securities representing a majority of the voting power of the Company. The "supermajority" voting rights could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, control of the Company.

     The Bylaws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company. The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following the IPO. After giving effect to the sale of the shares of Common Stock offered hereby, the Company will have 7,778,322 shares of Common Stock issued and outstanding (8,328,322 shares of the Underwriter's over-allotment option is excercised in full) (assuming an initial public offering price of $11.00 per share). Of these shares, 5,700,000 shares (6,255,000 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock sold in the IPO will be freely tradable without restriction under the Securities Act, except for any shares exchanged by "affiliates" of the Company as that term is defined under the Securities Act. None of the 2,078,322 remaining shares of Common Stock were acquired in a transaction registered under the Securities Act. Such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. All such 2,078,322 shares of Class A Common Stock will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act in March 1999. In addition, 598,807 shares of Class B Common Stock will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act and the balance of these shares will be eligible for sale at various times from June 1998 through October 1998.

     In general, under Rule 144 as currently in effect, a person who has (or persons whose shares are aggregated who have) beneficially owned "restricted" shares for at least one year, including an "affiliate" of the Company, as that term is defined in the Securities Act, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

     In addition, the Company, its officers and directors and certain other stockholders of the Company have agreed that they will not offer, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible or exchangeable or exercisable for any shares of Common Stock without the prior written consent of the Representative for a period of days after the date of this Prospectus (the "lock-up period"), except (i) subsequent sales of Common Stock offered in the Offering, (ii) issuances of unregistered Common Stock by the Company in connection with affiliation with practices, physicians and ancillary providers (although persons receiving such shares would be subject to such restrictions for the remainder of the lock-up period) or (iii) issuances of Common Stock by the Company pursuant to the exercise of employee stock options outstanding on the date of this Prospectus.

     Pursuant to an agreement with the Company, the holders of all shares of Common Stock outstanding on the date of this prospectus have certain registration rights with respect to such shares and additional shares that may be issued to such persons upon exercise of options (subject to certain limitations on the number of shares such holders are entitled to have registered under any registration statement), although the holders of at least 2,078,322 of these shares of Class A Common Stock and all holders of Class B Common Stock (including all AFC members to whom shares of Class B Common Stock will be distributed) have agreed to refrain from selling their shares during the lock-up period. Pursuant to the Registration Rights Agreements, the Company has granted certain registration rights to the DPMs permitting them to include their shares of Common Stock on a registration statement filed by the Company within one year of the date of such agreements. The Company intends to register an additional 1,157,098 shares of Common Stock reserved for issuance under the 1997 Plan as soon as practicable after expiration of the lock-up period. The shares of Common Stock issuable pursuant to this Offering will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their sale. These shares generally will be freely tradable upon issuance to persons not deemed to be affiliates of the Company, unless the Company contractually restricts the sale or other transfer of such shares. Initially, the Company will issue such shares subject to a lock-up period of up to 180 days from the date of this Prospectus. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

THE COMPANY

     This Prospectus covers the offer and sale of up to 2,000,000 shares of Common Stock, which the Company may issue from time to time in connection with the future direct and indirect acquisitions of other businesses, properties or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

     The Company expects that the terms upon which it may issue the shares of Common Stock will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are acquired. It is expected that the shares that are issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. These shares generally will be freely tradable upon issuance to persons not deemed to be affiliates of the Company, unless the Company contractually restricts the sale or other transfer of such shares. The Company plans to require persons to whom shares covered by this Prospectus are issued to agree not to resell their shares for a period beginning on the date of the closing of the Company's IPO and ending 180 days from such date. After the date 180 days from the closing of the Company's IPO, the Company expects that shares covered by this Prospectus will not be subject to resale restrictions other than those imposed by federal and state securities laws. See "Shares Eligible For Future Sale."

GENERAL

     All expenses of this Offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares of Common Stock by the Company in business combination transactions, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

     The Company will apply for the listing of the shares of Common Stock offered hereunder on the Nasdaq National Market, but such shares may be subject to certain contractual holding period restrictions.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Baker & Hostetler LLP. As a result of his membership in AFC, a partner of Baker & Hostetler LLP will be distributed approximately 4,273 shares of Class B Common Stock and one of counsel attorney at Baker & Hostetler LLP holds 18,038 shares of Class B Common Stock and will be distributed approximately 2,991 shares of Class B Common Stock as a result of his membership in AFC. In addition, such of counsel attorney (i) is participating in the Bridge Financing and will receive repayment of the $95,000 AFC Promissory Note issued to him by AFC and AFC will repurchase his membership interests for $71,667 in cash and (ii) is making a short-term loan to AFC in the principal amount of $50,000 to be repaid with $33,334 in interest.

                                    EXPERTS

     The financial statements of American Medical Providers, Inc., Pyramid Anesthesiology Group, Inc. and Bellaire Surgicare, Inc. appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov. In addition, the Company will make application for the Common Stock to be listed for trading on the Nasdaq National Market. Upon listing, periodic reports, proxy material and other information concerning the Company, when filed, may be inspected at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent public accountants.

                         INDEX TO FINANCIAL STATEMENTS

                                           PAGE
                                           ----
AMERICAN MEDICAL PROVIDERS, INC.
     Report of Independent Public
      Accountants.......................    F-2
     Balance Sheets.....................    F-3
     Statements of Operations...........    F-4
     Statements of Stockholders'
      Deficit...........................    F-5
     Statements of Cash Flows...........    F-6
     Notes to Financial Statements......    F-7

PYRAMID ANESTHESIOLOGY GROUP, INC.
     Report of Independent Public
      Accountants.......................   F-17
     Balance Sheets.....................   F-18
     Statements of Operations...........   F-19
     Statements of Stockholders'
      Equity............................   F-20
     Statements of Cash Flows...........   F-21
     Notes to Financial Statements......   F-22

BELLAIRE SURGICARE, INC.
     Report of Independent Public
      Accountants.......................   F-25
     Balance Sheets.....................   F-26
     Statements of Operations...........   F-27
     Statements of Shareholders'
      Equity............................   F-28
     Statements of Cash Flows...........   F-29
     Notes to Financial Statements......   F-30

UNAUDITED PRO FORMA COMBINED BALANCE
  SHEET
     Introduction to Unaudited Pro Forma
      Combined Balance Sheet............   F-34
     Unaudited Pro Forma Combined
      Balance Sheet.....................   F-35
     Notes to Unaudited Pro Forma
      Combined Balance Sheet............   F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Medical Providers, Inc.:

     We have audited the accompanying balance sheets of American Medical Providers, Inc., a development-stage enterprise and a Delaware corporation (the "Company"), as of December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (August 9, 1996) to December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Medical Providers, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from inception (August 9, 1996) to December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
March 4, 1998

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                                 BALANCE SHEETS

                                        DECEMBER 31,     DECEMBER 31,
                                            1996             1997
                                        ------------     ------------
               ASSETS
CURRENT ASSETS:
     Cash............................    $  --           $    --
     Deferred issuance costs.........       404,622         3,672,703
     Other current assets............        12,092            14,700
                                        ------------     ------------
          Total current assets.......       416,714         3,687,403
NON-CURRENT ASSETS:
     Equipment, at cost..............       116,648           541,580
     Less - Accumulated
      depreciation...................        (5,258)          (34,745)
                                        ------------     ------------
          Equipment, net.............       111,390           506,835
                                        ------------     ------------
          Total assets...............    $  528,104      $  4,194,238
                                        ============     ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
     Accounts payable................    $  262,806      $  2,156,615
     Accrued expenses................       166,970           605,779
     Due to stockholder..............       612,269         4,042,521
                                        ------------     ------------
          Total current
              liabilities............     1,042,045         6,804,915
                                        ------------     ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
     Preferred Stock, $.001 par
      value; 20,000,000 shares
      authorized, no shares issued
      and outstanding................       --                --
     Class A Common Stock, $.001 par
      value; 20,000,000 shares
      authorized, no shares issued
      and outstanding................       --                --
     Class B Common Stock, $.001 par
      value; 1,000,000 shares
      authorized, 650,000 shares
      issued and outstanding.........           650               650
     Additional paid-in capital......       921,850         1,531,369
     Deficit accumulated during the
      development stage..............    (1,436,441)       (4,142,696)
                                        ------------     ------------
          Total stockholders'
              deficit................      (513,941)       (2,610,677)
                                        ------------     ------------
          Total liabilities and
              stockholders'
              deficit................    $  528,104      $  4,194,238
                                        ============     ============

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS

                                        FOR THE PERIOD
                                        FROM INCEPTION
                                          (AUGUST 9,           YEAR
                                           1996) TO           ENDED
                                         DECEMBER 31,      DECEMBER 31,
                                             1996              1997
                                        ---------------    ------------
REVENUES.............................     $  --            $    --
EXPENSES:
     Salaries, wages and benefits....       1,323,618         1,105,003
     General and administrative......         107,565         1,050,687
     Interest expense................        --                 521,078
     Depreciation expense............           5,258            29,487
                                        ---------------    ------------
               Total expenses........       1,436,441         2,706,255
                                        ---------------    ------------
LOSS BEFORE INCOME TAXES.............      (1,436,441)       (2,706,255)
INCOME TAX BENEFIT...................        --                 --
                                        ---------------    ------------
NET LOSS.............................     $(1,436,441)     $ (2,706,255)
                                        ===============    ============

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                            DEFICIT
                                                             CLASS A           CLASS B                    ACCUMULATED
                                       PREFERRED STOCK    COMMON STOCK       COMMON STOCK    ADDITIONAL   DURING THE
                                       ---------------   ---------------   ----------------   PAID-IN     DEVELOPMENT  STOCKHOLDERS'
                                       SHARES   AMOUNT   SHARES   AMOUNT   SHARES    AMOUNT   CAPITAL        STAGE        DEFICIT
                                       ------   ------   ------   ------   -------   ------  ----------   -----------  -------------
INITIAL CAPITALIZATION
  AUGUST 9, 1996 (Inception).........    --     $--        --     $--      650,000    $650   $   --       $   --        $       650
    Capital contribution attributed
      to non-cash compensation
      charge.........................    --      --        --      --        --       --        921,850       --            921,850
    Net loss.........................    --      --        --      --        --       --         --       (1,436,441)    (1,436,441)
                                       ------   ------   ------   ------   -------   ------  ----------   -----------  -------------
BALANCE AT DECEMBER 31, 1996.........    --      --        --      --      650,000     650      921,850   (1,436,441)      (513,941)
    Captial contribution attributed
      to non-cash compensation
      charge.........................    --      --        --      --        --       --        319,760       --            319,760
    Other contributed capital........    --      --        --      --        --       --        289,759       --            289,759
    Net loss.........................    --      --        --      --        --       --         --       (2,706,255)    (2,706,255)
                                       ------   ------   ------   ------   -------   ------  ----------   -----------  -------------
BALANCE AT DECEMBER 31, 1997.........    --     $--        --     $--      650,000    $650   $1,531,369   $(4,142,696)  $(2,610,677)
                                       ======   ======   ======   ======   =======   ======  ==========   ===========  =============

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS

                                        FOR THE PERIOD
                                        FROM INCEPTION
                                          (AUGUST 9,          YEAR
                                           1996) TO          ENDED
                                         DECEMBER 31,     DECEMBER 31,
                                             1996             1997
                                        --------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................    $ (1,436,441)    $ (2,706,255)
  Adjustments to reconcile net loss
     to net cash used in operating
     activities --
     Non-cash compensation and
      consulting expense.............         921,850          319,760
     Non-cash capital
      contributions..................        --                289,759
     Depreciation....................           5,258           29,487
     Changes in assets and
     liabilities --
       Deferred issuance costs.......        (404,622)      (3,268,081)
       Other current assets..........         (11,442)          (2,608)
       Accounts payable..............         262,806        1,893,809
       Accrued expenses..............         166,970          438,809
                                        --------------    ------------
               Net cash used in
                  operating
                  activities.........        (495,621)      (3,005,320)
                                        --------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment.............        (116,648)        (424,932)
                                        --------------    ------------
               Net cash used in
                  investing
                  activities.........        (116,648)        (424,932)
                                        --------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from stockholders.........         612,269        3,430,252
                                        --------------    ------------
               Net cash provided by
                  financing
                  activities.........         612,269        3,430,252
                                        --------------    ------------
NET CHANGE IN CASH...................        --                --
CASH, beginning of period............        --                --
                                        --------------    ------------
CASH, end of period..................    $   --           $    --
                                        ==============    ============

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN MEDICAL PROVIDERS, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION

     American Medical Providers, Inc. (the "Company" or "AMP") was founded in August 1996 to provide physician practice management services and comprehensive foot care delivery systems to podiatric practices throughout the United States. Simultaneously with, and as a condition to the closing of an initial public offering (the "Offering"), 46 separate podiatric practices will transfer (the "Transfers") either certain of their operating assets and accounts receivable or stock to the Company in exchange for cash, shares of class A common stock (the "Common Stock") and the assumption of certain indebtedness (these practices, including the practice relating to the Kramer Transfer and the Ambulatory Surgery Center Acquisitions discussed below, collectively referred to as the "Affiliated Practices"). The Company will own the operating assets and receivables of the Affiliated Practices, hire their non-physician employees and otherwise assume the management of each practice. The doctors of podiatric medicine ("DPMs") will join regional group practices organized by geographic location (the "Regional Group Practices"). The Company will enter into a long-term management agreement with each Regional Group Practice under which AMP will receive fees for its services. At the time of the Offering, AMP will acquire in a purchase accounting transaction Pyramid Anesthesiology Group, Inc. ("AnestheCare") (the "AnestheCare Acquisition"), an anesthesiology management services organization. The Company will also acquire the stock of one of the Affiliated Practices in a transaction to be accounted for as a purchase (the "Kramer Transfer"). The Transfers, the AnestheCare Acquisition and the Kramer Transfer are collectively referred to as the "Transactions." Each owner DPM of the Affiliated Practices and AnestheCare is considered a "promoter" of the Company.

     The Company has had no on-going, non-developmental business operations to date, and the financial statements have been prepared on the basis that the proposed Transactions will occur, although no assurance can be made that the proposed Transactions will be completed or that the Company will be successful in completing planned future acquisitions. If the Company is unable to successfully complete the Offering, the Company will be unable to satisfy its obligations including those to AFC (see below). The Company intends to expand by affiliating with additional podiatric practices throughout the United States. In order to expand, the Company will need additional capital in the form of debt or equity financing. There can be no assurance that such capital will be available.

     Ankle & Foot Centers of America, LLC ("AFC") was formed to fund the organization and development of AMP through the date of the Offering. Thus, for purposes of these financial statements, costs and expenses incurred by AFC are treated as transactions of AMP. Upon the Offering's consummation, AMP will reimburse AFC for all costs and expenses that AFC has incurred to the Offering date and will assume all liabilities of AFC with respect to AMP. Accordingly, all amounts actually incurred by AFC on behalf of AMP with respect to such costs, expenses and liabilities are reflected in these financial statements of AMP as amounts due to stockholder.

     Certain of the Promoter DPMs (defined below) have made investments in AFC either individually or participate in organizations which have invested in AFC. Consequently, it is anticipated that certain of these Promoters will be distributed shares of AMP as a result of their ownership in AFC. In addition, certain Promoter DPMs who are also directors of AMP will participate in the directors stock option plan. See "Distribution of Class B Common Stock to Promoters Participating in AFC Financings" included on page 49 of this Registration Statement for further discussion.

  THE TRANSACTIONS

     All of the Transfers of the initial Affiliated Practices (together with AMP, "the Promoters"), except for the acquisition of two ambulatory surgery centers included in the Transfers (collectively, the "Ambulatory Surgery Center Acquisitions") and the Kramer Transfer, will be accounted for by the Company under

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 48, "Transfers of Non-Monetary Assets by Promoters or Shareholders," such that the non-monetary assets and liabilities of these initial Affiliated Practices will be received by the Company at the transferor's historical cost basis for accounting purposes. The Ambulatory Surgery Center Acquisitions, the AnestheCare Acquisition, in which the Company will acquire assets of an anesthesiology management services organization located in Georgia, and the Kramer Transfer, in which the Company will acquire the stock of Dr. Kramer's podiatric practice in Georgia, will not be accounted for under SAB 48. Instead, these and all future individual practice affiliations will be accounted for as purchases at fair market value and are expected to result in purchase prices in excess of net assets acquired (goodwill) which will require subsequent annual noncash amortization charges in the Company's statements of operations. Monetary assets and liabilities, including cash, billed and unbilled receivables and credit balances, payables and certain miscellaneous accruals will either be acquired by AMP at their fair market value or retained by the Affiliated Practices, as agreed among the parties.

     In connection with the Transfers, AMP will acquire certain operating assets, accounts receivable or the stock of entities holding the non-monetary assets of the 46 separate Affiliated Practices in exchange for a combination of cash, shares of Common Stock and assumed liabilities, and will enter into long-term management agreements with the Regional Group Practices. The aggregate consideration to be paid by the Company in the Transfers is approximately $34.5 million, consisting of approximately $18.3 million payable in shares of Common Stock at the initial public offering price attributed to the net non-monetary assets, approximately $4.7 million in cash and $156,000 of assumed indebtedness attributed to the net non-monetary assets of the SAB 48 Transfers, $4.3 million in cash attributed to the net monetary assets of the SAB 48 Transfers, $4.1 million payable in shares of Common Stock at the initial public offering price, $1.0 million in cash and $500,000 of assumed indebtedness attributed to the Ambulatory Surgery Center Acquisitions which are included in the Transfers but not accounted for under SAB 48, and $1.4 million in cash attributed to the Kramer Transfer. Of the total consideration attributed to the non-monetary assets for each SAB 48 transaction, the Affiliated Practices could elect to receive up to 25% in cash and the balance in shares of Common Stock based on the initial offering price. The non-monetary assets and liabilities of these Affiliated Practices excluding the Ambulatory Surgery Center Acquisitions and the Kramer Transfer, will carry over to AMP at their historical costs. The number of shares to be issued is contingent upon the Offering price and will not be determined until the Offering date. The assets to be transferred include cash, billed and unbilled receivables, supplies inventory, other receivables, prepaid expenses, net equipment and certain other current and noncurrent assets. The liabilities to be transferred include credit balances of accounts receivable, certain miscellaneous payables and accruals and debt assumed. Cash and liabilities assumed totaling approximately $4.7 million paid to the Affiliated Practices for the non-monetary assets will be recorded as a dividend by the Company. Consideration in the AnestheCare Acquisition will consist of approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and a number of shares of Common Stock equal to $500,000 valued at the initial offering price, may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998.

     The Company's methodology for valuing the non-monetary assets in the Transfers was primarily based upon a multiple of the projected earnings contribution to AMP utilizing adjusted historical financial information of the respective Affiliated Practices.

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DEFERRED ISSUANCE COSTS

     The Company has incurred certain costs including legal, accounting and other professional services associated with the Transactions and the Offering. These costs have been deferred pending the consummation of the Transactions and the Offering.

  REVENUE RECOGNITION

     Revenues from managing the practices and ancillary operations will be recognized on a monthly basis as the services are provided. The revenue of AMP will consist of the sum of the management fees and an amount equal to the operating expenses of the podiatric practice assumed by AMP under the management agreements and owned ancillary operations. In general, the management agreements provide for the payment of fees to the Company based on a negotiated percentage of the adjusted patient revenue of the podiatric practice and ancillary operations. Adjusted patient revenue is net patient revenue, as determined under generally accepted accounting principles, including adjustments for contractual allowances and other discounts, plus an adjustment for uncollectible accounts. Expenses not required to be paid by AMP pursuant to the agreements primarily consist of certain professional expenses of the podiatrist.

  INCOME TAXES

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

     Since inception, the Company has incurred losses and is dependent upon the consummation of the Transactions and the Offering to generate future income. Accordingly, a full valuation allowance has been provided on tax benefits generated during the development stage.

  STOCK OPTIONS

     The Company anticipates accounting for the issuance of options to employees in accordance with Accounting Principles Board (APB) Opinion No. 25,
"Accounting for Stock Issued to Employees." Options issued to employees at an exercise price at or above fair value at the date of grant would require no compensation expense to be recorded under APB Opinion No. 25. In addition, Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation"(SFAS 123) will require pro forma disclosure reflecting the effect of recording the employee stock options under SFAS 123 which would require compensation expense based upon the fair value of the equity instrument granted over the expected vesting period. Options issued to non-employees will be accounted for under SFAS No. 123. Options issued to non-employees require compensation expense to be recorded for the fair value of the equity instrument granted over the expected vesting period.

  EARNINGS PER SHARE

     Earnings per share has been excluded from the financial statements because the Company has limited historical operations and does not have a significant operating history. Accordingly, earnings per share is less meaningful.

  USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

  ACCOUNTING PRONOUNCEMENTS

     In November 1997, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board issued EITF Consensus 97-2 regarding various accounting matters relating to the physician practice management industry. This pronouncement, which was along expected guidelines published during the deliberation period, did not negatively impact the planned transaction or the proposed accounting for the transactions and future accounting for AMP. The pronouncement clarifies that stock options issued to non-employees of the Company, such as the DPM's in the Regional Group Practices, do not qualify for employee stock option accounting. Thus any such options issued to non employee DPM's will be charged to the income statement over the period benefitted. As expected, further affiliations with podiatric practices will need to be accounted for as a contractual relationship with the excess of purchase price paid over net assets acquired being assigned to an intangible asset and amortized over future periods. As required by this pronouncement, the Company will recognize only the management fees and cost reimbursements as revenues, but will not include patient revenues in the accompanying financial statements.

3.  COMMITMENTS AND CONTINGENCIES

     The Company will be subject to certain government regulations at the federal and state levels. In compliance with certain regulatory requirements, the Company will not control the practice of podiatry. There can be no assurance that the legality of any long-term management services agreements that will be entered into will not be successfully challenged. There also can be no assurance that the laws and regulations of states in which the Company will maintain operations will not change or be interpreted in the future to restrict or further restrict the Company's relationship with podiatrists.

     Podiatrists may be subject to legal liability suits while under management or physician engagement agreements with the Company. The Company will not control or employ the podiatrists; however, the Company intends to acquire certain liability insurance.

     During September 1997, AFC entered into a loan and security agreement which resulted in borrowings of $500,000 from a third party. The borrowings bear interest at an annual rate of 18%, payable quarterly, and are due March 31, 1998 or the fifth day following the date of the initial public offering of AMP. Proceeds under the loan are being used by AFC to fund certain expenses on behalf of AMP in conjunction with AMP's proposed initial public offering. Upon the closing of the Offering, AMP will assume this obligation of AFC in satisfaction of amounts due to AFC. Interest expense totaling $26,250 attributed to these borrowings has been accrued as of December 31, 1997.

     During the first quarter of 1998, AFC completed a financing of $1.55 million (the "Bridge Financing"), representing $1,472,500 in non-interest bearing loans and $77,500 representing 15 1/2 membership units in AFC to fund certain expenses on behalf of AMP, in conjunction with AMP's proposed initial public offering. The financing provides for the loans to be repaid by AFC from funds it will receive from AMP's initial public offering. Additionally, AFC is required to repurchase each of the membership units in AFC for $71,667 in cash. In connection with the Offering, each unit provided the investor the opportunity to keep such cash or purchase $71,667 worth of AMP Common Stock offered in the Offering valued at the initial public offering price. Upon the closing of the Offering, AMP will assume this obligation of AFC in satisfaction of amounts due to AFC. AMP will recognize a charge totaling $1.03 million during the period through settlement of this obligation representing the difference between the $1.55 million face value of the obligation and the $2.58 million settlement value, of which $205,069 has been accrued as of December 31, 1997 and is included in interest expense in the accompanying financial statements.

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Bridge Financing was offered and sold by AFC in reliance on certain exemptions from registration under the Securities Act of 1933 (the "Act"). Because the Bridge Financing was not completed when the Company filed a registration statement with the Securities and Exchange Commission (the "Commission") pursuant to a public offering of the Company's stock, an argument could be made that the consummation of the Company's public offering caused such exemptions to be unavailable retroactively. Consequently, the Company has registered the Bridge Financing and is offering the investors thereof the opportunity to rescind their investment (the "Bridge Financing Rescission Offer"). If this rescission offer is accepted, the investors in the Bridge Financing will be repaid the amount of their original $1.55 million investment, plus interest at the applicable statutory rate from the date of issuance. If the rescission offer is rejected, the investors in the Bridge Financing will be repaid a total of $2.58 million. Whether the units rescission offer is accepted or rejected, bridge investors will not retain the right to have any common stock set aside to purchase at the initial public offering price. In either case, Bridge Investors will continue to have certain rights of redress as permitted under the Securities Act and its statute of limitations and applicable state securities laws. There can be no assurance that the liability of the Company based upon any possible failure of the Company or AFC to comply with federal or state securities laws in connection with the Bridge Financing will be eliminated. Upon the conclusion of the Offering, management does not believe that any of the persons who acquired the AFC Units will assert any claim with respect thereto, notwithstanding any potential continuing liability. For the aforementioned reasons, the Company does not believe that the Units Rescission Offer or any continuing liability under the Securities Act will have a material adverse effect on the Company.

     It is the position of the Staff of the Commission that any liability of the Company or AFC under the Securities Act for the sale of AFC Units may survive and not be barred by the Units Rescission Offer. However, it is possible that a court would hold that the legal remedies available to the Bridge Investors are diminished as a result of the Units Rescission Offer. Although the legal principles applicable to a transaction such as the Units Rescission Offer are not clear, among possible bases for such a determination are that any Bridge Investor who accepts the Units Rescission Offer thereby will have entered into an accord and satisfaction that moots any claim for damages, and that any such Bridge Investor who rejects the Units Rescission Offer may have waived or be estopped from asserting his or her rights by failing to accept the Units Rescission Offer.

     Between November 5, 1997 and February 11, 1998, the Company entered into negotiations with and delivered non-binding letters of intent to thirteen holders of certain operating assets of, or the stock of entities holding certain operating assets of, twelve podiatric practices (the Practice Owners) by which each Practice Owner was to come to an agreement with the Company to dispose of certain operating assets of, or the stock of entities holding certain operating assets of, such Practice Owner's podiatric practices (the "Letters of Intent"). The Company has subsequently determined that its negotiations with and deliveries of Letters of Intent to the Practice Owners may constitute an offer to sell Common Stock inconsistent with the prospectus delivery requirements of the Act. In order to limit its potential liability under the Act, the Company is undertaking a rescission offer (the "Practice Owner Rescission Offer") with respect to any potential offer made within or outside of the Letters of Intent.

     Practice Owners may accept the Practice Owner Rescission Offer or reject the Practice Owner Rescission Offer. To the extent that a Practice Owner accepts the Practice Owner Rescission Offer, the Company takes the position that its potential liability based upon any possible failure of the Company to comply with the Act by negotiating and delivering the Letters of Intent without a prospectus will be eliminated. If a Practice Owner accepts the Practice Owner Rescission Offer, the previous Letters of Intent will be deemed cancelled. A Practice Owner will receive no other consideration by accepting the Practice Owner Rescission Offer. To the extent that a Practice Owner rejects the Practice Owner Rescission Offer he

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

or she will retain whatever rights he or she presently has under the Act in connection with the earlier Letter of Intent.

     It is the position of the Staff of the Securities and Exchange Commission that any liability of the Company under the Act for the Practice Owner Rescission Offer may survive and not be barred by the Practice Owner Rescission Offer. However, it is possible that a court would hold that the legal remedies available to the Practice Owners are diminished as a result of the Practice Owner Rescission Offer. Although the legal principles applicable to a transaction such as the Practice Owner Rescission Offer are not clear, among possible bases for such a determination are that any Practice Owners who accept the Rescission Offer thereby will have entered into an accord and satisfaction that moots any claim for damages and that any such Practice Owners who reject the Practice Owner Rescission Offer may have waived or be estopped from asserting his or her rights by failing to accept the Practice Owner Rescission Offer.

4.  STOCKHOLDERS' EQUITY

     The Company has authorized for issuance 1,000,000 shares of Class B Common Stock, $.001 par value, and has issued 650,000 shares, of which 365,625 shares have been issued to AFC and 284,375 shares to AFC management. In addition, certain members of management and consultants to the Company received 440,250 and 51,000 membership interests in AFC during 1996 and for the year ended December 31, 1997, respectively. AFC management plans to distribute the AMP shares held by AFC to AFC members and to certain members of AFC management. The Company has recognized a non-cash compensation charge of $921,850 and $319,760 during 1996 and 1997, respectively, representing the difference between the amount paid for these interests and the estimated fair value of these interests and the AMP shares issued.

     On February 17, 1998, the Company authorized 20,000,000 shares of Class A Common Stock, par value $.001 per share ("Common Stock"), 1,000,000 shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock") and 20,000,000 shares of preferred stock, par value $.001 per share. Immediately thereafter, the Company converted each share of its existing 20,000 shares of common stock, par value $.01 per share, into 32.5 shares of the Company's Class B Common Stock. Accordingly, the historical share data has been restated for all periods presented. The Class B Common Stock is convertible into Common Stock, at the option of the holder thereof, upon the occurrence of a Conversion Event (as defined). The maximum number of shares of Common Stock that may be issued upon conversion of the Class B Common Stock is 1,950,000. The Class B Common Stock converts into Class A Common Stock on a share-for-share basis, provided however, that if the Common Stock reaches certain average closing prices over a 15-day period during the next six years on the Nasdaq National Market, other over-the-counter market or an exchange, as then applicable (the "Trading Market"), then the conversion ratio with respect to a certain number of shares of Class B Common Stock will immediately change so that such shares will thereafter be convertible into Common Stock at the ratio of three shares of Common Stock for each share of Class B Common Stock (each such share an "Adjusted Conversion Share").

     On the date that the average closing price on the Trading Market for the preceding 15 consecutive trading days (the "Average Price") exceeds 150% of the price to the public in the Offering, 130,000 of the issued shares of Class B Common Stock will immediately become Adjusted Conversion Shares (and subject to the new three-for-one conversion ratio). Thereafter, the remaining 520,000 shares of Class B Common Stock will become Adjusted Conversion Shares in four remaining increments of 130,000 shares of Class B Common Stock each (20% of the total number of shares of Class B Common Stock issued) upon the attainment of new Average Prices. The Average Prices applicable to each new 20% increment will equal 120% of each preceding Average Price applicable to the preceding 20% increment. If any shares of Class B Common Stock are outstanding on the sixth anniversary of this Prospectus, such shares will automatically convert into a number of shares of Common Stock based upon the conversion ratio then applicable for such

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

shares. Thus, on such anniversary if a portion of the shares of Class B Common Stock have become Adjusted Conversion Shares and a portion of the shares of Class B Common Stock are not Adjusted Conversion Shares, those Adjusted Conversion Shares shall be converted on a three-for-one basis and the non-Adjusted Conversion Shares shall be converted on a one-for-one basis.

     A Conversion Event shall be deemed to have occurred (i) in the event of a disposition of such shares of Class B Common Stock by the holder thereof (excluding dispositions to such holder's affiliates), (ii) in the event any person not affiliated with the Company acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, (iii) in the event any person not affiliated with the Company offers to acquire 15% or more of the outstanding shares of capital stock of the Company, (iv) in the event the holder of such shares elects to so convert at any time after the second anniversary of the date of this Prospectus, (v) on the sixth anniversary of the date of this Prospectus, or (vi) in the event the holders of a majority of the outstanding shares of Common Stock approve such conversion. In addition, the Company may elect to convert any outstanding shares of Class B stock into shares of Common Stock in the event 95% or more of the outstanding shares of Class B Common Stock as of the date of this Prospectus have previously been converted into shares of Common Stock.

     Upon consummation of the Offering, holders of the Class B Common Stock will have the ability to elect as a class one member of the Board of Directors and the holders of the Common Stock will have the ability to elect as a class all other members of the Board of Directors, provided however that if 65% or more of the Class B Common Stock outstanding on the date of this Prospectus have been converted into Common Stock, the Class B Common Stock shall no longer have the ability to elect a director as a class. The Common Stock and Class B Common Stock possess ordinary voting rights and vote together as a single class in respect of all other corporate matters, and, in connection therewith, holders of shares of Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to 2/3 of a vote per share. The Common Stock and Class B Common Stock afford no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. Except for the conversion rights of the Class B Common Stock described below, the Common Stock and Class B Common Stock carry no preemptive rights and are not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock and Class B Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefore.

     The Board of Directors is authorized, without further action by the stockholders, to provide for the issuance of shares of Preferred Stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any class or series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock or the Class B Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. To date, the Company has not issued any Preferred Stock but the Board has authorized the issuance of the Series A Junior Participating Preferred Stock of the Company.

     The Company has adopted the 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan") to provide incentives to attract and retain directors, officers, advisors, consultants and key employees. Officers, directors, employees of the Company, consultants and advisors to the Company are eligible to receive awards under the 1997 Plan, at the Plan Administrator's discretion. Awards available under the 1997 Plan include: (i) common stock purchase options;
(ii) stock appreciation rights; (iii) restricted stock; (iv) deferred stock; (v) performance shares and (vi) other stock based awards. The Company has reserved up to 1,157,098 of the shares of its Common Stock for granting of options under the

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1997 Plan. Under the terms of the 1997 Plan, the Plan Administrator retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards. During the fourth quarter of 1997, options to purchase 334,500 shares of Common Stock were granted, and during the first quarter of 1998, options to purchase 94,000 shares of Common Stock were granted, all at exercise prices equal to the initial public offering price with vesting over a period of four years. The Company anticipates granting options to purchase additional shares of Common Stock to employees of AMP and the Regional Group Practices, prior to or contemporaneous with the closing of the Offering, at a purchase price equal to the initial public offering price.

     AFC has provided advances to AMP since inception, primarily representing costs paid by AFC on behalf of AMP. The advances are non-interest bearing and will be repaid with proceeds from the Offering. The initial $2.2 million in advances were funded by AFC from the initial seed capital proceeds raised by AFC. Interest expense of $289,759 during 1997 has been included in the accompanying financial statements based upon an imputed interest rate of 18%. As the advances are non-interest bearing, the imputed interest expense will not be paid to AFC and, accordingly, has been reflected as a capital contribution during the period incurred. The remaining advances in excess of the $2.2 million have been funded by interest bearing borrowings of AFC and the related interest charges associated with these borrowings have been accrued in the accompanying financial statements as further discussed in Note 3.

5.  TRANSACTIONS WITH AFFILIATED PRACTICES

     As discussed in Note 1, the Company plans to complete the Transfers through a series of stock and asset exchanges, the acquisition of certain monetary assets and assumption of certain liabilities of the Affiliated Practices concurrently with an initial public offering of shares of its Common Stock.

  AGREEMENTS WITH AFFILIATED PRACTICES AND REGIONAL GROUP PRACTICES

     The Company is party to management agreements with each Regional Group Practice. The owners of the Affiliated Practices (promoters of the Company), except Dr. Kramer, will enter into five-year DPM engagement agreements with the Regional Group Practices. Additionally, the non-owner employee podiatrists at the Affiliated Practices will enter into employment and noncompete agreements with the Regional Group Practices.

  MANAGEMENT AGREEMENTS

     The following summary of the management agreements is a general summary of the form of the management agreements. The Company expects to enter into similar agreements with other affiliated practices. The terms of the individual management agreements into which the Company may enter in the future may vary from the description below as a result of negotiations with individual practices and the requirements of local laws and regulations.

     Pursuant to the management agreements, the Company, among other things, will (a) act as the exclusive manager and administrator of non-physician services related to the operation of the Regional Group Practices, subject to matters for which the Regional Group Practices maintain responsibility or which are referred to the board of managers of the Regional Group Practices, (b) bill patients, insurance companies and other third-party payors and collect, on behalf of the Regional Group Practices, the fees for professional medical and other services rendered (as allowed by local regulations), including goods and supplies sold by the Regional Group Practices, (c) provide or arrange for, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel, information management, preparation of certain tax returns, printing, postage and duplication services and medical transcribing services, (d) supervise and maintain custody of substantially all files and records (medical records of the Regional Group Practices remain the property of the Regional Group Practices), (e) provide facilities for the Regional Group Practices, (f) prepare, in consultation with the policy boards and the Regional Group Practices, all

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

annual and capital operating budgets, (g) order and purchase inventory and supplies as reasonably requested by the Regional Group Practices, (h) implement, in consultation with the policy boards and the Regional Group Practices, national and local public relations or advertising programs, and (i) provide financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed-care and other similar providers and payors. Most of the services described above are expected to be provided by employees previously employed by the Affiliated Practices who will become employees of the Company.

     Under the management agreements, the Regional Group Practices will retain the responsibility for, among other things, (a) hiring and compensating physician employees and certain other medical professionals, (b) ensuring that physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties and (c) complying with certain federal and state laws and regulations applicable to the practice of podiatric medicine and (d) matters involving its corporate governance, employees and similar internal matters, including but not limited to preparation and the contents of reports to regulatory authorities and distribution of professional fee income. In addition, the Regional Group Practices will maintain exclusive control of all aspects of the practice of medicine and the delivery of medical services.

     Under the management agreements, the Company will earn fees from the Regional Group Practices on a monthly basis. The Company will be entitled to retain a service fee equal to the Regional Group Practice expenses and ancillary expenses plus approximately 9% to 25% of the Regional Group Practice adjusted patient revenues, subject to quarterly adjustment to reflect the fair value of the management services provided considering the nature and volume of services required and risks assumed by the Company. Adjustments to reflect the fair value of the management services may occur for a variety of reasons including unexpected variations in revenues or expenses of the Regional Group Practice. Any adjustments to the service fee percentage would be made on a prospective basis. Accordingly, the Company will maintain a net revenue interest and not a net profits interest. In addition, the Company will generally be entitled to a fee of approximately 70% of the ancillary revenues, net of certain operating expenses, of the Regional Group Practice.

     The management agreements between the Company and the Regional Group Practices will have initial terms of 40 years, with automatic extensions (unless specified notice is given) of additional 10-year terms. The management agreements may be terminated by either party if the other party (a) files a petition in bankruptcy or other similar events occur or (b) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice and, in the case of the Regional Group Practice, has also been approved by 80% of the equity holders of the Regional Group Practice. In addition, the Company may terminate the agreement if the Regional Group Practice or any DPM (a) engages in conduct or is formally accused of conduct that would subject his or her license to practice medicine to be revoked or (b) is otherwise disciplined by any licensing, regulatory or professional entity or institution, if the result of any event described in clause (a) or (b) reasonably would be expected to materially adversely affect the group practice.

     During the term of the management agreement and for a period of one year thereafter, the Regional Group Practices agree not to compete with the Company in providing services similar to those provided by the Company or by any Regional Group Practice anywhere within 20 miles of any location at which any DPM of the Regional Group Practice has practiced medicine in the last year. In addition, the initial management agreement makes the Company a third-party beneficiary of the physician engagement agreement including the noncompetition and liquidated damages provisions therein. The management agreements generally require the Regional Group Practices to pursue enforcement of these provisions or to assign to the Company the right to pursue enforcement. Furthermore, the Company may require the

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Regional Group Practice to pay liquidated damages owed by a departing DPM before those damages are collected by the Regional Group Practice.

     The Regional Group Practices will be responsible for obtaining professional liability and workers' compensation insurance for the DPMs and other medical employees of the Regional Group Practices, as well as general liability umbrella coverage. The Company is responsible for obtaining professional liability and workers' compensation insurance for employees of the Company and arranging for general liability and property insurance for the Regional Group Practices.

     The management agreements will contain indemnification provisions pursuant to which the Company will indemnify the Regional Group Practices for damages resulting from negligent acts or omissions by the Company or its agents, employees or stockholders. In addition, the Regional Group Practices indemnify the Company for any damages resulting from any negligent act or omission by any affiliated DPM, agent or employee of the Regional Group Practices, other than damages resulting from claims arising from the performance or nonperformance of medical services.

  PHYSICIAN ENGAGEMENT AGREEMENTS

     In addition to becoming a member of a Regional Group Practice, each affiliated DPM will enter into an engagement agreement with that Regional Group Practice (the "Physician Engagement Agreement").

     The Physician Engagement Agreements are for a period of five years with successive two-year renewal periods thereafter. DPMs entering into Physician Engagement Agreements agree to practice podiatric medicine on a full-time basis for the Regional Group Practice in return for a percentage of the earnings before taxes of and certain ancillary revenues related to that Regional Group Practice. A Physician Engagement Agreement terminates (a) upon the death of the DPM, (b) upon the DPM's "disability" or (c) at the Regional Group Practice's option, for "cause," as defined in the Physician Engagement Agreement. If the Physician Engagement Agreement terminates, other than at the normal expiration of its term or as a result of a violation by the Regional Group Practice, the DPM agrees to pay an amount of liquidated damages to the Regional Group Practice approximately equal to the twelve months of the Affiliated Practice expenses attributable to that DPM and agreed to by the Company at the time the Purchase Agreement was executed. Furthermore, during the term of the Physician Engagement Agreement and for a period of one year commencing upon expiration or termination of the agreement, the DPM will not compete with the Regional Group Practice within a radius of 20 miles of the offices at which that DPM practiced podiatry in the last year.

     The management fees earned by the Company will be in accordance with a standard management agreement which calls for a calculation of the monthly management fee based primarily on the total revenues earned by the Regional Group Practices. There are adjustments to the management fees designed to both provide incentives for the DPMs to provide efficient patient treatment and to increase the number of patients treated, as well as to ensure that for the first six months of the agreement the Regional Group Practice retains a minimum amount for payment of compensation on a monthly basis. The Company believes the fees to be generated by these formulas will be reflective of the fair market value of the services provided and will be comparable to the fees earned by other management companies in the respective jurisdictions where these arrangements will exist.

6.  SUBSEQUENT EVENTS

     The Company has received from a major international financial institution a commitment for a $30.0 million, three-year revolving credit facility that is expected to be available to help fund the Company's working capital needs, capital expenditures and anticipated future affiliations. The credit facility is expected to contain customary affirmative and negative covenants (including proscriptions on the payment of dividends and capital expenditures.) The credit facility is expected to bear interest at either the London

                        AMERICAN MEDICAL PROVIDERS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Inter-Bank Offered Rate or, at the Company's option, the lender's base rate, plus a margin based on the ratio of the Company's senior debt to earnings before interest, taxes, depreciation and amortization. There can be no assurance that the Company will ultimately close on the credit facility.

     As discussed in Note 1, pursuant to a reimbursement and assumption agreement with AFC, the Company will reimburse the affiliation-related expenses incurred by AFC since May 1996, including AFC's payroll, travel and entertainment and professional fees. In addition, the Company will assume certain lease obligations of AFC for office space, including the lease obligations for additional office space entered into during 1998.

     In order to complete the funding of the Company's development and organization expenses through the closing of the Offering, members of the Company's management and consultants made short-term loans to AFC in the aggregate principal amount of $210,000. In addition, an institutional investor, which had previously loaned AFC $500,000, has agreed to increase the amount of its short-term loan to AFC by an additional $150,000. AFC will repay the principal amount of these loans, and interest in the aggregate amount of $141,125, to such persons with the portion of the funds from the Company's Offering reimbursed to AFC for expenses, debt and interest incurred by AFC on behalf of the Company.

     In the first quarter of 1998, AMP intends to complete its initial public offering of its Common Stock and intends to simultaneously exchange cash and shares of its Common Stock for certain assets and liabilities of the founding practices upon consummation of the Offering. An investment in shares of Common Stock offered by this prospectus involves a high degree of risk, including, among others, limited operating history of the Company and combined practices, dependence on operative agreements, dependence on Regional Group Practices, implementation of information systems, dependence upon key personnel, growth strategy, managed care, future health care reform, competition and the need for additional funds. For a more thorough discussion of risk factors, see "Risk Factors" included elsewhere in this prospectus.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pyramid Anesthesiology Group, Inc.:

     We have audited the accompanying balance sheets of Pyramid Anesthesiology Group, Inc. (the "Company"), a Georgia S Corporation, as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pyramid Anesthesiology Group, Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 27, 1998

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                                 BALANCE SHEETS

                                              DECEMBER 31,
                                       ---------------------------
                                          1996           1997
                                       ----------   --------------
               ASSETS
CURRENT ASSETS:
     Cash............................  ,$  42,464     $   59,620
     Accounts receivable from
      affiliates.....................     386,970        154,742
     Other current assets............       1,183        --
                                       ----------   --------------
          Total current assets.......     430,617        214,362
                                       ----------   --------------
EQUIPMENT, at cost
     Computers and equipment.........     132,029        152,242
     Furniture and fixtures..........     115,860        115,860
                                       ----------   --------------
                                          247,889        268,102
     Less-Accumulated depreciation...     (86,775)      (126,356)
                                       ----------   --------------
                                          161,114        141,746
                                       ----------   --------------
OTHER ASSETS:
     Investment......................       7,200        --
                                       ----------   --------------
                                       $  598,931     $  356,108
                                       ==========   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable................  $   20,904     $   58,253
     Due to affiliates...............     260,504         42,448
     Accrued expenses................      41,543         49,123
     Note payable....................      --             75,000
     Note payable to related party...      74,776         59,642
                                       ----------   --------------
          Total current
             liabilities.............     397,727        284,466
                                       ----------   --------------
STOCKHOLDERS' EQUITY:
     Common stock....................       2,000          2,000
     Retained earnings...............     199,204         69,642
                                       ----------   --------------
          Total stockholders'
             equity..................     201,204         71,642
                                       ----------   --------------
                                       $  598,931     $  356,108
                                       ==========   ==============

   The accompanying notes are an integral part of these financial statements.

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                            STATEMENTS OF OPERATIONS

                                               YEARS ENDED DECEMBER 31,
                                       ----------------------------------------
                                           1995          1996          1997
                                       ------------  ------------  ------------
REVENUES.............................  $  1,009,017  $  1,867,646  $  2,226,009
OPERATING EXPENSES...................       495,960       763,825     1,011,384
                                       ------------  ------------  ------------
          Income from operations.....       513,057     1,103,821     1,214,625
                                       ------------  ------------  ------------
OTHER INCOME:
     Interest income.................         3,851         1,719         1,855
     Gain on sale of investment to
       affiliate.....................       --            196,875       --
     Other...........................        16,558        11,203        60,353
                                       ------------  ------------  ------------
          Total other income.........        20,409       209,797        62,208
                                       ------------  ------------  ------------
NET INCOME...........................  $    533,466  $  1,313,618  $  1,276,833
                                       ============  ============  ============
PRO FORMA DATA (unaudited):
     Historical net income...........  $    533,466  $  1,313,618  $  1,276,833
     Pro forma owners'
       compensation..................       300,000       300,000       200,000
     Pro forma income taxes..........        93,386       405,447       430,733
                                       ------------  ------------  ------------
          Pro forma net income.......  $    140,080  $    608,171  $    646,100
                                       ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK
                                        -------------------      RETAINED
                                        SHARES      AMOUNT       EARNINGS         TOTAL
                                        -------     -------     -----------   --------------
BALANCE, December 31, 1994...........    2,000      $ 2,000     $    45,341   $       47,341
     Stockholder distributions.......     --          --           (122,221)        (122,221)
     Net income......................     --          --            533,466          533,466
                                        -------     -------     -----------   --------------
BALANCE, December 31, 1995...........    2,000        2,000         456,586          458,586
     Stockholder distributions.......     --          --         (1,571,000)      (1,571,000)
     Net income......................     --          --          1,313,618        1,313,618
                                        -------     -------     -----------   --------------
BALANCE, December 31, 1996...........    2,000        2,000         199,204          201,204
     Stockholder distributions.......     --          --         (1,406,395)      (1,406,395)
     Net income......................     --          --          1,276,833        1,276,833
                                        -------     -------     -----------   --------------
BALANCE, December 31, 1997...........    2,000      $ 2,000     $    69,642   $       71,642
                                        =======     =======     ===========   ==============

   The accompanying notes are an integral part of these financial statements.

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                            STATEMENTS OF CASH FLOWS

                                                 YEARS ENDED DECEMBER 31,
                                       --------------------------------------------
                                           1995           1996            1997
                                       ------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $    533,466  $    1,313,618  $    1,276,833
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
     Depreciation....................        26,373          60,402          39,581
     Gain on sale of investment......       --             (196,875)       --
     Changes in assets and
       liabilities --
       Accounts receivable from
          affiliates.................       926,388         163,555         232,228
       Other current assets..........          (950)         34,767           1,183
       Accounts payable..............       (13,486)          7,178          37,349
       Due to affiliates.............    (1,186,590)          9,734        (218,056)
       Accrued expenses..............        15,122          26,421           7,580
                                       ------------  --------------  --------------
     Net cash provided by operating
       activities....................       300,323       1,418,800       1,376,698
                                       ------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and
     equipment.......................      (186,535)        (61,354)        (20,213)
  Purchase of investment.............       (18,000)       --              --
  Proceeds from sale of investment...       --              207,675           7,200
                                       ------------  --------------  --------------
     Net cash provided by (used in)
       investing activities..........      (204,535)        146,321         (13,013)
                                       ------------  --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders......      (122,221)     (1,571,000)     (1,406,395)
  Proceeds from note payable.........       --             --                75,000
  Proceeds from (payments on) note
     payable to related party........        26,438          48,338         (15,134)
                                       ------------  --------------  --------------
     Net cash used in financing
       activities....................       (95,783)     (1,522,662)     (1,346,529)
                                       ------------  --------------  --------------
NET INCREASE IN CASH.................             5          42,459          17,156
CASH, beginning of period............       --                    5          42,464
                                       ------------  --------------  --------------
CASH, end of period..................  $          5  $       42,464  $       59,620
                                       ============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Pyramid Anesthesiology Group, Inc. (the "Company"), a Georgia S Corporation, was incorporated on February 1, 1993, for the purpose of providing billing and management services for entities that provide health-care related services for local hospitals and to members of the community. The Company began generating revenues from its primary operations in March 1995.

     In October 1997, the Company entered into an agreement with American Medical Providers, Inc. ("AMP"), pursuant to which AMP or a designated subsidiary will acquire substantially all of the assets and operations of the Company, including the name AnestheCare. The scope of the ongoing operations of Pyramid will be significantly reduced as a result of the sale as AMP will assume substantially all operations from Pyramid.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

  INVESTMENT

     The Company maintained an ownership interest in a partnership through October 1997 (see Note 2). Since the Company's ownership did not represent a significant influence, the investment was accounted for under the cost method.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, receivables, accounts payable and note payable approximates fair value due to the short maturity of these instruments.

  PROPERTY AND DEPRECIATION

     Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets. Those lives are as follows:

Computers and equipment..............     5 years
Furniture and fixtures...............     7 years

     Maintenance and repairs are charged to expense as incurred whereas major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

  REVENUE RECOGNITION

     The Company earns revenues under various cost-sharing agreements which are based upon a percentage of revenues of the customer. Accordingly, the Company recognizes revenues under the cost-sharing agreements based upon the accrual basis revenues of the respective customer.

     Additionally, the Company earns revenues from SCNA (as defined below) for providing consulting services as the service is provided (see Note 2).

     The Company also earns revenues through the provision of management and billing services (see Note 2). The Company's management agreements primarily provide that revenues are earned based upon a

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

percentage of cash collected by the respective business. Accordingly, the Company recognizes management fee revenues as cash is collected by the customer.

  INCOME TAXES

     The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation for tax purposes. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provisions or liability for income taxes has been included in the financial statements.

     The Company's S-Corporation status will terminate effective with the acquisition by AMP as further discussed above. The deferred tax asset estimated upon conversion to C-Corporation status is expected to be approximately $40,000. The unaudited pro forma data presents the incremental provision for income taxes as if the Company had been subject to federal and state income taxes, assuming a blended rate of 40%.

  OWNERS' COMPENSATION

     Effective July 1, 1997, the shareholders began to receive salaries of $25,000 each per quarter. Prior to July 1, 1997, the stockholders had not historically received a salary for their services, but received distributions as S-Corporation stockholders. All earnings of the Company are available for distribution to the stockholders. The pro forma owners' compensation reflects the compensation the stockholders will receive prospectively under the terms of the employment agreements with AMP as further discussed above.

  SIGNIFICANT CONCENTRATIONS

     Substantially all of the Company's revenue is from services performed through affiliates of the Company (see Note 2). The Company's parent has signed a professional services agreement with one hospital which was to expire September 30, 1999, with continuing one-year renewal options thereafter. Approximately 32% and 47% of the Company's revenues were from services associated with this contract during the years ended December 31, 1995 and 1996, respectively. Effective January 1, 1997, the Company restructured the professional services agreement into several agreements with the affiliates. The Company began processing the billing of patients directly at this time for affiliates of the Company (as described in Note 2) and the revenues generated associated with this contract were intermingled with the revenues from affiliates of the Company.

2.  RELATED-PARTY TRANSACTIONS

     The Company provides services to a group of affiliated companies (the "Affiliates"). The Affiliates with some common owners are Georgia Rehabilitation Center ("GRC"), Southern Crescent Nurse Anesthesia, LLC, ("SCNA") and Cell Saver, Inc. Southern Crescent Anesthesiology, Inc. ("SCA"), is also an affiliate but is not under common control. Substantially all of the revenues of the Company are earned in transactions with entities which are currently related parties but which will not be owned by AMP subsequent to the acquisition by AMP.

     The Company earns 7 to 10 percent of all revenues collected on behalf of the Affiliates. In addition, revenues from services provided to three hospitals are earned through affiliates of the Company, primarily through a professional services agreement between the parent company, AnestheCare, Inc. (the "Parent"), and one hospital. Accounts receivable from these affiliated entities as of December 31, 1996 and 1997, were $386,970, and $154,742, respectively. Revenues from these affiliated entities for the years ended December 31, 1995, 1996 and 1997, under these collections agreements were $1,006,035, $1,632,125, and $681,060, respectively. Based upon contractual arrangements between the Company and the Affiliates through December 31, 1996, certain general and administrative costs which benefit all the entities were shared amongst all entities. The contractual arrangements provided that these indentified costs, primarily payroll costs of certain personnel, would be allocated evenly among Pyramid, GRC, SCNA and SCA. Expenses

                       PYRAMID ANESTHESIOLOGY GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

allocated to the Affiliates for the years ended December 31, 1995 and 1996, were $57,500 and $230,728, respectively. As of December 31, 1996, one of the Affiliates had prepaid $17,166 of these expenses, which is included in due to affiliates in the accompanying financial statements. Management believes that the methods used to allocate these expenses are reasonable. Effective January 1, 1997, the cost-sharing agreements with Affiliates were restructured and the Company now earns 6 to 12 percent of revenues of the Affiliates as a charge for general and administrative costs incurred by the Company. Revenues earned under this cost-sharing agreement were $1,155,554 for the year ended December 31, 1997.

     In January of 1996, the Company sold 60% of its interest in Peachtree Lithotripsy to an affiliate, SCA, for approximately $208,000 resulting in a gain on the sale of approximately $197,000. During October 1997, the Company sold the remaining interest in this investment to the stockholders at cost. The income from these operations were insignificant for all periods presented.

     During 1997, two owners of the Company, who were previously member owners in SCNA, withdrew their membership from SCNA. Additionally, the Company entered into an agreement whereby it would act as a consultant on behalf of SCNA. Included in 1997 revenues are $322,075 of consulting revenues related to these agreements. Effective January 1 through June 30, 1997, the terms of this agreement specified that the consulting fee would be $25,000 per month, plus 15% of SCNA's taxable income, as defined.

3.  NOTE PAYABLE

     The Company entered into a note agreement for $75,000 with a local bank on December 12, 1997. The note, which matures December 12, 1998, bears a variable interest rate (9.25% at December 31, 1997) and is collateralized by substantially all assets of the Company.

4.  COMMITMENTS AND CONTINGENCIES

     The Company rents office space from one of the Affiliates for $5,166 per month through August 2005. Rent expense for 1996 and 1997 was $61,992. The Company additionally leases a light truck and an office copier.

     Future minimum payments under these leases are as follows:

Year ending December 31 --
     1998............................  $   75,210
     1999............................      74,961
     2000............................      71,600
     2001............................      68,481
     2002............................      62,633
     Thereafter......................     160,146
                                       ----------
                                       $  513,031
                                       ==========

     The Company has a defined contribution 401(k) plan which was effective beginning in 1996. Eligible employees can contribute up to 15 percent of their compensation, and the Company may make a discretionary matching contribution. For 1996, the Company contributed $8,625. No matching contributions have been approved for 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Bellaire Surgicare, Inc.

     We have audited the accompanying balance sheets of Bellaire Surgicare, Inc., as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for the period from the date of inception (March 15, 1995) to December 31, 1995, and for the two years in the period ended December 31, 1997. These financial statements are the responsibility of Bellaire Surgicare, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bellaire Surgicare, Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from the date of inception (March 15, 1995) to December 31, 1995, and for the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 6, 1998

                            BELLAIRE SURGICARE, INC.
                                 BALANCE SHEETS

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1997
                                       ------------  ------------
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........  $    130,001  $    108,142
  Accounts receivable, net of
     allowance for contractual
     adjustments and bad debts of
     $466,415 and $439,843...........       394,670       520,696
  Due from related parties...........        28,000        20,500
  Prepaid expenses and other current
     assets..........................        80,889        79,054
                                       ------------  ------------
          Total current assets.......       633,560       728,392
PROPERTY AND EQUIPMENT, net..........       445,574       325,173
OTHER NONCURRENT ASSETS, net.........         3,750       --
                                       ------------  ------------
          Total assets...............  $  1,082,884  $  1,053,565
                                       ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term
  debt...............................  $    597,216  $    560,814
  Current portion of obligations
     under capital leases............        25,014        11,690
  Accounts payable and accrued
     expenses........................       142,255       183,132
  Due to related parties.............        12,119         9,190
                                       ------------  ------------
          Total current
        liabilities..................       776,604       764,826
LONG-TERM DEBT, net of current
  portion............................        26,653       --
LONG-TERM OBLIGATIONS UNDER CAPITAL
  LEASES, net of current portion.....        26,170        11,309
                                       ------------  ------------
          Total liabilities..........       829,427       776,135
SHAREHOLDERS' EQUITY:
  Common stock, $.10 par value;
     1,000,000 shares authorized and
     140,000 shares issued and
     outstanding.....................        14,000        14,000
  Retained earnings..................       239,457       263,430
                                       ------------  ------------
          Total shareholders'
              equity.................       253,457       277,430
                                       ------------  ------------
          Total liabilities and
              shareholders' equity...  $  1,082,884  $  1,053,565
                                       ============  ============

   The accompanying notes are an integral part of these financial statements.

                            BELLAIRE SURGICARE, INC.
                            STATEMENTS OF OPERATIONS

                                            PERIOD
                                        FROM INCEPTION
                                          (MARCH 15,
                                           1995) TO         YEAR ENDED       YEAR ENDED
                                         DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                             1995              1996             1997
                                        ---------------    -------------    -------------
REVENUES.............................     $ 1,922,496       $ 2,486,220      $ 2,395,758
COSTS AND EXPENSES:
  Surgical costs.....................         404,481           444,939          504,002
  Salaries, wages and benefits.......         232,989           359,325          397,139
  Management and professional fees...         242,030           340,064          347,377
  General and administrative
     expenses........................         298,392           392,125          415,544
  Depreciation and amortization......          89,287           143,677          141,392
  Interest expense...................          49,831            68,011           57,265
                                        ---------------    -------------    -------------
       Total costs and expenses......       1,317,010         1,748,141        1,862,719
                                        ---------------    -------------    -------------
  Income from operations.............         605,486           738,079          533,039
OTHER INCOME.........................        --                   2,392            1,574
                                        ---------------    -------------    -------------
NET EARNINGS.........................     $   605,486       $   740,471      $   534,613
                                        ===============    =============    =============

   The accompanying notes are an integral part of these financial statements.

                            BELLAIRE SURGICARE, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                             COMMON STOCK
                                          -------------------    RETAINED
                                           SHARES     AMOUNT     EARNINGS
                                          ---------   -------    ---------
INITIAL CAPITALIZATION, March 15,
  1995..................................    140,000   $14,000    $  --
     Net earnings.......................     --         --         605,486
     Dividends to shareholders..........     --         --        (329,000)
                                          ---------   -------    ---------
BALANCE, December 31, 1995..............    140,000    14,000      276,486
     Net earnings.......................     --         --         740,471
     Dividends to shareholders..........     --         --        (777,500)
                                          ---------   -------    ---------
BALANCE, December 31, 1996..............    140,000    14,000      239,457
     Net earnings.......................     --         --         534,613
     Dividends to shareholders..........     --         --        (510,640)
                                          ---------   -------    ---------
BALANCE, December 31, 1997..............    140,000   $14,000    $ 263,430
                                          =========   =======    =========

   The accompanying notes are an integral part of these financial statements.

                            BELLAIRE SURGICARE, INC.
                            STATEMENTS OF CASH FLOWS

                                      PERIOD FROM
                                       INCEPTION
                                       (MARCH 15,
                                        1995) TO      YEAR ENDED     YEAR ENDED
                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                          1995           1996           1997
                                      ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.......................  $  605,486     $  740,471     $  534,613
                                      ------------   ------------   ------------
  Adjustments to reconcile net
     earnings to net cash provided by
     operating activities --
     Depreciation and amortization...      89,287        143,677        141,232
     Changes in assets and
       liabilities --
       (Increase) decrease in --
          Accounts receivable, net...    (559,326)       163,938       (126,026)
          Due from related parties...     --             (28,000)         7,500
          Prepaid expenses and other
             current assets..........     (64,081)       (16,090)         1,835
       Increase (decrease) in --
          Accounts payable and
             accrued expenses........     133,539          8,716         27,547
          Due to related parties.....     --              12,119         10,401
                                      ------------   ------------   ------------
                                         (400,581)       284,360         62,489
                                      ------------   ------------   ------------
          Net cash provided by
             operating activities....     204,905      1,024,831        597,102
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of non-compete
     agreement.......................     (30,000)       --             --
  Purchase of property and
     equipment.......................    (482,532)       (82,161)       (17,081)
                                      ------------   ------------   ------------
          Net cash used in investing
             activities..............    (512,532)       (82,161)       (17,081)
                                      ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common
     stock...........................      14,000        --             --
  Proceeds from long-term
     obligations.....................     738,543        566,731         98,000
  Payment of long-term obligations...     (57,044)      (624,361)      (161,055)
  Payment of obligations under
     capital leases..................     (13,671)       (22,740)       (28,185)
  Dividends to shareholders..........    (329,000)      (777,500)      (510,640)
                                      ------------   ------------   ------------
          Net cash provided by (used
             in) financing
             activities..............     352,828       (857,870)      (601,880)
                                      ------------   ------------   ------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................      45,201         84,800        (21,859)
CASH AND CASH EQUIVALENTS, beginning
  of period..........................           0         45,201        130,001
                                      ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of
  period.............................  $   45,201     $  130,001     $  108,142
                                      ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTMENT ACTIVITIES:
  Capital lease obligations incurred
     to acquire equipment............  $   87,595     $  --          $  --
                                      ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                            BELLAIRE SURGICARE, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Bellaire Surgicare, Inc. (the Center), is a free-standing ambulatory surgery center which services Houston, Texas, and its surrounding communities. The Center is organized as an S Corporation under the laws of the state of Texas.

     The Center's financial statements have been prepared on the accrual basis of accounting. As the Center is organized as an S Corporation for federal income tax reporting purposes, all tax liability is reported on the personal returns of the shareholders. Upon acquisition by AMP as further discussed in Note 7, the Company will record a deferred tax liability of approximately $125,000 representing the tax effect of differences between the book and tax bases of assets and liabilities existing as of the acquisition date.

     A majority of owners of the Center are doctors of podiatric medicine
(DPMs). Eight of these owner DPMs have agreed to acquire the remaining minority interests, and will then transfer their respective interests in the Center along with other non-monetary assets of their practice to American Medical Providers, Inc. (AMP) in exchange for stock of AMP and cash. The Center is expected to continue similar operations under the AMP ownership.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Center believes that the fair value of their financial instruments approximates their carrying amounts. Financial instruments include cash and cash equivalents, accounts receivable and certain current and long-term debt.

  CASH AND CASH EQUIVALENTS

     The Center considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  ACCOUNTS RECEIVABLE

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payors for medical services provided by the Center. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the Center for services performed and the amounts allowed by the Medicare and Medicaid programs and other govenmental and private insurers.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  OTHER NONCURRENT ASSETS

     Other noncurrent assets consist of a noncompete agreement. The noncompete agreement was amortized on the straight-line basis over two years, which was the term of the agreement.

  REVENUES

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payors and others. Provisions for estimated third-party payor adjustments are estimated in the period the related services are provided. Any adjustment to the amounts recorded will be recorded in the period in which the revised amount is

                            BELLAIRE SURGICARE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

determined. Medicare and other governmental programs reimburse based on fee schedules which are determined by the related governmental agency. Additionally, the Center participates in agreements with managed-care organizations to provide services at negotiated rates or for capitated payments. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized when the final settlements are made.

  CONCENTRATION OF CREDIT RISK

     The Center extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Center manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996, and 1997, consist of the following:

                                           ESTIMATED          DECEMBER 31,
                                          USEFUL LIVES   ----------------------
                                            (YEARS)         1996        1997
                                          ------------   ----------  ----------
Equipment...............................       5         $  538,521  $  555,602
Leasehold improvements..................       5              4,512       4,512
Furniture and fixtures..................       7             21,660      21,660
Equipment under capital leases..........      3-5            87,595      87,595
                                                         ----------  ----------
                                                            652,288     669,369
Less -- Accumulated depreciation........                   (206,714)   (344,196)
                                                         ----------  ----------
     Net property and equipment.........                 $  445,574  $  325,173
                                                         ==========  ==========

4.  OTHER NONCURRENT ASSETS:

     Other noncurrent assets at December 31, 1996 and 1997, consist of the following:

                                              DECEMBER 31,
                                          --------------------
                                            1996       1997
                                          ---------  ---------
Noncompete agreements...................  $  30,000  $  30,000
     Less -- Accumulated amortization...    (26,250)   (30,000)
                                          ---------  ---------
                                          $   3,750  $  --
                                          =========  =========

                            BELLAIRE SURGICARE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  LONG-TERM OBLIGATIONS

  LONG-TERM DEBT

     Long-term debt at December 31, 1996 and 1997, consists of the following:

                                               DECEMBER 31,
                                          ----------------------
                                             1996        1997
                                          ----------  ----------
Note payable to Southwest Bank of Texas,
  bearing interest at prime,
  collateralized by accounts receivable,
  equipment and inventory...............  $  566,731  $  537,063
Notes payable to Alcon Surgical, bearing
  interest at 8%, collateralized by
  equipment.............................      57,138      23,751
                                          ----------  ----------
     Total long-term debt...............     623,869     560,814
Less -- Current portion.................    (597,216)   (560,814)
                                          ----------  ----------
     Long-term debt, excluding current
       portion..........................  $   26,653  $   --
                                          ==========  ==========

     The Center leases certain equipment under capital leases. Additionally, the Center has certain commitments under noncancelable operating lease agreements. At December 31, 1997, minimum annual rental comitments under capital leases and noncancelable operating leases with terms in excess of one year are as follows:

                                        CAPITAL      OPERATING
                                        LEASES        LEASES
                                       ---------     ---------
1998.................................  $  15,000     $ 168,000
1999.................................      8,000       168,000
2000.................................      7,000       168,000
2001.................................     --           168,000
2002.................................     --            55,000
                                       ---------     ---------
          Total minimum lease
          payments...................     30,000     $ 727,000
                                                     =========
Less -- Amounts representing
interest.............................      7,001
                                       ---------
     Present value of minimum capital
       lease payments................     22,999
Less -- Current portion of
  obligations under capital leases...     11,690
                                       ---------
     Long-term obligations under
       capital leases, net of current
       portion.......................  $  11,309
                                       =========

     Rent expense related to operating leases amounted to approximately $58,000, $140,000 and $168,000 for 1995, 1996 and 1997, respectively. Cash interest paid related to all obligations was approximately $50,000, $68,000 and $57,000 in 1995, 1996 and 1997, respectively.

6.  COMMITMENTS AND CONTINGENCIES:

     The Center is insured with respect to medical malpractice risks on a claims-made basis. In the normal course of business, the Center has been named in various lawsuits, primarily alleging medical malpractice. In the opinion of the Center's management, the ultimate liability, if any, will not exceed the insurance coverages carried by the Center and will not impact the operating results or results of financial condition of the Center.

     Surgery Centers of America (SCOA) provides management services for the Center under a management contract expiring January 12, 2000. Fees under the contract are based on 5 percent of accrual basis revenues plus 10 percent of any distributions. Additionally, the Center reimburses SCOA for the salary paid to a SCOA employee who acts as an office administrator of the Center. Expenses under this arrangement totaled $200,623, $272,091 and $215,874 for 1995, 1996 and
1997, respectively.

                        AMERICAN MEDICAL PROVIDERS, INC.
           INTRODUCTION TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     Simultaneously with and as a condition to the closing of the initial public offering (the "Offering"), American Medical Providers, Inc. (the "Company" or "AMP") will acquire certain operating assets and accounts receivable or stock of 46 separate podiatric practices (these practices, including the practice acquired in the Kramer Transfer (defined below), the "Affiliated Practices") (the "Transfers") in exchange for cash, shares of class A common stock, $.01 par value per share (the "Common Stock") and the assumption of certain indebtedness. The aggregate consideration to be paid by the Company to the initial Affiliated Practices is approximately $27.5 million, excluding the Ambulatory Surgery Center Acquisitions (defined below) and the Kramer Transfer which will be accounted for as purchases. AMP will also acquire through a transaction to be accounted for as a purchase, certain assets of Pyramid Anesthesiology Group, Inc. (the "AnestheCare Acquisition"), an anesthesiology management services organization ("AnestheCare") for consideration of approximately $4.5 million in cash. Additional consideration of up to $1.5 million in cash and $500,000 payable in shares of Common Stock at the initial public offering price may be paid in the AnestheCare Acquisition pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. In addition, AMP will acquire the stock of the podiatric practice of Dr. Jerald N. Kramer ("Dr. Kramer"), one of the affiliated practices (the "Kramer Transfer", and together with the Transfers and the AnestheCare Acquisition, "the Transactions"). Dr. Kramer will receive cash of $1.4 million in exchange for assets acquired by the Company, but Dr. Kramer will not enter into a management services agreement or a physician engagement agreement with a Regional Group Practice. The Company will also acquire two surgery centers through the transfers (collectively the "Ambulatory Surgery Center Acquisitions") for consideration of $5.1 million in cash and Common Stock plus assumed indebtedness of $500,000. The Transfers, except for the Ambulatory Surgery Center Acquisitions and the Kramer Transfer, will be accounted for pursuant to Staff Accounting Bulletin No. 48, "Transfers of Non-monetary Assets by Promoters and Shareholders" ("SAB No. 48"). As a result, these transactions will result in the carryover basis of non-monetary assets of the Affiliated Practices. Each owner doctor of podiatry medicine ("DPM") of the Affiliated Practices and AnestheCare is considered a "promoter" of the Company.

     The following unaudited pro forma combined balance sheet gives effect to the Transactions and the Offering, and is based upon the historical financial statements of AMP, the Affiliated Practices as a group, and AnestheCare.

     The unaudited pro forma combined balance sheet gives effect as if such events had occurred on December 31, 1997. The financial data related to the Combined Affiliated Practices is as of September 30, 1997. Management believes that these balances will not differ materially from the balances as of December 31, 1997 or the date of acquisition. The unaudited pro forma combined balance sheet should be read in conjunction with other financial information, including the financial statements of AMP included elsewhere in this Prospectus. The unaudited pro forma combined balance sheet does not give effect to the Practice Rescission Offer or the Bridge Financing Rescission Offer discussed further in
Note 5 to the financial statements of AMP.

     The Company will not employ podiatrists or control the practice of podiatry. As the Company will not be acquiring the future patient revenues earned by the Affiliated Practices, the Transfers are not deemed to be business combinations. In accordance with SAB No. 48, the Transfers will be accounted for at the historical cost basis with the shares of common stock to be issued in those transactions being valued at the historical cost of the net non-monetary assets acquired.

     The unaudited pro forma combined balance sheet is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have been achieved if the Transactions and Offering had been consummated on the date indicated, nor is it necessarily indicative of the future operating results of the Company. The pro forma adjustments are based upon estimates, available information and certain assumptions and may be revised as additional information becomes available. Any variance between the estimated offering price and actual offering price will directly impact the net proceeds from the Offering. The preliminary allocations of the purchase prices are not expected to materially differ from the final results.

                        AMERICAN MEDICAL PROVIDERS, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                            AMERICAN       COMBINED                  BELLAIRE                      PRO
                                             MEDICAL       AFFILIATED               SURGICARE,    PRO FORMA       FORMA
                                         PROVIDERS, INC.   PRACTICES  ANESTHECARE      INC.      ADJUSTMENTS     COMBINED
                                         ---------------   --------   -----------   ----------   -----------     --------
                 ASSETS
CURRENT ASSETS:
   Cash and cash equivalents............     $--           $   952       $  60        $  108      $    (881)(1)  $    60
                                                                                                       (179)(3)
   Patient receivables, net.............     --              3,840       --              521         --            4,361
   Affiliate receivables................     --              --            154         --            --              154
   Deferred issuance costs..............       3,673         --          --            --            --            3,673
   Other current assets.................          14           221       --               99           (131)(1)      203
                                         ---------------   --------        ---      ----------   -----------     --------
       Total current assets.............       3,687         5,013         214           728         (1,191)       8,451
   Equipment, net.......................         507           802         142           325            500(3)     2,276
   Other assets.........................     --                389       --            --              (389)(1)    --
   Goodwill and Intangibles.............     --              --          --            --             2,944(2)     8,746
                                                                                                        651(3)
                                                                                                      1,200(2)
                                                                                                      3,824(5)
                                                                                                        127(6)
   Restricted cash held in escrow.......     --              --          --            --            --            --
                                         ---------------   --------        ---      ----------   -----------     --------
       Total assets.....................     $ 4,194       $ 6,204       $ 356        $1,053      $   7,666      $19,473
                                         ===============   ========        ===      ==========   ===========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
CURRENT LIABILITIES:
   Accounts payable and other current
     liabilities........................     $ 2,762       $ 1,163       $ 284        $  192      $  (1,350)(1)  $ 2,762
                                                                                                       (284)(2)
                                                                                                         (5)(3)
   Due to stockholder...................       4,043         --          --            --            --            4,043
   Payable to Affiliated Practices......     --              --          --            --             8,989(1)     8,989
   Payable to AnestheCare...............     --              --          --            --             4,500(2)     4,500
   Payable to Kramer....................     --              --          --            --             1,400(3)     1,400
   Payable for Ambulatory Surgery Center
     Acquisitions.......................     --              --          --            --             1,000(1)     1,000
   Deferred income taxes................     --              --          --            --               966(4)       966
   Current portion of long-term debt....     --                707       --              573           (624)(1)      656
                                         ---------------   --------        ---      ----------   -----------     --------
       Total current liabilities........       6,805         1,870         284           765         14,592       24,316
                                         ---------------   --------        ---      ----------   -----------     --------
   Long-term debt, less current
     portion............................     --                680       --               11           (691)(1)    --
                                         ---------------   --------        ---      ----------   -----------     --------
       Total liabilities................       6,805         2,550         284           776         13,901       24,316
                                         ---------------   --------        ---      ----------   -----------     --------
STOCKHOLDERS' EQUITY (DEFICIT):
   American Medical Providers, Inc.
       Class A Common Stock.............     --              --          --            --                 2(1)         2
       Class B Common Stock.............           1         --          --            --            --                1
       Accumulated deficit..............      (4,143)        --          --            --            --           (4,143)
       Additional paid-in capital.......       1,531         --          --            --            (5,044)(1)     (703)
                                                                                                       (175)(3)
                                                                                                       (966)(4)
                                                                                                      3,824(5)
                                                                                                        127(6)
   AnestheCare
       Common Stock.....................     --              --              2         --                (2)(2)    --
       Retained earnings................     --              --             70         --               (70)(2)    --
   Affiliated Practices' combined
     equity.............................     --              3,654       --              277         (3,683)(1)    --
                                                                                                       (248)(3)
                                         ---------------   --------        ---      ----------   -----------     --------
       Total stockholders' equity
         (deficit)......................      (2,611)        3,654          72           277         (6,235)      (4,843)
                                         ---------------   --------        ---      ----------   -----------     --------
       Total liablities and
         stockholders' equity...........     $ 4,194       $ 6,204       $ 356        $1,053      $   7,666      $19,473
                                         ===============   ========        ===      ==========   ===========     ========

                                             POST
                                           OFFERING      PRO FORMA
                                          ADJUSTMENTS   AS ADJUSTED
                                          -----------   -----------
                 ASSETS
CURRENT ASSETS:
   Cash and cash equivalents............    $12,830(7)    $12,890

   Patient receivables, net.............     --             4,361
   Affiliate receivables................     --               154
   Deferred issuance costs..............     (3,673)(7)    --
   Other current assets.................     --               203
                                          -----------   -----------
       Total current assets.............      9,157        17,608
   Equipment, net.......................     --             2,276
   Other assets.........................     --            --
   Goodwill and Intangibles.............     --             8,746

   Restricted cash held in escrow.......      1,500(7)      1,500
                                          -----------   -----------
       Total assets.....................    $10,657       $30,130
                                          ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
CURRENT LIABILITIES:
   Accounts payable and other current
     liabilities........................    $(2,762)(7)   $--

   Due to stockholder...................     (4,043)(7)    --
   Payable to Affiliated Practices......     (8,989)(7)    --
   Payable to AnestheCare...............     (4,500)(7)    --
   Payable to Kramer....................     (1,400)(7)    --
   Payable for Ambulatory Surgery Center
     Acquisitions.......................     (1,000)(7)    --
   Deferred income taxes................     --               966
   Current portion of long-term debt....     --               656
                                          -----------   -----------
       Total current liabilities........    (22,694)        1,622
                                          -----------   -----------
   Long-term debt, less current
     portion............................     --            --
                                          -----------   -----------
       Total liabilities................    (22,694)        1,622
                                          -----------   -----------
STOCKHOLDERS' EQUITY (DEFICIT):
   American Medical Providers, Inc.
       Class A Common Stock.............          4(7)          6
       Class B Common Stock.............     --                 1
       Accumulated deficit..............     --            (4,143)
       Additional paid-in capital.......     33,347(7)     32,644

   AnestheCare
       Common Stock.....................     --            --
       Retained earnings................     --            --
   Affiliated Practices' combined
     equity.............................     --            --

                                          -----------   -----------
       Total stockholders' equity
         (deficit)......................     33,351        28,508
                                          -----------   -----------
       Total liablities and
         stockholders' equity...........    $10,657       $30,130
                                          ===========   ===========

    The accompanying notes to the unaudited pro forma combined balance sheet are an integral part of this financial statement.

                        AMERICAN MEDICAL PROVIDERS, INC.
              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     The following is a summary of the adjustments reflected in the unaudited combined pro forma balance sheet:

     (1) Reflects the issuance of 2,032,867 shares of Common Stock of the Company and cash of approximately $10.1 million in exchange for certain operating assets and accounts receivable or stock and assumption of certain liabilities of the Affiliated Practices and the Ambulatory Surgery Centers. Assets not acquired include cash, receivables, prepaid assets, and other non current assets. Liabilities not assumed include accounts payable, accrued liabilities, and a portion of long-term debt. The Affiliated Practices and the Ambulatory Surgery Centers will receive up to twenty five percent of the consideration in cash and the remainder in Common Stock.

     (2) Reflects the AnestheCare Acquisition for a cash purchase price of $4.5 million. Additional consideration of up to $1.5 million in cash and $500,000 payable in shares of Common Stock valued at the initial public offering price will be held in escrow and may be paid to the owners of AnestheCare pending AnestheCare's achievement of certain performance targets over a three-year period beginning January 1, 1998. All assets of AnestheCare have been acquired and the owners assumed the liabilities, thus eliminating any liabilities acquired. The goodwill of $2.9 million will be amortized on a straight line basis over the estimated life of 25 years. The other intangible assets relate to customer contracts for which purchase price will be allocated and amortized on a straight line basis over their estimated lives ranging from 10 to 15 years.

     (3) Reflects the issuance of cash in exchange for stock and property in the Kramer Transfer. The goodwill of $651,000 will be amortized on a straight line basis over the estimated life of 25 years.

     (4) Reflects the deferred income tax liability attributable to the temporary differences between financial reporting and income tax bases of assets and liabilities currently being acquired by AMP through the Transactions.

     (5) Reflects the step-up in the historical basis of Bellaire Surgicare, Inc. ("Bellaire") which will be acquired by the Company in the Transfers, but will be accounted for as a purchase business combination in accordance with APB No. 16. The goodwill of $3.8 million will be amortized on a straight line basis over the estimated life of 25 years.

     (6) Reflects the step-up in the historical basis of the surgical care center of Dr. Kalish which will be acquired by the Company in the Transfers, but will be accounted for as a purchase business combination in accordance with APB No. 16.

                                                   (CONTINUED ON FOLLOWING PAGE)

                        AMERICAN MEDICAL PROVIDERS, INC.
       NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET -- (CONTINUED)

     (7) Reflects the issuance of 3,700,000 shares of common stock of the Company assuming an initial public offering price of $11.00 per share and the application of proceeds as follows (in 000's)

                   Gross offering proceeds..............  $   40,700
                   Underwriting discount................      (2,849)
                   Offering costs(*)....................        (827)
                   Cash portion of the transactions.....     (15,889)
                   Funds placed in escrow...............      (1,500)
                   Due to stockholder...................      (4,043)
                   Payment of accounts payable and other
                     current liabilities................      (2,762)
                                                          ----------
                   Pro forma cash adjustment as of
                     December 31, 1997..................  $   12,830
                                                          ==========
               ------------
               (*) This amount represents the portion of the total estimated offering costs of $4,500,000 which is expected to be incurred subsequent to December 31, 1997, consisting principally of professional fees associated with the Offering.

          Subsequent to December 31, 1997, until the anticipated closing of this Offering, the Company estimates that it will have incurred approximately $800,000 in period costs and capital expenditures (principally salaries, general office expenses and equipment purchases) paid by AFC on behalf of the Company, as well as approximately $1.2 million in interest expense associated with certain AFC bridge financing transactions. These amounts as well as the approximate $4.0 million reflected on the historical balance sheet as due to stockholder will be repaid to AFC out of the proceeds of the Offering. Additionally, the Company anticipates using approximately $1.0 million of the proceeds from the Offering to complete the purchase and installation of the Company's management information systems. These future expenditures are not reflected in the accompanying unaudited pro forma combined balance sheet.

       [PHOTOGRAPHIC SPREAD OF VARIOUS SERVICES PROVIDED BY THE COMPANY]

================================================================================
  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................      3
Risk Factors............................      9
Dividend Policy.........................     18
Capitalization..........................     19
Selected Financial Data.................     20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     21
Business................................     24
Management..............................     41
Certain Transactions....................     47
Principal Stockholders..................     53
Description of Capital Stock............     54
Shares Eligible for Future Sale.........     58
Plan of Distribution....................     59
Legal Matters...........................     59
Experts.................................     59
Additional Information..................     59
Index to Financial Statements...........    F-1

  UNTIL                , 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS ON SUBSCRIPTIONS.

                                2,000,000 SHARES
                                AMERICAN MEDICAL
                                PROVIDERS, INC.
                              CLASS A COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                           , 1998

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  DELAWARE GENERAL CORPORATION LAW

     The General Corporation Law of the State of Delaware (the "DGCL") provides for indemnification by a corporation of costs incurred by directors, employees and agents in connection with an action, suit or proceeding brought by reason of their position as a director, employee or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights to which these indemnifications or advancements of expenses may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action under official capacity and as to action in another capacity when holding such office.

     In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section was enacted in June 1986 and allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

          "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or
     (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. . . ."

  CERTIFICATE OF INCORPORATION

     The Amended Restated Certificate of Incorporation of the Company provides that the liability of directors of the Company shall be eliminated to the fullest extent permissible under DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Amended and Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

  BYLAWS

     The Bylaws of the Company generally provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by reason of the fact that he or she is or was a director, officer employee or agent, of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation; provided, however, that the Company is only required to indemnify persons serving as directors, officers, employees or agents of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any of the persons referred to above is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon the receipt by the Company of an undertaking executed by or on behalf of such person providing that such person will repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws.

  UNDERWRITING AGREEMENT

     The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

  INSURANCE

     The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:

     The following exhibits are filed pursuant to Item 601 of Regulation S-K:

        EXHIBIT
         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
           3.1+      --   Form of Amended and Restated Certificate of Incorporation of American Medical Providers,
                          Inc. (the "Company")
           3.2+      --   Form of Amended and Restated Bylaws of the Company
           4.1+      --   Form of Certificate of Designation, Preferences and Rights of Series A Junior
                          Participating Preferred Stock.
           4.2+      --   Form of Certificate for Class A Common Stock
           4.3+      --   Form of Certificate for Class B Common Stock
           5.1+      --   Opinion of Baker & Hostetler, LLP regarding legality of securities being registered
          10.1+      --   Form of 1997 Incentive and Non-Qualified Stock Option Plan of the Company
          10.2+      --   Employment Agreement between Ankle & Foot Centers of America LLC ("AFC") and Jack N.
                          McCrary
          10.3+      --   Employment Agreement between AFC and Wayne A. Bertsch
          10.4+      --   Employment Agreement between AFC and Randy E. Johnson
          10.5+      --   Form of Management Services Agreement by and among the Company and each Regional Group
                          Practice
          10.6+      --   Form of Physician Employment Agreement by and between each non-practice owner DPM and the
                          Regional Group Practice
          10.7+      --   Form of Physician Engagement Agreement by and between each DPM practice owner and the
                          Regional Group Practice
          10.8+      --   Form of Stock Purchase Agreement among the Company and certain DPM practice owners (with attached schedule)
          10.9+      --   Form of Business Purchase Agreement among the Company and certain DPM practice owners
                          (with attached schedule)
          10.10+    --    Asset Purchase Agreement dated October 31, 1997 among the Company and Pyramid
                          Anesthesiology Group, Inc.
          10.11+    --    Form of Registration Rights Agreement between the Company and each DPM practice owner
          10.12+    --    Form of Stockholder Protection Agreement dated as of February   , 1998 between the Company
                          and , as Rights Agent.
          10.13+    --    Reimbursement and Assumption Agreement dated as of January 20, 1998 between the Company and Ankle & Foot Centers of America, L.L.C.

                                      II-2

        EXHIBIT
         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
          10.14+    --    Letter Agreement dated December 30, 1997 between the Company and Cooperative Centrale
                          Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland," New York Branch
          10.15+    --    Stock Purchase Agreement among the Company, Jerald N. Kramer, D.P.M., P.C., and the Owners
                          named thereon
          10.16+    --    Employment Agreement between AFC and David LaGuardia
          10.17+    --    Employment Agreement between AFC and Roger Bigham
          10.18+    --    Lease Agreement made and entered into effective January 19, 1997 by and between Doctors
                          Hospital 1997, LP and the Company
          10.19+    --    Lease Agreement made and entered into effective January 19, 1997 by and between Mid
                          America Equities, L.P. and the Company
          23.1       --   Consent of Arthur Andersen LLP
          23.2+      --   Consent of Baker & Hostetler, LLP (contained in Exhibit 5.1)
          24.1+      --   Power of Attorney (contained on the signature page II-4 of this Registration Statement)
          27.1+      --   Financial Data Schedule
          99.1+      --   Consent of Stanley R. Kalish, D.P.M. to serve on the Company's Board of Directors
          99.2+      --   Consent of John S. Bace to serve on the Company's Board of Directors
          99.3+      --   Consent of S.F. Hartley, D.P.M. to serve on the Company's Board of Directors
          99.4+      --   Consent of Donald S. Huge, M.D. to serve on the Company's Board of Directors

------------
       + Previously filed

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) and
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          4. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          5. Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          6. Every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          7. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          8. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, American Medical Providers, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 16, 1998.

                                             AMERICAN MEDICAL PROVIDERS, INC.

                                          By: /s/ JACK N. McCRARY
                                                  JACK N. MCCRARY
                                              CHAIRMAN, PRESIDENT AND CHIEF
                                                  EXECUTIVE OFFICER

     SIGNATURE                         TITLE                         DATE
--------------------- --------------------------------------- ------------------
 /s/JACK N. McCRARY   Chairman, President, Chief Executive      March 16, 1998
  JACK N. MCCRARY     Officer and Director (Principal
                      Executive Officer)

/s/WAYNE A. BERTSCH   Vice President, Chief Financial Officer   March 16, 1998
  WAYNE A. BERTSCH    and Director (Principal Financial
                      Officer)

/s/CECIL R. PICKENS   Vice President and Chief Accounting       March 16, 1998
  CECIL R. PICKENS    Officer (Principal Accounting Officer)